The information in this preliminary prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-161519

Subject to Completion

Preliminary Prospectus Supplement dated September 14, 2009.

PROSPECTUS SUPPLEMENT

(To Prospectus dated September 10, 2009)

$125,000,000

Sonic Automotive, Inc.

    % Convertible Senior Notes due 2029

We are offering $125,000,000 principal amount of our     % Convertible Senior Notes due 2029. The notes will bear interest at a rate of     % per year, payable semiannually in arrears on April 1 and October 1 of each year, beginning on April 1, 2010. The notes will mature on October 1, 2029.

Holders may convert their notes at their option prior to the close of business on the business day immediately preceding July 1, 2029 only under the following circumstances: (1) during any fiscal quarter commencing after December 31, 2009, if the last reported sale price of the Class A common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day; (2) during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the trading price (as defined below) per $1,000 principal amount of notes for each day of that measurement period was less than 98% of the product of the last reported sale price of our Class A common stock and the applicable conversion rate on each such day; (3) if we call any or all of the notes for redemption, at any time prior to the close of business on the third scheduled trading day prior to the redemption date; or (4) upon the occurrence of specified corporate events. On and after July 1, 2029 to (and including) the close of business on the third scheduled trading day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances. Upon conversion, in respect of our conversion obligation, we will have the right to deliver shares of our Class A common stock, cash or a combination of cash and shares of our Class A common stock.

The conversion rate will initially be              shares of Class A common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $             per share of Class A common stock). The conversion rate will be subject to adjustment in some events but will not be adjusted for accrued interest. In addition, following certain corporate transactions that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate transaction in certain circumstances.

We may not redeem the notes prior to October 1, 2014. On or after October 1, 2014 and prior to the maturity date, we may redeem for cash all or part of the notes at 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, including any additional interest, to but excluding the redemption date.

Holders have the right to require us to purchase the notes on each of October 1, 2014, October 1, 2019 and October 1, 2024 for cash at a purchase price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the applicable purchase date. If we undergo a fundamental change, holders may require us to purchase the notes in whole or in part for cash at a repurchase price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the fundamental change purchase date.

The notes will be our senior unsecured obligations and will rank equal in right of payment to all of our other existing and future senior unsecured indebtedness and senior in right of payment to all of our existing and future senior subordinated debt and all existing and future subordinated indebtedness. The notes will be effectively junior to our existing and future secured debt, if any, to the extent of the value of the assets securing such debt. The notes will not be guaranteed by any of our subsidiaries and, accordingly, the notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

We will be required to pay additional interest in respect of the notes under specified circumstances. See “Description of Notes—Events of Default.”

Concurrently with this offering, we are offering 9,000,000 shares of our Class A common stock (or a total of 10,350,000 shares if the underwriters in that offering exercise their option to purchase additional shares in full) in an underwritten offering pursuant to a separate prospectus supplement. This offering is not contingent upon the concurrent Class A common stock offering being completed, and the concurrent Class A common stock offering is not contingent upon this offering being completed.

The notes will not be listed on any securities exchange or included in any automated quotation system. Our Class A common stock is listed on the New York Stock Exchange under the symbol “SAH.” The last reported sale price of our Class A common stock on the New York Stock Exchange on September 11, 2009 was $11.16 per share. You are urged to obtain current market data and should not use the market price as of September 11, 2009 as a prediction of the future market price of our Class  A common stock.

Investing in the notes and the common stock issuable upon conversion of the notes involves a high degree of risk. See “Risk Factors” beginning on page S-13 of this prospectus supplement and page 1 of the accompanying prospectus.

Per Note	Total
Public offering price (1)%	$
Underwriting discounts and commissions (2)%	$
Proceeds, before expenses, to Sonic Automotive, Inc. (1)%	$

(1)	Plus accrued interest from , 2009, if settlement occurs after that date.

(2)	We have agreed to sell the notes to the underwriters at a price of $ , reflecting an underwriting discount per note of $ . In addition, we have agreed to pay Moelis & Company, our financial advisor in connection with this offering and the concurrent Class A common stock offering, a financial advisory fee of $200,000, which we have not included in the underwriting discounts and commissions.

We have granted the underwriters the right to purchase within a 30-day period from the date of this prospectus supplement up to an additional $18,750,000 principal amount of notes, solely to cover over-allotments, if any. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $             and total proceeds, before expenses, to us will be $            .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about                             .

J.P. Morgan		BofA Merrill Lynch

Wells Fargo Securities	Moelis & Company	Stephens Inc.

The date of this prospectus supplement is                     .

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering, the notes and matters relating to us and our financial performance and condition. The second part, the accompanying prospectus dated September 10, 2009, gives more general information about securities we may offer from time to time, some of which does not apply to this offering.

If the description of this offering and the notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. In various places in this prospectus supplement and the accompanying prospectus, we refer you to sections of other documents for additional information by indicating the caption heading of the other sections. All cross-references in this prospectus supplement are to captions contained in this prospectus supplement and not in the accompanying prospectus, unless otherwise indicated.

You should read both this prospectus supplement and the accompanying prospectus together with additional information described under the heading “Where You Can Find More Information About Sonic.”

You should rely only on the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities (1) in any jurisdiction where the offer or sale is not permitted, (2) where the person making the offer is not qualified to do so or (3) to any person who cannot legally be offered the securities. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein or therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should not consider any information in or incorporated by reference into this prospectus supplement or the accompanying prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in our securities.

You should base your decision to invest in our securities after considering all of the information contained in this prospectus supplement, the accompanying prospectus and any information incorporated by reference herein and therein.

No representation or warranty, express or implied, is made as to the accuracy or completeness of the information obtained from third party sources set forth herein, in the accompanying prospectus or incorporated by reference into this prospectus supplement or the accompanying prospectus, and nothing contained in this prospectus supplement, the accompanying prospectus or incorporated by reference herein or therein is, or shall be relied upon as, a promise or representation, whether as to past or future performance.

No automobile manufacturer or distributor has been involved, directly or indirectly, in the preparation of this prospectus supplement or the accompanying prospectus or in the offering being made hereby. No automobile manufacturer or distributor has been authorized to make any statements or representations in connection with the offering, and no automobile manufacturer or distributor has any responsibility for the accuracy or completeness of this prospectus supplement or the accompanying prospectus or for any offering thereunder.

Except as otherwise indicated or as the context otherwise requires, all references in this prospectus to the “Company,” “we,” “us,” “our,” or “Sonic” mean Sonic Automotive, Inc. and its subsidiaries, except that such references with respect to the terms of the notes mean Sonic Automotive, Inc. and not its subsidiaries.

S-ii

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains numerous “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward looking statements address our future objectives, plans and goals, as well as our intent, beliefs and current expectations regarding future operating performance, and can generally be identified by words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases. Specific events addressed by these forward-looking statements include, but are not limited to:

•	future acquisitions or dispositions;

•	U.S. automotive industry trends;

•	future liquidity trends or needs;

•	general economic trends, including employment rates and consumer confidence levels;

•	vehicle sales rates and same store sales growth;

•	future covenant compliance;

•	our ability to consummate the concurrent Class A common stock offering and the application of the use of proceeds therefrom;

•	our financing plans and our ability to repay or refinance existing debt when due; and

•	our business and growth strategies.

These forward-looking statements are based on our current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors which may cause actual results to differ materially from our projections include those risks described in “Risk Factors” and elsewhere in this prospectus supplement, the accompanying prospectus and our filings with the SEC that are incorporated by reference into this prospectus supplement or the accompanying prospectus, as well as:

•	the number of new and used cars sold in the United States generally, and as compared to our expectations and the expectations of the market;

•

our ability to generate sufficient cash flows or obtain additional financing to refinance existing debt and to fund acquisitions, capital expenditures, our share repurchase program, dividends on our common stock and general operating activities;

•

the reputation and financial condition of vehicle manufacturers whose brands we represent, the terms of any bailout of any such manufacturer by the U.S. government or other government and the success or failure of such a bailout, the financial incentives vehicle manufacturers offer and their ability to design, manufacture, deliver and market their vehicles successfully;

•	the impact of the “cash for clunkers” program on our sales in future periods;

•	our relationships with manufacturers, which may affect our ability to complete additional acquisitions;

•	changes in laws and regulations governing the operation of automobile franchises, accounting standards, taxation requirements and environmental laws;

•	general economic conditions in the markets in which we operate, including fluctuations in interest rates, employment levels, the level of consumer spending and consumer credit availability;

•	the terms of and our ability to obtain any refinancing of our existing indebtedness;

•	high competition in the automotive retailing industry, which not only creates pricing pressures on the products and services we offer, but on businesses we seek to acquire;

•

the timing of, pricing for and our ability to generate liquidity through asset dispositions, as well as the timing of our ability to successfully integrate recent and potential future acquisitions; and

•	the rate and timing of overall economic recovery or additional economic decline.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus. The following summary does not contain all of the information that you should consider before investing in the notes and is qualified in its entirety by the more detailed information appearing elsewhere in the prospectus supplement, the accompanying prospectus and the financial statements and the documents incorporated by reference. You should carefully read the entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section beginning on page S-13 of this prospectus supplement, before making an investment decision. See “Where You Can Find More Information About Sonic.” To the extent the following information is inconsistent with the information in the accompanying prospectus, you should rely on the following information.

The Company

We are one of the largest automotive retailers in the United States. As of June 30, 2009, we operated 154 dealership franchises, representing 31 different brands of cars and light trucks, at 131 locations and 30 collision repair centers in 15 states. Our dealerships provide comprehensive services including sales of both new and used cars and light trucks, sales of replacement parts, performance of vehicle maintenance, manufacturer warranty repairs, paint and collision repair services, and arrangement of extended service contracts, financing, insurance and other aftermarket products for our customers. Our brand diversity allows us to offer a broad range of products at a wide range of prices from lower priced, or economy vehicles, to luxury vehicles. Although vehicle sales are cyclical and are affected by many factors, including general economic conditions, consumer confidence, levels of discretionary personal income, interest rates and available credit, our parts, service and collision repair services are not as dependent upon near-term vehicle sales volume.

Business Strengths

Diverse Revenue Stream.    As compared to automotive manufacturers, we believe Sonic has a higher ratio of variable or semi-variable costs that allows us to manage the majority of our expenses, such as advertising, sales commissions and vehicle carrying costs, as demand patterns change. We also believe we have a greater diversity in our sources of revenues compared to automobile manufacturers. In addition to new vehicle sales, our revenues include used vehicle sales, which are less sensitive to economic cycles and seasonal influences than are new vehicle sales. In addition, our parts and service sales carry a higher gross margin and, in the past, have not been as economically sensitive as vehicle sales. The following charts depict the diversity of our sources of revenues and gross profit for the six months ended June 30, 2009:

Diverse Geographic Mix.    Our acquisition strategy over the years has been focused on metropolitan markets, predominantly in the Southeast, Southwest, Midwest and California. As of June 30, 2009, we operated dealerships (classified in our financial statements as continuing operations or discontinued operations) in the following markets:

Market	Number of Dealerships	Number of Franchises	Percentage of Total Revenue Six Months Ended June 30, 2009
Houston	19	25	23.0%
Alabama/Tennessee	16	23	11.0%
North/South Carolina/Georgia	16	17	10.4%
Los Angeles North	8	10	7.3%
Dallas	6	8	7.0%
North Bay (San Francisco)	10	9	7.0%
South Bay (San Francisco)	10	11	6.4%
Florida	11	12	5.9%
Los Angeles South / San Diego	7	8	5.4%
Oklahoma	7	7	4.4%
Mid-Atlantic	5	6	4.3%
Ohio	4	6	2.7%
Las Vegas	4	4	2.2%
Colorado	2	2	2.0%
Michigan	6	6	1.0%

Total	131	154	100.0%

Diverse Brand Mix and Effective Portfolio Management.    Where practicable, our acquisition strategy has been to acquire franchises that we believe have above average sales prospects. A majority of our existing dealerships are either luxury or mid-line import brands. The following table depicts the breakdown of our new vehicle revenues by brand:

	Percentage of New Vehicle Revenue Year Ended December 31,
	2006	2007	2008
Brand (1)
BMW	15.9%	18.5%	20.0%
Mercedes	6.8%	7.7%	8.2%
Lexus	8.1%	7.7%	6.4%
Cadillac	7.5%	6.8%	5.3%
Audi	1.3%	1.5%	1.9%
Porsche	1.5%	1.5%	1.5%
Land Rover	1.1%	1.9%	1.5%
Volvo	2.7%	2.3%	1.5%
Other Luxury (4)	1.2%	1.2%	1.2%
Acura	1.4%	1.3%	1.1%
Infiniti	0.6%	0.6%	0.6%

Total Luxury	48.1%	51.0%	49.2%

Honda	13.9%	12.5%	12.4%
Toyota	12.2%	12.4%	12.2%
Other (3)	2.4%	2.6%	3.9%
Volkswagen	1.8%	1.5%	1.9%
Hyundai	1.8%	1.6%	1.5%
Nissan	1.0%	0.8%	0.7%

Total Import	33.1%	31.4%	32.6%

Ford	8.9%	7.9%	9.1%
General Motors (2)	9.3%	9.1%	8.6%
Chrysler (5)	0.6%	0.6%	0.5%

Total Domestic	18.8%	17.6%	18.2%

Total	100.0%	100.0%	100.0%

(1)	In accordance with the provisions of SFAS No. 144, prior years’ income statement data reflect reclassifications to exclude franchises sold, identified for sale, or terminated subsequent to December 31, 2007, which had not been previously included in discontinued operations. See Notes 1 and 2 to our consolidated financial statements incorporated by reference into this prospectus supplement from our Current Report on Form 8-K furnished to the SEC on August 21, 2009, which discusses these and other factors that affect the comparability of the information for the periods presented.
(2)	Includes Buick, Chevrolet, GMC, Pontiac and Saturn
(3)	Includes Isuzu, KIA, Mini, Mitsubishi, Scion and Subaru
(4)	Includes Hummer, Jaguar and Saab
(5)	Includes Chrysler, Dodge and Jeep

We believe our best prospects for growth in the near term will come from a potential rebound in the industry-wide new vehicle sales volume along with continued success in our operational initiatives in used vehicles and parts and service. We also believe that attractive acquisition opportunities continue to exist and, over the long-term, will seek to capitalize on opportunities to acquire additional luxury and mid-line import brands that we believe can benefit from our professional management practices and allow us to provide greater breadth of products and services in the markets in which we currently operate.

We continue to evaluate our portfolio of franchises. At June 30, 2009, we had 21 franchises at 18 dealerships held for sale. These dealerships include a variety of brands which represent either franchises that do not yield, or are not expected to yield, adequate long-term returns or profitable franchises that we are marketing to generate additional capital to reduce our leverage. There are no assurances that we will be able to sell these franchises on favorable terms given current market conditions.

Business Strategy

Increase Sales of Higher Margin Products and Services.    We continue to pursue opportunities to increase our sales of higher-margin products and services by expanding the following:

Parts, Service & Repair:    Each of our dealerships offers a fully integrated service and parts department. Manufacturers permit warranty work to be performed only at franchised dealerships such as ours. As a result, our franchised dealerships are uniquely qualified and positioned to perform work covered by manufacturer warranties on increasingly complex vehicles. We believe we can continue to grow our profitable parts and service business over the long-term by investing in sophisticated equipment and well trained technicians, using variable rate pricing structures, focusing on customer service and efficiently managing our parts inventory. In addition, we believe our emphasis on selling extended service contracts associated with new and used vehicle retail sales will drive further service and parts business in our dealerships as we increase the potential to retain current customers beyond the term of the standard manufacturer warranty period.

Increase Used Vehicle Market Penetration.    We believe the used vehicle market in the United States is approximately 2-4 times the size of the new vehicle market. We are seeking to increase our share of this market through advanced inventory management technology, training our dealership personnel on standardized pricing and sales methodologies, consistent inventory acquisition methodologies and a strong regional oversight management structure. For the three months ended June 30, 2009, our same store used vehicle unit sales volume was up 4.3% compared to an average decline of 18.8% for our public automotive retailer peer group. Our used vehicle strategy is focused on the following areas:

Certified Pre-Owned Vehicles:    Various manufacturers provide franchised dealers the opportunity to sell certified pre-owned (“CPO”) vehicles. This certification process extends the standard manufacturer warranty on the CPO vehicle. We typically earn higher revenues and gross profits on CPO vehicles compared to non-certified pre-owned vehicles. We also believe the extended manufacturer warranty increases our potential to retain the pre-owned purchaser as a future parts and service customer since CPO warranty work can only be performed at franchised dealerships.

“Value” Used Vehicles:    Due to our favorable luxury and import brand mix, our used vehicle strategy has historically been focused on CPO vehicles and other higher cost of sale vehicles. A market segment that drives used vehicle volume in the industry that we historically participated in on only a limited basis is vehicles with retail prices below $10,000. Until recent years, if we received a trade-in which did not meet our then existing internal criteria for used vehicles (in many instances these would be “value” vehicles), we would wholesale the vehicle. We believe we have an opportunity to further increase our share of this “value” used vehicle market as a result of the standardized practices and advanced inventory management technology we have introduced to our dealerships over the past several years. We also believe “value” vehicles are not as sensitive to market fluctuations as higher priced used vehicles. As a result, we have shifted our strategy to more aggressively market and retail these “value” vehicles.

Expand our eCommerce Capabilities.    Automotive customers have become increasingly more comfortable using technology to research their vehicle buying alternatives and communicate with dealership personnel. Our conversion to a single dealer management system has given us the ability to leverage technology to more efficiently integrate systems, customize our dealership websites and use our customer data to improve the effectiveness of our advertising and interaction with our customers. As we migrate away from more traditional advertising media and more towards internet advertising, we have reduced our advertising expense as a percentage of gross profit. For the six months ended June 30, 2009, our advertising expense as a percentage of gross profit was 4.4% compared to 5.3% in the same period of 2008.

Emphasize Expense Control.    We continually focus on controlling expenses and expanding margins at the dealerships we acquire and integrate into our organization. We believe the majority of our costs are variable or semi-variable costs which allows us to manage these expenses, such as advertising, sales commissions and vehicle carrying costs, as demand patterns change. We manage these costs, such as advertising and variable compensation expenses, so that they are generally related to vehicle sales and can be adjusted in response to changes in vehicle sales volume. The majority of our non-clerical dealership personnel are paid either a commission or a modest salary plus commissions. In addition, dealership management compensation is tied to individual dealership profitability. We believe we can further manage these types of costs through best practices, standardization of compensation plans, controlled oversight and accountability, reducing associate turnover and centralizing and standardizing processes and systems such as accounting office consolidation, payroll system consolidation and inventory management technology. For the six months ended June 30, 2009, our total SG&A expenses declined $51.2 million, or 11.7%, compared to the same period of 2008.

Our Class A common stock is traded on the New York Stock Exchange under the trading symbol “SAH.” Our principal executive offices are located at 6415 Idlewild Road, Suite 109, Charlotte, North Carolina 28212, telephone (704) 566-2400. We were incorporated in Delaware in 1997.

Recent Developments

Cash For Clunkers

The U.S. Department of Transportation introduced the Car Allowance Rebate System (“CARS”), or more commonly referred to as “Cash For Clunkers”, on July 27, 2009. The CARS program, which ended on August 25, 2009, was a new federal program that gave buyers up to $4,500 for a new, more environmentally-friendly vehicle when they traded in their older, less-fuel-efficient vehicle. According to government press releases, nearly 700,000 vehicles were traded in under the program with approximately $2.9 billion in rebate applications.

The effect of the CARS program caused the industry-wide seasonally-adjusted new vehicle annual sales volume to increase to 11.3 million units in July and 14.1 million units in August when it had been averaging approximately 9.6 million units during the six months ended June 30, 2009. Although we believe the majority of the sales under the CARS program represented incremental buyers, we also believe that the industry-wide new vehicle sales rate for September could be below the pre-CARS average due to some pull-forward effect of the program and the fact that industry-wide new vehicle inventory levels were at historically low levels due to the high sales volume in July and August.

Sonic estimates that approximately 28% of its new vehicle unit volume for July and August 2009 was related to vehicles sold under the CARS program. All of our regions benefitted approximately the same from the program with the exception of our Northern California region where vehicles sold under the CARS program totaled approximately 37% of new vehicle unit volume for July and August 2009. Sonic brands which benefitted the most from the program were Honda (42% of volume), Toyota (37% of volume), Nissan (61% of volume), Chevrolet (27% of volume) and Ford (25% of volume).

We believe the August 2009 seasonally adjusted annual rate for new vehicle unit sales (“SAAR”) (14.1 million units) was higher than August of 2008 (13.7 million units) due to the CARS program. As a result of the CARS program ending, we believe the SAAR for months subsequent to August 2009 may continue to trend lower than the comparable prior year period.

Credit Agreement Amendment

On September 11, 2009, we entered into an amendment to our Credit Agreement dated February 17, 2006, among the Company, the subsidiaries of the Company named therein, Bank of America, N.A., JPMorgan Chase Bank, N.A., Toyota Motor Credit Corporation, BMW Financial Services NA, LLC, Carolina First Bank, Comerica Bank, Fifth Third Bank, General Electric Capital Corporation, KeyBank National Association, Nissan Motor Acceptance Corporation, Sovereign Bank, SunTrust Bank, Wachovia Bank, National Association and World Omni Financial Corp. This amendment, among other things, authorized the repayment of our 4.25% Convertible Senior Subordinated Notes due 2015 and the redemption of our 6.00% Senior Secured Convertible Notes due 2012 with net proceeds from this offering and the concurrent Class A common stock offering. As of September 11, 2009, we had $35.0 million outstanding and $95.7 million available under the 2006 Revolving Credit Sub-Facility portion of the 2006 Credit Facility (as such terms are defined herein).

The Offering

The following is a brief summary of the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the terms of the notes, see “Description of Notes” beginning on Page S-42 and “Description of Debt Securities” beginning on page 2 of the accompanying prospectus. As used in this section, “Sonic,” “the Company,” “we,” “our” and “us” refers to Sonic Automotive, Inc. and not to its subsidiaries.

Issuer	Sonic Automotive, Inc., a Delaware corporation

Notes Offered	$125.0 million principal amount of % Convertible Senior Notes due 2029. We have also granted the underwriters a 30-day option to purchase up to an additional $18.75 million principal amount of the notes from us to cover over-allotments.

Offering Price	Each note will be offered at a price of %, plus accrued interest, if any, from , 2009.

Maturity	October 1, 2029, unless earlier redeemed, repurchased or converted.

Interest	% per year on the principal amount. Interest will be payable semi-annually in arrears on April 1 and October 1 of each year, beginning on April 1, 2010. We will pay additional interest, if any, under the circumstances described under “Description of Notes—Events of Default.”

Ranking	The notes will be our unsecured senior obligations and rank equal in right of payment to all of our other existing and future senior unsecured indebtedness and senior in right of payment to all of our existing and future senior subordinated debt and all existing and future subordinated indebtedness. The notes will be effectively junior to our existing and future secured debt, if any, to the extent of the value of the assets securing such debt. The notes will not be guaranteed by any of our subsidiaries and accordingly the notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

As of June 30, 2009, we and our subsidiaries had approximately $738.2 million aggregate principal amount of consolidated debt, excluding notes payable—floorplan. Assuming we had completed this offering and the concurrent Class A common stock offering and applied the net proceeds to repurchase all of our 4.25% Convertible Senior Subordinated Notes due 2015 (the “4.25% Convertible Notes”) and a portion of our 6.00% Senior Secured Convertible Notes due 2012 (the “6.00% Convertible Notes”) as contemplated in this prospectus supplement under “Use of Proceeds,” as of June 30, 2009, the notes would have been effectively or structurally subordinated to approximately $521.7 million aggregate principal amount of debt (excluding notes payable—floorplan).

If we are unable to repurchase any of our 4.25% Convertible Notes with net proceeds from this offering or the concurrent Class A common stock offering, as of June 30, 2009, the notes would have been effectively or structurally subordinated to approximately $572.6 million aggregate principal amount of debt (excluding notes payable—floorplan) and senior in right of payment to approximately $160 million of debt.

Conversion Rights	Holders may convert their notes prior to the close of business on the business day immediately preceding July 1, 2029, in multiples of $1,000 principal amount, at the option of the holder only under the following circumstances:

•

during any fiscal quarter commencing after December 31, 2009 if the last reported sale price of the Class A common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day;

•

during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the “trading price” (as defined under “Description of Notes—Conversion Rights—Conversion upon Satisfaction of Trading Price Condition”) per $1,000 principal amount of notes for each day of such measurement period was less than 98% of the product of the last reported sale price of our Class A common stock and the applicable conversion rate on each such day;

•	at any time prior to the close of business on the third scheduled trading day prior to the redemption date if we call any or all of the notes for redemption; or

•	upon the occurrence of specified corporate transactions described under “Description of Notes—Conversion Rights—Conversion upon Specified Corporate Transactions.”

On and after July 1, 2029, to (and including) the close of business on the third scheduled trading day immediately preceding the maturity date, holders may convert their notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.

The conversion rate initially will be              shares per $1,000 principal amount of notes (equal to a conversion price of approximately $              per share of Class A common stock), subject to adjustment as described in this prospectus supplement.

In addition, following certain corporate transactions that occur prior to October 1, 2014, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate transaction in certain circumstances as described under “Description of Notes—Payment upon Conversion—Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change.”

You will not receive any separate cash payment for accrued and unpaid interest and additional interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the cash and shares of our Class A common stock, if applicable, together with any cash payment for any fractional share, into which a note is convertible.

Payment upon Conversion	Subject to the immediately succeeding paragraph, upon conversion, we will deliver to holders, at our election and in full satisfaction of our conversion obligation:

(i)	shares of our Class A common stock, together with cash in lieu of fractional shares, which we refer to as “physical settlement”;

(ii)	a cash payment without any delivery of shares of our Class A common stock, which we refer to as a “cash settlement”; or

(iii)	a combination of cash and shares of our Class A common stock, together with cash in lieu of fractional shares, which we refer to as a “net share settlement.”

The amount of cash and the number of shares of Class A common stock, if any, will be calculated as described under “Description of Notes—Payment upon Conversion.”

All conversions on or after July 1, 2029 will be settled in the same relative proportions of cash and/or shares of our Class A common stock. If we have not delivered a notice of our election of settlement method prior to July 1, 2029, we will be deemed to have elected net share settlement.

Prior to July 1, 2029, we will use the same settlement method for all conversions occurring on any given conversion date. Except for any conversions that occur on or after July 1, 2029, however, we will not have any obligation to use the same settlement method with respect to conversions that occur on different trading days. If we elect to do so, we will inform you of the settlement method we have selected no later than the second trading day immediately following the related conversion date. If we do not make such an election, we will be deemed to have elected net share settlement.

Repurchase upon Fundamental Change	If we undergo a “fundamental change” (as defined in this prospectus supplement under “Description of Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes”), subject to certain conditions, you will have the option to require us to purchase all or any portion of your notes for cash. The fundamental change purchase price will be 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, including additional interest, to but excluding the fundamental change purchase date.

Repurchase at the Option of the Holder	You may require us to repurchase your notes on October 1, 2014, October 1, 2019 and October 1, 2024 for cash at a price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest to but excluding such date of repurchase.

Redemption at Our Option	We may not redeem the notes prior to October 1, 2014. On or after October 1, 2014 and prior to the maturity date, we may redeem for cash all or part of the notes at 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, including any additional interest, to but excluding the redemption date.

Use of Proceeds	We intend to use the net proceeds of this offering, as well as the proceeds to us from the concurrent Class A common stock offering, to repay outstanding indebtedness. See “Use of Proceeds” in this prospectus supplement.

Trustee, Paying Agent and Conversion Agent	U.S. Bank National Association

Book-Entry Form	The notes will be issued in book-entry form and will be represented by a global certificate or certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note) and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Trading	The notes are a new issue of securities with no established trading market. We cannot assure you that any active or liquid market will develop for the notes. Certain of the underwriters have advised us that they currently intend to make a market in the notes. However, they are under no obligation to do so and may discontinue any such market-making activities at any time without notice. See “Underwriting” in this prospectus supplement. Although the notes will be registered, the notes will not be listed on any securities exchange or included in any automated quotation system. See “Underwriting” in this prospectus supplement.

Tax Consequences	For a discussion of the tax consequences of this offering see “Certain United States Federal Tax Considerations.”

Trading Symbol for Our Class A Common Stock	Our Class A common stock is listed on the New York Stock Exchange under the trading symbol “SAH.”

Risk Factors	You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” as well as the other information included in or incorporated by reference into this prospectus supplement before deciding whether to invest in the notes.

Concurrent Offering of Class A Common Stock

Concurrent with this offering, we are offering 9,000,000 shares of our Class A common stock (or a total of 10,350,000 shares of our Class A common stock if the underwriters exercise their option to purchase additional shares with respect to that offering in full) in an underwritten public offering pursuant to a separate prospectus supplement (the “concurrent Class A common stock offering”). See “Concurrent Offering of Common Stock.”

We expect to raise approximately $216.5 million in net proceeds from this offering and the concurrent Class A common stock offering (based upon the last reported sale price of our Class A common stock on the New York Stock Exchange on September 11, 2009 of $11.16 per share), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming no exercise of the underwriters’ options to purchase additional securities with respect to either offering. However, amounts sold in each offering may increase or decrease based on market conditions relating to the particular securities. See “Use of Proceeds.”

This prospectus supplement shall not be deemed an offer to sell or a solicitation of an offer to buy any of the Class A common stock in the concurrent Class A common stock offering. This offering is not contingent upon the concurrent Class A common stock offering being completed, and the concurrent Class A common stock offering is not contingent upon this offering being completed. We cannot assure you that we will complete the concurrent Class A common stock offering.

Unless we specifically state otherwise, the information in this prospectus supplement assumes the completion of the concurrent Class A common stock offering and that the underwriters for the concurrent Class A common stock offering do not exercise their option to purchase additional shares and that the underwriters for this offering do not exercise their over-allotment option to purchase additional notes.

Summary Consolidated Financial and Operating Data

The summary consolidated income statement data for the years ended December 31, 2006, 2007 and 2008 and the summary consolidated balance sheet data as of December 31, 2007 and 2008 are derived from Sonic’s consolidated financial statements, which are incorporated by reference into this prospectus supplement from our Current Report on Form 8-K furnished to the SEC on August 21, 2009. The summary consolidated balance sheet data as of December 31, 2006 are derived from Sonic’s audited financial statements, which are not included or incorporated by reference in this prospectus supplement. The summary consolidated balance sheet data as of June 30, 2008 are derived from Sonic’s unaudited interim financial statements, which are not included or incorporated by reference into this prospectus supplement. The summary consolidated income statement data for the six months ended June 30, 2008 and June 30, 2009, and the summary consolidated balance sheet data as of June 30, 2009, are derived from Sonic’s unaudited interim financial statements, which are incorporated by reference into this prospectus supplement. In the opinion of management, these unaudited financial statements reflect all adjustments necessary for a fair presentation of Sonic’s results of operations and financial condition. All such adjustments are of a normal recurring nature. The results for interim periods are not necessarily indicative of the results to be expected for the entire fiscal year. This summary consolidated financial and operating data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Sonic’s Consolidated Financial Statements and the related notes thereto, incorporated by reference into this prospectus supplement.

Sonic has accounted for all dealership acquisitions using the purchase method of accounting and, as a result, does not include in the financial statements the results of operations of acquired dealerships prior to the date they were acquired. The “Summary Consolidated Financial and Operating Data” of Sonic discussed below reflects the results of operations and financial position of each of the dealerships acquired prior to June 30, 2009. As a result of the effects of our acquisitions, the “Summary Consolidated Financial and Operating Data” set forth below is not necessarily indicative of the results of operations and financial position of Sonic in the future or the results of operations and financial position that would have resulted had such acquisitions occurred at the beginning of the periods presented below.

The following financial data for all periods presented reflects Sonic’s June 30, 2009 reclassification of franchises between continuing operations and discontinued operations in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144: Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”).

	Year ended December 31,				Six months ended June 30,
	2006	2007	2008		2008	2009
	(dollars in thousands)
					(unaudited)
Income Statement Data:
Revenues:
New vehicles	$4,163,877	$4,398,558	$3,711,310		$2,036,415	$1,344,279
Used vehicles	1,116,063	1,278,265	1,281,184		686,748	668,944
Wholesale vehicles	408,491	356,472	256,582		151,383	64,257

Total vehicle sales	5,688,431	6,033,295	5,249,076		2,874,546	2,077,480
Parts, service and collision repair	949,840	1,029,684	1,038,428		531,061	512,631
Finance, insurance and other	166,659	189,328	171,793		96,096	69,361

Total revenues	6,804,930	7,252,307	6,459,297		3,501,703	2,659,472
Cost of sales	(5,750,476)	(6,122,639)	(5,419,400)		(2,944,715)	(2,187,214)

Gross profit	1,054,454	1,129,668	1,039,897		556,988	472,258
Selling, general and administrative expenses	(807,813)	(839,833)	(862,829)		(436,386)	(385,139)
Impairment charges	(3,868)	(1,044)	(819,531)		(333)	(3,825)
Depreciation and amortization	(20,334)	(23,857)	(32,889)		(15,277)	(16,444)

Operating income	222,439	264,934	(675,352)		104,992	66,850

Other income (expense):
Interest expense, floor plan	(50,196)	(58,371)	(42,068)		(22,603)	(10,045)
Interest expense, FSP APB 14-1	(9,044)	(9,898)	(10,704)		—	—
Non-cash interest expense, convertible debt	—	—	—		(5,294)	(6,262)
Interest expense, other, net	(37,338)	(37,457)	(56,318)		(24,944)	(38,190)
Other income (expense), net	(583)	47	741		94	63

Total other expenses	(97,161)	(105,679)	(108,349)		(52,747)	(54,434)

Income from continuing operations before taxes	125,278	159,255	(783,701)		52,245	12,416
Provision for income taxes	(50,870)	(62,271)	137,054		(20,898)	(5,587)

Income from continuing operations	74,408	96,984	(646,647)		31,347	6,829

Discontinued operations:
Income/(loss) from operations and the sale of discontinued franchises	4,946	(6,525)	(47,931)		(12,702)	(6,833)
Income tax benefit/(expense)	(3,663)	(896)	2,229		3,197	1,708

Income/(loss) from discontinued operations	1,283	(7,421)	(45,702)		(9,505)	(5,125)

Net income (loss)	$75,691	$89,563	$(692,349)		$21,842	$1,704

Ratio of earnings to fixed charges (a)	2.5x	3.0x	$(785,244	)(b)	2.1x	1.2x
Other Financial Data:
EBITDA (c)	$221,379	$246,521	$143,641		$105,517	$96,094
Capital expenditures	99,848	78,295	137,094		103,382	28,046
Ratio of EBITDA to interest expense, other (c)	5.2	5.2	2.0		3.2	1.9
Ratio of total long-term debt to EBITDA (c) (d)	2.6	2.8	5.1		N/A	N/A
Margin Data:
EBITDA margin (c) (e)	3.3%	3.4%	2.2%		3.0%	3.6%
Gross profit margin (f)	15.5%	15.6%	16.1%		15.9%	17.8%
New vehicles	7.4%	7.0%	6.7%		6.8%	6.8%
Retail used vehicles	9.8%	9.3%	8.5%		9.1%	8.6%
Parts, service and collision repair	50.0%	50.3%	49.7%		49.6%	49.8%
Finance and insurance	100.0%	100.0%	100.0%		100.0%	100.0%
Balance Sheet Data (at end of period):
Cash and cash equivalents	$12,696	$16,514	$6,971		$11,381	$5,163
Inventories (g)	$1,098,565	$1,147,045	$1,124,145		$1,212,909	$885,804
Total assets	$3,124,764	$3,282,744	$2,405,545		$3,382,522	$2,099,945
Notes payable—floor plan (h)	$1,160,750	$1,174,262	$1,120,505		$1,210,882	$834,269
Total long-term debt (d)	$567,842	$678,403	$738,447		$764,335	$731,680
Stockholders’ equity	$923,935	$944,984	$197,523		$945,298	$220,539
Other Operating Data:
Number of dealerships	149	144	135		139	131
Number of franchises	171	169	164		166	154
New retail units sold	117,168	118,159	99,902		54,380	36,693
Used retail units sold	57,969	63,210	64,357		34,173	35,702

(a)	For purposes of the ratio of earnings to fixed charges: 1) earnings consist of income before provision for income taxes plus fixed charges (excluding capitalized interest) and 2) fixed charges consist of non-floorplan interest expensed and capitalized, amortization of debt discount and expense relating to indebtedness and the portion of rental expense representative of the interest factor attributable to leases for rental property. The ratio of earnings to fixed charges is calculated by adding fixed charges to income before income taxes and minority interest and dividing the sum by fixed charges.
(b)	Reflects deficiency of earnings available to cover fixed charges. Because of the deficiency, ratio information is not provided.
(c)	EBITDA is defined as net income plus non-floorplan interest expense, income taxes, impairment charges, depreciation and amortization. While EBITDA should not be construed as a substitute for net income or as a better measure of liquidity than net cash provided by operating activities, which are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), it is included in our discussion of earnings to provide additional information regarding the amount of cash our business is generating with respect to our ability to meet future debt services, capital expenditures and working capital requirements. EBITDA should not be used as an indicator of our operating performance. Consistent with industry practices, Sonic’s management utilizes EBITDA when valuing dealership operations. This measure may not be comparable to similarly titled measures reported by other companies. The following table shows the calculation of EBITDA and reconciles EBITDA to its closest GAAP measurement, net cash provided by operating activities, for the periods presented in the table below:

	Year ended December 31,			Six months ended June 30,
	2006	2007	2008	2008	2009
	(dollars in thousands)
				(unaudited)
EBITDA	$221,379	$246,521	$143,641	$105,517	$96,094
Subtract: (1)
Interest expense—other (2)	(42,235)	(47,313)	(72,360)	(32,998)	(50,755)
Income taxes	(54,533)	(63,167)	139,283	(17,701)	(3,879)
Impairment charges	(13,513)	(6,032)	(851,655)	(8,591)	(8,495)
Depreciation & amortization (3)	(35,407)	(40,446)	(51,258)	(24,385)	(31,261)

Net Income (Loss)	75,691	89,563	(692,349)	21,842	1,704

Add/(subtract):
Depreciation and amortization (3)	35,407	40,446	51,258	24,385	31,261
Deferred income taxes	6,954	20,069	(145,425)	(3,693)	(2,422)
Equity interest in (earnings) losses of investees	(915)	(645)	(399)	(220)	(328)
Impairment charges	13,513	6,032	851,655	8,591	8,495
(Gain)/loss on disposal of assets	(3,582)	1,145	1,604	2,645	(194)
Gain on retirement of debt	—	—	(647)	—	—
Stock based compensation expense	6,802	6,475	6,131	4,145	1,388
Loss on exit of lease dealerships	9,598	2,275	18,037	1,647	2,085
Changes in assets and liabilities that relate to operations	(205,332)	(131,309)	30,774	(9,178)	223,364

Net cash (used in)/provided by operating activities	$(61,864)	$34,051	$120,639	$50,164	$265,353

(1)	Items include non-floorplan interest, income taxes, impairment charges, depreciation and amortization from both continuing operations and discontinued operations.
(2)	Includes: (i) interest expense, FSP APB 14-1; (ii) non-cash interest expense, convertible debt, and (iii) interest expense, other, net.
(3)	Includes depreciation and amortization of property, plant and equipment, debt issue cost amortization, other amortization and debt discount amortization, net of premium amortization.
(d)	Long-term debt, including current portion. See our consolidated financial statements and the related notes which are incorporated by reference into this prospectus supplement from our Current Report on Form 8-K furnished to the SEC on August 21, 2009 and our Quarterly Report on Form 10-Q for the period ended June 30, 2009.
(e)	EBITDA margin is calculated as EBITDA, as defined above, divided by total revenues.
(f)	Gross profit margin is defined as gross profit divided by revenues.
(g)	Includes inventory included in assets held for sale.
(h)	Includes floorplan notes payable included in liabilities associated with assets held for sale - trade and non-trade.

RISK FACTORS

This section describes some, but not all, of the risks of acquiring our securities. Before making an investment decision, you should carefully consider the risk factors included in our Current Report on Form 8-K furnished to the SEC on August 21, 2009, which are incorporated by reference herein, and the risks described in our other filings with the SEC that are incorporated by reference herein.

Risks Related to Our Substantial Indebtedness and Liquidity

Our significant indebtedness and near-term debt maturities could materially adversely affect our financial health, limit our ability to finance future acquisitions and capital expenditures and prevent us from fulfilling our financial obligations.

As of June 30, 2009, our total outstanding indebtedness was approximately $1.6 billion, including the following:

•	$80.0 million under the 2006 Revolving Credit Sub-Facility (as defined below), classified as current;

•	$834.3 million under the secured new and used inventory floor plan facilities, including $79.5 million classified as liabilities associated with assets held for sale;

•

$87.0 million in 6.00% Convertible Notes, representing $85.6 million in aggregate principal amount outstanding less unamortized discount of approximately $10.0 million plus derivative liability of approximately $11.4 million;

•	$150.6 million in 4.25% Convertible Notes, representing $160.0 million in aggregate principal amount outstanding less unamortized discount of approximately $9.4 million;

•

$273.3 million in 8.625% Senior Subordinated Notes due 2013 (the “8.625% Notes”), representing $275.0 million in aggregate principal amount outstanding less unamortized net discount of approximately $1.7 million;

•

$112.6 million of mortgage notes, representing $112.3 million in aggregate principal amount plus unamortized premium of approximately $0.3 million, due from June, 2013 to September, 2028, with a weighted average interest rate of 5.3%; and

•	$28.2 million of other secured debt, representing $25.3 million in aggregate principal amount plus unamortized premium of approximately $2.9 million.

As of June 30, 2009, we had $48.9 million available for additional borrowings under a revolving credit sub-facility (the “2006 Revolving Credit Sub-Facility”) based on the borrowing base calculation on that date, which is affected by numerous factors including eligible asset balances, the market value of certain collateral and historical consolidated EBITDA (as defined). We are able to borrow under our 2006 Revolving Credit Sub-Facility only if we are in compliance with our financial and other covenants and all of our representations and warranties contained in the 2006 Revolving Credit Sub-Facility are true on the date of borrowing. Pursuant to the terms of our 2006 Credit Facility, we can only use proceeds from borrowings for ordinary course of business expenditures. We also have additional capacity under new and used inventory floor plan facilities. In addition, the indentures relating to our 8.625% Notes, 6.00% Convertible Notes, 4.25% Convertible Notes and our other debt instruments allow us to incur additional indebtedness, including secured indebtedness, as long as we are in compliance with the terms thereunder. We refer to the 2006 Revolving Credit Sub-Facility, our new vehicle inventory floor plan financing, as to which we had up to $635.0 million in borrowing availability as of June 30, 2009 and our used vehicle inventory floor plan financing, as to which we had up to $100.0 million in borrowing availability as of June 30, 2009, collectively as our “2006 Credit Facility”.

In addition, the majority of our dealership properties are leased under long-term operating lease arrangements that generally have initial terms of fifteen to twenty years with one or two ten-year renewal options. Many of these operating leases require compliance with financial and operating covenants similar to those under our 2006 Credit Facility, monthly payments of rent that may fluctuate based on interest rates and local consumer price indices. The total future minimum lease payments related to these operating leases and certain equipment leases are significant and are disclosed in the notes to our financial statements under the heading “Commitments and Contingencies” in our Current Report on Form 8-K furnished to the SEC on August 21, 2009.

As of June 30, 2009, we had approximately $1.2 billion of debt, of which $834.3 million relates to notes payable—floor plan, that matures or which holders may force us to repay in 2010. This leverage could have important consequences to the holders of our securities, including the following:

•

we may be forced to sell certain assets at prices below where we might otherwise consider selling such assets in order to repay current maturities of debt or redeem our 6.00% Convertible Notes before they become convertible;

•	our ability to obtain additional financing for acquisitions, capital expenditures, working capital or general corporate purposes or to refinance existing indebtedness may be impaired in the future;

•

a substantial portion of our current cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness and rents under long-term operating leases, thereby reducing the funds available to us for our operations and other purposes;

•	some of our borrowings and facility leases are and will continue to be at variable rates of interest, which exposes us to the risk of increasing interest rates;

•	significant additional equity could be issued in connection with restructuring our 2010 and other debt obligations;

•	future interest rates may be higher than those currently applicable to our outstanding debt;

•

the indebtedness outstanding under our 2006 Credit Facility and other floor plan facilities and the indenture governing our 6.00% Convertible Notes are secured by a pledge of substantially all the assets of our dealerships, which may limit our ability to borrow money from other sources or otherwise adversely affect our financial flexibility; and

•

we may be substantially more leveraged than some of our competitors, which may place us at a relative competitive disadvantage and make us more vulnerable to changing market conditions and regulations.

In addition, our debt agreements contain numerous covenants that limit our discretion with respect to certain business matters, including mergers or acquisitions, paying dividends, incurring additional debt, making capital expenditures or disposing of assets. These covenants may become more restrictive as a result of refinancing in the current environment. It is possible that, in connection with refinancing our 2006 Credit Facility, which is required by February 2010, the covenants relevant to these matters will be significantly more restrictive to our business.

If we are unable to refinance our 2006 Credit Facility on terms comparable to the 2006 Credit Facility, our overall liquidity position may be materially adversely affected.

We rely on our 2006 Credit Facility to finance our working capital requirements, portions of our used vehicle inventory, portions of our new vehicle inventory and for general corporate purposes. Our 2006 Credit Facility matures in February 2010. We cannot guarantee that a refinancing of the 2006 Credit Facility will provide the same or similar capacity, interest rates, restrictions and covenants as the current facility. Sonic Financial Corporation (“SFC”), an entity controlled by Mr. O. Bruton Smith, has pledged shares of Speedway Motorsports, Inc. common stock it owns to secure our 2006 Credit Facility. There is no assurance that SFC will be willing to pledge securities held by it to support a new credit facility. We may have no option other than to agree to terms that lower the capacity, increase interest rates and impose additional restrictions or covenants or are otherwise less favorable to us, which may affect future operations or corporate actions.

If we do not restructure or obtain additional financing to satisfy our substantial debt obligations, we may not be able to continue as a going concern or we may be unable to avoid filing for bankruptcy protection.

On May 7, 2009, we completed a restructuring of our 5.25% convertible senior subordinated notes that matured on May 7, 2009 (the “5.25% Convertible Notes”). In conjunction with this restructuring, we paid cash of approximately $15.7 million, issued $85.6 million in 6.00% Convertible Notes in two series (Series A and Series B) and issued 860,723 shares of Class A common stock to holders of our 5.25% Convertible Notes to satisfy in full our obligations under the 5.25% Convertible Notes. In addition, we executed an amendment to our 2006 Credit Facility with Bank of America, NA, as administrative agent, and a syndicate of commercial banks and commercial finance entities which, among other things, permanently removed the requirement for us to deliver to the administrative agent under the 2006 Credit Facility an opinion of our independent registered public accounting firm with respect to our fiscal year ended December 31, 2008 without any “going concern” or like qualification. The amendment to the 2006 Credit Facility and a description of the 6.00% Convertible Notes are discussed further in Note 6 of the notes to our financial statements filed in our Form 8-K furnished to the SEC on

August 21, 2009. Also in conjunction with the restructuring, we sold, in a private placement primarily to certain of our officers, directors and management employees to fund a portion of the repayment of our 5.25% Convertible Notes, 487,796 shares of our Class A common stock at a price of $5.74 per share.

We continue to explore options related to our other debt obligations with the assistance of a financial advisor. This offering and the concurrent Class A common stock offering are a part of our overall debt restructuring plan. We intend to use the proceeds from this and the concurrent Class A common stock offering to repay all or a portion of the $160.0 million principal amount outstanding of our 4.25% Convertible Notes and the $85.6 million principal amount outstanding of our 6.00% Convertible Notes. If we are unable to fulfill these intentions, we will use any remaining net proceeds to repay borrowings under our 2006 Credit Facility. Although we intend to repay all of our outstanding 4.25% Convertible Notes, we do not have the right to redeem them at this time. Consequently, we cannot assure our investors that we will succeed in applying the net proceeds of this offering and the concurrent Class A common stock offering exactly as we intend.

We may be required to repurchase all of our outstanding 4.25% Convertible Notes at the option of the holders thereof on November 30, 2010. We may also be required to repurchase all of our 6.00% Convertible Notes on August 25, 2010 if we do not repurchase or refinance substantially all of our 4.25% Convertible Notes by that time. In addition, our 2006 Credit Facility matures February 17, 2010, and we may not be able to refinance it on comparable terms. A reduction in the amount available under our working capital facility could have material adverse consequences on us. A default under one or more of our debt arrangements could cause cross defaults of other debt, lease facilities and operating agreements, any of which could have a material adverse effect on our business, financial condition, liquidity and operations and raise substantial doubt about our ability to continue as a going concern. If we are unable to repay, refinance or restructure these upcoming 2010 debt obligations, we may not be able to continue our operations, may be unable to avoid filing for bankruptcy protection and/or may have an involuntary bankruptcy case filed against us.

We may need to sell certain assets to raise additional capital in connection with refinancing and restructuring our 2010 obligations.

We may need to sell certain assets including dealerships and subsidiaries in order to satisfy our 2010 debt obligations. We may determine to sell profitable dealerships that we may otherwise want to retain. There are no assurances that we will be able to sell such assets on favorable terms, if at all. In addition, in the most recent amendment to the 2006 Credit Facility, we agreed that net proceeds from certain assets sales would be used to repay loans made under the 2006 Credit Facility. Also, certain of such proceeds will be used to repay our 6.00% Convertible Notes. The sale of profitable assets will reduce our profitability in future periods.

An acceleration of our obligation to repay all or a substantial portion of our outstanding indebtedness or lease obligations would have a material adverse effect on our business, financial condition or results of operations.

Our 2006 Credit Facility, the indentures governing our 8.625% Notes and 6.00% Convertible Notes and many of our facility operating leases contain numerous financial and operating covenants. A breach of any of these covenants could result in a default under the applicable agreement or indenture. If a default were to occur, we may be unable to adequately finance our operations and the value of our common stock would be materially adversely affected because of acceleration and cross default. In addition, a default under one agreement or indenture could result in a default and acceleration of our repayment obligations under the other agreements or indentures, including the indentures governing our outstanding 6.00% Convertible Notes, 4.25% Convertible Notes and the 8.625% Notes, under the cross default provisions in those agreements or indentures. If a cross default were to occur, we may not be able to pay our debts or borrow sufficient funds to refinance them. Even if new financing were available, it may not be on terms acceptable to us. As a result of this risk, we could be forced to take actions that we otherwise would not take, or not take actions that we otherwise might take, in order to comply with the covenants in these agreements and indentures.

Our ability to make interest and principal payments when due to holders of our debt securities depends upon our future performance.

Our ability to meet our debt obligations and other expenses will depend on our future performance, which will be affected by financial, business, domestic and foreign economic conditions, the regulatory environment and other factors, many of which we are unable to control. If our cash flow is not sufficient to service our debt as it becomes due, we may be required to refinance the debt, sell assets or sell shares of our stock on terms that we do not find attractive, if it can be done at all. Further, our failure to comply with the financial and other restrictive covenants relating to the 2006 Credit Facility and the indentures pertaining to our outstanding notes could result in a default under these agreements that would prevent us from borrowing under the 2006 Revolving Credit Sub-Facility, which could materially adversely affect our liquidity, business, financial condition and results of operations.

Our ability to make interest and principal payments when due to holders of our debt securities depends upon the receipt of sufficient funds from our subsidiaries.

Substantially all of our consolidated assets are held by our subsidiaries and substantially all of our consolidated cash flow and net income are generated by our subsidiaries. Accordingly, our cash flow and ability to service debt depends to a substantial degree on the results of operations of our subsidiaries and upon the ability of our subsidiaries to provide us with cash. We may receive cash from our subsidiaries in the form of dividends, loans or otherwise. We may use this cash to service our debt obligations or for working capital. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to distribute cash to us or to make funds available to service debt. In addition, the ability of our subsidiaries to pay dividends or make loans to us are subject to contractual limitations under the floor plan facilities, minimum net capital and other requirements under manufacturer franchise agreements and laws of the state in which a subsidiary is organized and depend to a significant degree on the results of operations of our subsidiaries and other business considerations. In addition, if we sell a dealership subsidiary, our cash flows will decline and consequently, the sale of a significant portion of our dealership subsidiaries could have a material adverse effect on our cash flows.

We may require additional capital in the future, which may not be available on favorable terms, if at all. Such issuances may dilute the value of our Class A common stock and adversely affect the market price of our Class A common stock.

We may require additional capital in 2009 and/or 2010 to, among other things, (i) address the debt obligations discussed above which may become due in 2010; (ii) expand our business and increase revenues; (iii) add liquidity in response to continued negative economic conditions; and (iv) meet unexpected liquidity needs caused by industry volatility and/or uncertainty. To the extent that our existing capital and borrowing capabilities are insufficient to meet these requirements and cover any losses, we will need to raise additional funds through debt or equity financings, including offerings of our Class A common stock, securities convertible into our Class A common stock or rights to acquire our Class A common stock or curtail our growth and reduce our assets or restructure arrangements with existing security holders. Any equity or debt financing, or additional borrowings, if available at all, may be on terms that are not favorable to us. Equity financings like this offering or the concurrent Class A common stock offering could result in dilution to our stockholders, and the securities issued in future financings may have rights, preferences and privileges that are senior to those of our Class A common stock. If our need for capital arises because of significant losses, the occurrence of these losses may make it more difficult for us to raise the necessary capital. If we cannot raise funds on acceptable terms if and when needed, we may not be able to take advantage of future opportunities, grow our business or respond to competitive pressures or unanticipated requirements. We may need to issue significant amounts of equity to the holders of our debt obligations, which may become due in 2010, in connection with any debt refinancing and restructuring.

If we raise funds through an equity offering and the market price of our Class A common stock is low at that time, we would need to issue a large amount of Class A common stock to raise a significant amount of cash, will decrease the ownership percentage of then current stockholders and may result in a decrease in the market price of our Class A common stock. Any large issuance may also result in a change in control of the Company which could result in a default under our debt instruments or make such debt instruments effectively due and payable.

If we are unable to consummate this offering or the concurrent Class A common stock offering, we may have to seek alternative sources of financing on terms that may not be favorable to us, which could adversely affect our liquidity position.

We intend to use the net proceeds of this offering, together with the net proceeds of the concurrent Class A common stock offering, to repay outstanding indebtedness, including all or a portion of the $160 million aggregate principal amount outstanding of our 4.25% Convertible Notes that mature on November 30, 2015, and the $85.6 million principal amount outstanding of our 6.00% Convertible Notes that mature on May 7, 2012. This offering and the concurrent Class A common stock offering are not contingent on each other, and there can be no assurance made that either of such transactions will be completed. If we are unable to complete this offering or the concurrent Class A common stock offering, we may not be able to repay our indebtedness as contemplated, if the aggregate net proceeds from such transactions do not sufficiently reduce the aggregate principal amount of our 4.25% Convertible Notes and 6.00% Convertible Notes or we are otherwise unable to apply the net proceeds as we intend, we will be required to use the proceeds of this offering or the concurrent Class A common stock offering to repay borrowings under our 2006 Credit Facility. We may have to use cash on hand for our future financial needs, including payments to be made at the maturity of the 4.25% Convertible Notes and 6.00% Convertible Notes or on conversion of the notes, or seek alternative sources of financing on terms that may not be favorable to us, any of which may adversely affect our ability to invest in existing and new projects, fund our ongoing business activities, retire or service our outstanding debt or pay dividends. The alternative sources of financing may not be available to us.

We depend on the performance of sublessees to offset costs related to certain of our lease agreements.

In most cases when we sell a dealership franchise, the buyer of the franchise will sublease the dealership property from us, but we are not released from the underlying lease obligation to the primary landlord. We rely on the sublease income from the buyer to offset the expense incurred related to our obligation to pay the primary landlord. We also rely on the buyer to maintain the property in accordance with the terms of the sublease (which in most cases mirror the terms of the lease we have with the primary landlord). Although we assess the financial condition of a buyer at the time we sell the franchise, and seek to obtain guarantees of the buyer’s sublease obligation from the stockholders or affiliates of the buyer, the financial condition of the buyer and/or the sublease guarantors may deteriorate over time. In the event the buyer does not perform under the terms of the sublease agreement (due to the buyer’s financial condition or other factors), we may not be able to recover amounts owed to us under the terms of the sublease agreement or the related guarantees. Our operating results, financial condition and cash flows may be materially adversely affected if sublessees do not perform their obligations under the terms of the sublease agreements.

Our use of hedging transactions could limit our gains and result in financial losses.

To reduce our exposure to fluctuations in cash flow due to interest rate fluctuations, we have entered into, and in the future expect to enter into, derivative instruments (or hedging agreements). No hedging activity can completely insulate us from the risks associated with changes in interest rates. As of June 30, 2009 Sonic had interest rate swap agreements to effectively convert a portion of its LIBOR-based variable rate debt to a fixed rate. See “Derivative Instruments and Hedging Activities” under Note 1 to our consolidated financial statements included in our Current Report on Form 8-K furnished to the SEC on August 21, 2009. During the first half of 2009, we settled our $100 million notional, pay 5.002% and $100 million notional, pay 5.319% swaps with a payment to the counterparty of $16.5 million. We generally intend to hedge as much of the interest rate risk as management determines is in our best interests given the cost of such hedging transactions.

Our hedging transactions expose us to certain risks and financial losses, including, among other things:

•	counterparty credit risk;

•	available interest rate hedging may not correspond directly with the interest rate risk for which we seek protection;

•	the duration of the amount of the hedge may not match the duration or amount of the related liability;

•	the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

•

the value of derivatives used for hedging may be adjusted from time to time in accordance with accounting rules to reflect changes in fair-value. Downward adjustments, or “mark-to-market losses,” would reduce our stockholders’ equity.

A failure on our part to effectively hedge against interest rate changes may adversely affect our financial condition and results of operations.

Risks Related to the Notes

Despite our current indebtedness levels, we and our subsidiaries may be able to incur substantially more debt and take other actions that could diminish our ability to make payments on the notes when due. This could further exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future, subject to the restrictions contained in our debt instruments existing at the time such indebtedness is incurred. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes, any of which could have the effect of diminishing our ability to make payments on the notes when due. The terms of the instruments governing our subsidiaries’ indebtedness may also permit such actions.

The notes are effectively subordinated to our secured liabilities and structurally subordinated to all existing and future liabilities of our subsidiaries.

The notes are unsecured senior obligations of Sonic and not of our subsidiaries and will rank equal in right of payment to Sonic’s other existing and future unsecured senior debt. The notes are not secured by any of our assets. Any future claims of secured creditors with respect to assets securing their debt instruments will be prior to any claim of the holders of the notes with respect to those assets.

Since virtually all of our operations are conducted through subsidiaries, a significant portion of our cash flow and, consequently, our ability to service debt, including the notes, is dependent upon the earnings of our subsidiaries and the transfer of funds by those subsidiaries to us in the form of dividends, payments of interest on intercompany indebtedness, or other transfers.

Creditors of our subsidiaries would be entitled to a claim on the assets of our subsidiaries prior to any claims by us. Consequently, in the event of a liquidation or reorganization of any subsidiary, creditors of that subsidiary are likely to be paid in full before any distribution is made to us, except to the extent that we ourselves are recognized as a creditor of such subsidiary. Any of our claims as the creditor of our subsidiary would be subordinate to any security interest in the assets of such subsidiary and any indebtedness of our subsidiary senior to that held by us.

As of June 30, 2009, we and our subsidiaries had approximately $738.2 million aggregate principal amount of consolidated debt, excluding notes payable—floorplan. Assuming we had completed this offering and the concurrent Class A common stock offering and applied the net proceeds to repurchase all of our 4.25% Convertible Notes and a portion of our 6.00% Convertible Notes as contemplated in this prospectus supplement under “Use of Proceeds,” as of June 30, 2009, the notes would have been effectively or structurally subordinated to approximately $521.7 million aggregate principal amount of debt (excluding notes payable—floorplan).

If we are unable to repurchase any of our 4.25% Convertible Notes with net proceeds from this offering or the concurrent Class A common stock offering, as of June 30, 2009, the notes would have been effectively or structurally subordinated to approximately $572.6 million aggregate principal amount of debt (excluding notes payable—floorplan) and senior in right of payment to approximately $160.0 million of debt.

A significant portion of our outstanding indebtedness and the indebtedness of our subsidiaries is secured by substantially all of our and our subsidiaries’ consolidated assets. As a result of these security interests, such assets would be available to satisfy claims of our creditors, including holders of the notes, if we were to become insolvent only to the extent the value of such assets exceeded the amount of our secured and our subsidiaries’ indebtedness and other obligations. In addition, the existence of these security interests may adversely affect our financial flexibility.

Indebtedness under our 2006 Credit Facility (as defined below) and our 6.00% Convertible Notes are secured by a lien on substantially all of our and our subsidiaries’ assets, including pledges of all or a portion of the capital stock of certain of our subsidiaries. The notes are unsecured and therefore do not have the benefit of such collateral. Accordingly, if an event of default were to occur under our 2006 Credit Facility or 6.00% Convertible Notes, the senior secured creditors under such facilities would have a prior right to our and our subsidiaries’ assets, to the exclusion of our unsecured creditors, including the holders of the notes. In that event, our and our subsidiaries’ assets would first be used to repay in full all indebtedness and other obligations secured by them, resulting in all or a portion of our and our subsidiaries’ assets being unavailable to satisfy the claims of our unsecured indebtedness. The creditors under these secured facilities would have a prior claim on such assets in the event of our bankruptcy, insolvency, liquidation or reorganization, and we might not have sufficient funds to pay all of our creditors and holders of our unsecured indebtedness might receive less, ratably, than the holders of our senior secured debt and all of our subsidiaries’ debt, and might not be fully paid, or might not be paid at all, even when the holders of our senior secured debt and all of our subsidiaries’ debt receive full payment for their claims. In that event, holders of our unsecured indebtedness and holders of our equity securities would not be entitled to receive any of our assets or the proceeds therefrom. The pledge of these assets and other restrictions may limit our flexibility in raising capital for other purposes. Because substantially all of our assets are pledged under our 2006 Credit Facility and 6.00% Convertible Notes, our ability to incur additional secured indebtedness or to sell or dispose of assets to raise capital may be impaired, which could have an adverse effect on our financial flexibility.

We may not have the ability to raise the funds necessary to settle conversions of the notes or to purchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.

Holders of the notes will have the right to require us to repurchase the notes upon the occurrence of a fundamental change at 100% of their principal amount plus accrued and unpaid interest, including additional interest, if any as described under “Description of Notes—Repurchase at the Option of the Holder upon a Fundamental Change” in this prospectus supplement. In addition, upon conversion of any notes, unless we elect to satisfy our conversion obligation solely by delivering shares of our common stock, we will be required to make cash payments to satisfy all or a portion of our conversion obligation based on the applicable conversion rate, as described under “Description of Notes—Conversion Procedures—Settlement upon Conversion” in this prospectus supplement.

However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of notes or effect settlement of converted notes. In addition, our ability to repurchase the notes or to pay cash upon conversions of the notes may be limited by law or by agreements governing our then outstanding indebtedness. Our failure to repurchase notes at a time when the repurchase is required by the indenture or to pay any cash payable upon future conversions of the notes as required by the indenture would constitute an event of default under the indenture. An event of default under the indenture or the fundamental change itself could also lead to a default under agreements governing our existing or future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversions thereof.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

Holders of notes will not be entitled to any rights with respect to our Class A common stock, but will be subject to all changes made with respect to them to the extent our conversion obligation includes shares of our Class A common stock.

Holders of notes will not be entitled to any rights with respect to our Class A common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our Class A common stock), but to the extent we elect to satisfy our conversion obligation with shares of our Class A common stock, holders of notes will be subject to all changes affecting our Class A common stock. Holders of notes will have rights with respect to our Class A common stock only if they convert their notes which they are permitted to do so only in the limited circumstances described in this prospectus supplement. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to a holder’s conversion of its notes, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our Class A common stock included in that amendment.

The conditional conversion feature of the notes could result in your receiving less than the value of our Class A common stock underlying into which the notes would otherwise be convertible.

Prior to July 1, 2029, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of our Class A common stock into which the notes would otherwise be convertible.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our Class A common stock may decline (or not appreciate as much as you expect) after you exercise your conversion right.

Under the notes, a converting holder will be exposed to fluctuations in the value of our Class A common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

Upon conversion of the notes, we have the option to deliver shares of our Class A common stock, cash or a combination of cash and shares of our Class A common stock. If we elect to satisfy our conversion obligation in cash or a combination of cash and shares of our Class A common stock, the amount of consideration that you will receive upon conversion of your notes is in part determined by reference to the volume weighted average prices of our Class A common stock for each trading day in a 30 trading-day settlement period. Accordingly, if the price of our Class A common stock decreases during this period (or does not appreciate as much as expected), the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our Class A common stock at the end of such period is below the average of the volume weighted average price of our Class A common stock during such periods, the value of any shares of our Class A common stock that you receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares that you will receive.

If we elect to satisfy our conversion obligation solely in shares of our Class A common stock upon conversion of the notes, we will be required to deliver the shares of our Class A common stock on the third trading day following the relevant conversion date. Accordingly, if the price of our Class A common stock decreases during this period, the value of the shares you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving us except to the extent described under “Description of Notes—Repurchase at the Option of the Holder upon a Fundamental Change,” “Description of Notes—Conversion Rate Adjustments—Adjustment to Conversion Rate upon Conversion upon Make-Whole Fundamental Changes” and “Description of Notes—Consolidation, Merger and Sale of Assets” in this prospectus supplement.

The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a make-whole fundamental change occurs prior to maturity, under certain circumstances, we will increase the conversion rate by a number of additional shares of our Class A common stock for notes converted in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction occurs or becomes effective and the price paid per share of our Class A common stock in such transaction, as described below under “Description of Notes—Conversion Rate Adjustments—Adjustment to Conversion

Rate upon Conversion upon Make-Whole Fundamental Changes” in this prospectus supplement. The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our Class A common stock in the transaction is greater than $             per share or less than $             (in each case, subject to adjustment), no adjustment will be made to the conversion rate. Moreover, in no event will the total number of shares of Class A common stock issuable upon conversion as a result of this adjustment exceed              per $1,000 in principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of Notes—Conversion Rate Adjustments” in this prospectus supplement. Our obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain specified events, including, but not limited to, the issuance of stock dividends on our Class A common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of Notes—Conversion Rate Adjustments” in this prospectus supplement. However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of Class A common stock for cash, that may adversely affect the trading price of the notes or our Class A common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

There is currently no market for the notes. We cannot assure you that an active trading market will develop for the notes.

The new notes are a new issue of securities. There is no established trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or market quotation system. The liquidity of, and trading market for, the notes also may be adversely affected by general declines in the market or by declines in the market for similar securities or a decline in our share price. Such declines may adversely affect such liquidity and trading markets independent of our financial performance and prospects.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of certain cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax even though you did not receive any cash or other property in connection with the adjustment and even though you may not exercise your conversion right. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs on or prior to the maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “Certain United States Federal Tax Considerations” in this prospectus supplement. If you are a Non-U.S. holder (as defined in “Certain United States Federal Tax Considerations” in this prospectus supplement), any constructive distribution on a note that is treated as a taxable dividend would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments to you. See “Certain United States Federal Tax Considerations” in this prospectus supplement.

You may be subject to tax with respect to your receipt of shares of Class A common stock upon a conversion of a note into a combination of shares of Class A common stock and cash.

We may satisfy the conversion obligation for a combination of cash and shares of Class A common stock. The U.S. federal income tax treatment of the conversion of your note into cash and shares of Class A common stock is not entirely clear. The U.S. federal income tax treatment will depend upon whether the notes are treated as “securities” for U.S. federal income tax purposes. It is unclear whether the notes qualify as “securities,” and if they do not qualify as “securities,” the conversion of your note might be viewed as a fully taxable exchange of your note for a combination of cash and shares of Class A common stock. See “Certain United States Federal Tax Considerations” in this prospectus supplement.

The accounting for convertible debt securities is subject to uncertainty.

The accounting for convertible debt securities is subject to frequent scrutiny by the accounting authorities and is subject to change. We cannot predict whether or when any such change could be made and any such change could have a material adverse effect on our reported or future financial results. Any such effects could adversely affect the trading prices of our Class A common stock and the notes.

For example, the Financial Accounting Standards Board (“FASB”) in 2008 posted FASB Staff Position (“FSP”) No. APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlements)” (previously FSP APB 14-a), which changes the accounting treatment for net share settled convertible securities. Under this position, cash settled convertible securities are separated into their debt and equity components. The value assigned to the debt component is the estimated fair value, as of the issuance date, of a similar debt instrument without the conversion feature, and the difference between the proceeds for the convertible debt and the amount reflected as a debt liability is recorded as additional paid-in capital. As a result, the debt is recorded at a discount reflecting its below market coupon interest rate. The debt is subsequently accreted to its par value over its expected life, with the rate of interest that reflects the market rate at issuance being reflected on the income statement.

The notes are not rated. Any adverse rating of the notes or a downgrade of our credit ratings generally may cause their trading price to fall.

We do not intend to seek a rating on the notes. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, reduces their rating in the future, or announces their intention to put the notes on credit watch, the market price of the notes and our Class A common stock could be harmed. Future downgrades of our credit ratings in general could cause also the trading price of the notes and our Class A common stock to decrease.

Upon conversion of the notes, unless we elect to deliver solely shares of our Class A common stock in respect of our conversion obligation, we will pay cash in respect of a specified portion of our conversion obligation.

Unless we elect to deliver solely shares of our Class A common stock in respect of our conversion obligation, we will satisfy our conversion obligation to holders by paying cash in respect of a specified portion of our conversion obligation. Accordingly, upon conversion of a note, you may not receive any shares of our Class A common stock, or you may receive fewer shares of Class A common stock relative to the conversion value of the note. Upon conversion of the notes, you may receive less proceeds than expected because the value of our Class A common stock may decline (or not appreciate as much as you may expect) between the day that you exercise your conversion right and the day the conversion value of your notes is finally determined. See “Description of Notes—Conversion Procedures—Payment upon Conversion” in this prospectus supplement.

The conditional conversion features of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion features of the notes are triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. See “Description of Notes—Conversion Rights” in this prospectus supplement. If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation solely by delivering shares of our Class A common stock, we would be required to make cash payments to satisfy all or a portion of our conversion obligation based on the applicable conversion rate, which could materially adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

Recent developments in the convertible debt markets may adversely affect the market value of the notes.

The convertible debt markets have experienced unprecedented disruptions resulting from, among other things, the recent instability in the credit and capital markets and the emergency orders issued by the SEC on September 17 and 18, 2008 (and extended on October 1, 2008). These orders were issued as a stop-gap measure while the U.S. Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. Among other things, these orders temporarily imposed a prohibition on effecting short sales of the common stock of certain financial companies. As a result, the SEC orders made the convertible arbitrage strategy that many convertible notes investors employ difficult to execute for outstanding convertible notes of those companies whose common stock was subject to the short sale prohibition. The SEC orders expired on October 8, 2008. However, the SEC recently published proposed amendments to Regulation SHO, including consideration by the SEC to reinstate the “up-tick rule,” that would impose new restrictions on short sales. If certain of these proposed short sale restrictions are adopted in a way that would impose limitations on short sales of common stock of issuers such as Sonic (or if any other future governmental action occurs that has the same effect), the market value of the notes could be significantly affected.

Future sales of our Class A common stock or securities convertible into Class A common stock in the public market could lower the market price of our Class A common stock and adversely impact the trading price of the notes.

Concurrent with this offering, pursuant to a separate prospectus supplement, we are offering 9,000,000 shares of our Class A common stock in an underwritten public offering (or 10,350,000 shares if the underwriters exercise their option to purchase additional shares with respect to that offering in full). In the future, we may sell additional shares of our Class A common stock or securities convertible into Class A common stock to raise capital. In addition, a substantial number of shares of our Class A common stock is reserved for issuance upon the exercise of stock options, the vesting of restricted stock units and is issuable upon conversion of the notes and our other outstanding convertible notes or other obligations. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price of our Class A common stock. The issuance and sale of substantial amounts of Class A common stock or securities convertible into Class A common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our Class A common stock and impair our ability to raise capital through the sale of additional equity securities.

Volatility in the market price and trading volume of our Class A common stock could adversely impact the trading price of the notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies like us. These broad market factors may materially reduce the market price of our Class A common stock, regardless of our operating performance. The market price of our common stock, which has experienced significant price and volume fluctuations in recent months, could continue to fluctuate significantly for many reasons, including in response to the risks described in this section of, elsewhere in, or incorporated by reference into, this prospectus supplement or the accompanying prospectus or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our Class A common stock would likely adversely impact the trading price of the notes. The price of our Class A common stock could also be affected by possible sales of our Class A common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that may develop involving our Class A common stock. This trading activity could, in turn, affect the trading prices of the notes.

Provisions in the indenture for the notes may deter or prevent a business combination that may be favorable to you.

If a fundamental change occurs prior to the maturity date of the notes, holders of the notes will have the right, at their option, to require us to repurchase all or a portion of their notes. In addition, if a make-whole fundamental change occurs prior to the maturity date of the notes, we will in some cases increase the conversion rate for a holder that elects to convert its notes in connection with such fundamental change. In addition, the indenture for the notes prohibits us from engaging in certain mergers or acquisitions unless, among other things, the surviving entity assumes our obligations under the notes. These and other provisions could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

Risks Related to Our Relationships with Vehicle Manufacturers

Our operations may be adversely affected if one or more of our manufacturer franchise agreements is terminated or not renewed.

In the second quarter of 2009, six of our General Motors dealerships, representing twelve franchises, including three Hummer franchises at multi-franchise dealerships, two Saab franchises at multi-franchise dealerships and one additional General Motors franchise at a multi-franchise dealership, received letters stating that the franchise agreements between General Motors and us will not be continued by General Motors on a long-term basis. The termination of these franchises will occur no earlier than January 1, 2010 and no later than October 31, 2010. For our remaining General Motors franchises, we executed “continuation agreements” which require, among other things, that existing franchise agreements will expire no later than October 31, 2010. Although we expect our franchises which executed “continuation agreements” to be renewed on or before October 31, 2010, we can give no assurances our franchises will be renewed by General Motors. As the operations at the affected franchises that will not be renewed wind down, we may be required to accelerate depreciation expenses and record impairment charges related to, but not limited to, lease obligations, fixed assets, franchise assets, accounts receivable and inventory.

In addition, in conjunction with Chrysler’s reorganization efforts in the second quarter of 2009, three franchise agreements associated with one of our dealership locations were terminated. Although the effect of these Chrysler terminations did not have a material impact on our operations, financial position or cash flows, we cannot guarantee future actions by Chrysler will not so adversely affect us.

Each of our dealerships operates under a franchise agreement with the applicable automobile manufacturer or distributor. Without a franchise agreement, we cannot obtain new vehicles from a manufacturer and may not be able to service vehicles under warranty. As a result, we are significantly dependent on our relationships with these manufacturers.

Manufacturers exercise a great degree of control over the operations of our dealerships through the franchise agreements. The franchise agreements govern, among other things, our ability to purchase vehicles from the manufacturer and to sell vehicles to customers. Each of our franchise agreements provides for termination or non-renewal for a variety of causes, including certain changes in the financial condition of the dealerships and any unapproved change of ownership or management. Manufacturers may also have a right of first refusal if we seek to sell dealerships.

Actions taken by manufacturers to exploit their superior bargaining position in negotiating the terms of franchise agreements or renewals of these agreements or otherwise could also have a material adverse effect on our results of operations, financial condition and cash flows. We cannot guarantee you that any of our existing franchise agreements will be renewed or that the terms and conditions of such renewals will be favorable to us.

Our sales volume and profit margin on each sale may be materially adversely affected if manufacturers discontinue or change their incentive programs.

Our dealerships depend on the manufacturers for certain sales incentives, warranties and other programs that are intended to promote and support dealership new vehicle sales. Manufacturers routinely modify their incentive programs in response to changing market conditions. Some of the key incentive programs include:

•	customer rebates or below market financing on new vehicles;

•	employee pricing;

•	dealer incentives on new vehicles;

•	manufacturer floor plan interest and advertising assistance;

•	warranties on new and used vehicles; and

•	sponsorship of used vehicle sales by authorized new vehicle dealers.

Manufacturers frequently offer incentives to potential customers. A reduction or discontinuation of a manufacturer’s incentive programs, or a delay in the payment thereunder, may materially adversely impact vehicle demand and affect our profitability. For example, in the fourth quarter of 2008, General Motors delayed payments related to certain incentive programs. In the event this delay was longer or of greater scale, the effect on our overall liquidity could have been material.

Our overall liquidity may be materially adversely affected by failures of or delays by manufactures in remitting payments to us.

We rely on our manufacturing partners to pay amounts owed to us under customary business terms. These amounts owed to us would relate to, but are not limited to, warranty work performed, factory holdback or other manufacturer incentives. In the event manufacturers significantly delay or fail to make payments of amounts owed, our overall liquidity position could be materially and adversely affected.

Our sales volume may be materially adversely affected if manufacturer captives change their customer financing programs or are unable to provide floor plan financing.

One of the primary finance sources used by consumers in connection with the purchase of a new or used vehicle is the manufacturer captive finance companies. These captive finance companies rely, to a certain extent, on the public debt markets to provide the capital necessary to support their financing programs. In addition, the captive finance companies will occasionally change their loan underwriting criteria to alter the risk profile of their loan portfolio. A limitation or reduction of available consumer financing for these or other reasons could affect a consumer’s ability to purchase a vehicle, and thus, could have a material adverse effect on our sales volume. For example, for a period of time in the fourth quarter of 2008, GMAC stated they would not make loans to customers with FICO credit scores below 700. If this continues or if consumer credit is further restricted, the adverse effect on our overall liquidity could be material.

Our parts and service sales volume and profitability are dependent on manufacturer warranty programs.

Franchised automotive retailers perform service work and sell replacement parts on vehicles covered by warranties issued by the automotive manufacturer. Dealerships which perform work covered by a manufacturer warranty are reimbursed at rates established by the manufacturer. For the six-month period ended June 30, 2009, approximately 18.7% of our parts and service revenue was for work covered by manufacturer warranties. To the extent a manufacturer reduces the labor rates or markup of replacement parts for such warranty work, our fixed operations sales volume and profitability could be adversely affected.

We depend on manufacturers to supply us with sufficient numbers of popular and profitable new models.

Manufacturers typically allocate their vehicles among dealerships based on the sales history of each dealership. Supplies of popular new vehicles may be limited by the applicable manufacturer’s production capabilities. Popular new vehicles that are in limited supply typically produce the highest profit margins. We depend on manufacturers to provide us with a desirable mix of popular new vehicles. Our operating results may be materially adversely affected if we do not obtain a sufficient supply of these vehicles.

Adverse conditions affecting one or more key manufacturers may negatively impact our profitability.

On June 1, 2009, General Motors Corp. and certain of its subsidiaries (“General Motors”) filed for Chapter 11 bankruptcy protection. As of June 30, 2009, we operated 33 General Motors franchises (under the Cadillac, Chevrolet, Hummer, Saab, Buick and Saturn nameplates) at 26 physical dealerships. Six of our General Motors dealerships, representing twelve franchises, including three Hummer franchises at multi-franchise dealerships, two Saab franchises at multi-franchise dealerships and one additional General Motors franchise at a multi-franchise dealership, received letters stating that the franchise agreements between General Motors and us will not be continued by General Motors on a long-term basis. Subject to bankruptcy approval, General Motors has offered assistance with winding down the operations of these franchises in exchange for our execution of termination agreements. We executed all of the termination agreements. Assistance expected to be received from General Motors totals $3.3 million, none of which was recorded as a receivable from General Motors as of June 30, 2009 due to the uncertainty of bankruptcy court approval and certain conditions required for the payments to occur had not yet been satisfied. The termination agreements provide for the following:

•	The termination of the franchise agreement no earlier than January 1, 2010 and no later than October 31, 2010;

•	The assignment and assumption of the franchise agreement by the purchaser of General Motors’ assets;

•	The payment of financial assistance to the franchisee in installments in connection with the orderly winding down of the franchise operations;

•	The waiver of any other termination assistance of any kind that may have been required under the franchise agreement;

•	The release of claims against General Motors or the purchaser of General Motors’ assets and their related parties;

•

The continuation of franchise operations pursuant to the franchise agreement, as supplemented by the termination agreement, through the effective date of termination of the franchise agreement, except that we shall not be entitled to order any new vehicles from General Motors or the purchaser of General Motors’ assets; and

•	A restriction on our ability to transfer the franchise agreement to another party.

For the remaining General Motors franchises we executed “continuation agreements” which require, among other things, that existing franchise agreements will expire no later than October 31, 2010. In consideration of the execution of the “continuation agreements” General Motors will recommend to the bankruptcy court the continuation or assumption of our existing franchise agreements, as amended by the “continuation agreements”. We cannot be assured that General Motors will renew our franchise agreements when they expire on October 31, 2010.

With the exception of product liability indemnifications, amounts owed to us through incentive programs, amounts currently owed to our franchises under their open accounts with General Motors and warranty claims occurring within 90 days prior to June 1, 2009, all amounts owed to us from General Motors were extinguished as a result of the execution of the termination and continuation agreements. A motion was made by General Motors to the bankruptcy court and the motion was granted by the bankruptcy court allowing General Motors to pay the claims noted above. As a result, we received payments related to all pre-bankruptcy claims.

As our operations at the affected franchises that will not be renewed wind down, we may be required to accelerate depreciation expenses and record impairment charges related to, but not limited to, lease obligations, fixed assets, franchise assets, accounts receivable and inventory. These charges could have a material adverse impact on our results, financial position and cash flows.

On June 2, 2009, General Motors announced that Chinese equipment manufacturer Sichuan Tengzhong Heavy Industrial Machinery Co. (“STHIMC”) will buy its Hummer brand. As of June 30, 2009, we operated three Hummer franchises at three dealership locations. It is uncertain whether STHIMC will continue supporting the Hummer brand or whether STHIMC’s ownership of the Hummer brand will have a positive or negative impact on our Hummer franchises’ operations.

On June 5, 2009, General Motors announced that Penske Automotive Group (PAG), will buy its Saturn brand. As of June 5, 2009, we operated one Saturn franchise at one dealership location. It is uncertain whether PAG will continue supporting the Saturn brand or whether PAG’s ownership of the Saturn brand will have a positive or negative impact on our Saturn franchise’s operations.

On April 30, 2009, Chrysler LLC filed for bankruptcy protection and submitted a plan of reorganization. On June 10, 2009, Fiat SpA purchased a substantial portion of Chrysler’s assets which include rights related to our franchise agreements. As of June 30, 2009, we owned six Chrysler franchises at two dealership locations. It is uncertain whether Fiat will continue supporting the Chrysler brand or whether Fiat’s ownership of the Chrysler brand will have a positive or negative impact on our Chrysler franchises’ operations.

At June 30, 2009 we had the following balances recorded related to domestic manufacturers:

June 30, 2009
(in millions)
General Motors
New Vehicle Inventory	$100.1
Parts Inventory	10.7
Factory Receivables	6.0
Property and Equipment, net	21.0
Franchise Assets	16.7
Ford (including Volvo)
New Vehicle Inventory	55.8
Parts Inventory	3.9
Factory Receivables	3.4
Property and Equipment, net	9.3
Franchise Assets	2.2
Chrysler
New Vehicle Inventory	7.9
Parts Inventory	1.2
Factory Receivables	0.1
Property and Equipment, net	1.5
Franchise Assets	—

The manner in which these manufactures maintain relations with their franchisees may change as a result of the bankruptcy filings and subsequent emergence from bankruptcy. We can give no assurances that future practices of these manufactures will be consistent with the way they have historically operated.

Manufacturer stock ownership restrictions may impair our ability to maintain or renew franchise agreements or issue additional equity.

Some of our franchise agreements prohibit transfers of any ownership interests of a dealership and, in some cases, its parent, without prior approval of the applicable manufacturer. A number of manufacturers impose restrictions on the transferability of our Class A common stock and our ability to maintain franchises if a person acquires a significant percentage of the voting power of our common stock. Our existing franchise agreements could be terminated if a person or entity acquires a substantial ownership interest in us or acquires voting power above certain levels without the applicable manufacturer’s approval. Violations of these levels by an investor are generally outside of our control and may result in the termination or non-renewal of existing franchise agreements or impair our ability to negotiate new franchise agreements for dealerships we acquire in the future. In addition, if we cannot obtain any requisite approvals on a timely basis, we may not be able to issue additional equity or otherwise raise capital on terms acceptable to us. These restrictions may also prevent or deter a prospective acquirer from acquiring control of us. This could adversely affect the market price of our Class A common stock and also may limit our ability to restructure our debt obligations.

The current holders of our Class B common stock maintain voting control over us. However, we are unable to prevent our stockholders from transferring shares of our common stock, including transfers by holders of the Class B common stock. If such transfer results in a change in control, it could result in the termination or non-renewal of one or more of our existing franchise agreements, the triggering of provisions in our agreements with certain manufacturers requiring us to sell our dealerships franchised with such manufacturers and/or a default under our credit arrangements.

Our dealers depend upon vehicle sales and, therefore, their success depends in large part upon customer demand for the particular vehicles they carry.

The success of our dealerships depends in large part on the overall success of the vehicle lines they carry. New vehicle sales generate the majority of our total revenue and lead to sales of higher-margin products and services such as finance, insurance, vehicle protection products and other aftermarket products, and parts and service operations. Although we have sought to limit our dependence on any one vehicle brand and our parts and service operations and used vehicle sales may serve to offset some of this risk, we have focused our new vehicle sales operations in mid-line import and luxury brands.

Our failure to meet a manufacturer’s customer satisfaction, financial and sales performance and facility requirements may adversely affect our ability to acquire new dealerships and our profitability.

Many manufacturers attempt to measure customers’ satisfaction with their sales and warranty service experiences through manufacturer-determined customer satisfaction index (“CSI”) scores. The components of CSI vary from manufacturer to manufacturer and are modified periodically. Franchise agreements also may impose financial and sales performance standards. Under our agreements with certain manufacturers, a dealership’s CSI scores, sales and financial performance may be considered a factor in evaluating applications for additional dealership acquisitions. From time to time, some of our dealerships have had difficulty meeting various manufacturers’ CSI requirements or performance standards. We cannot assure you that our dealerships will be able to comply with these requirements in the future. A manufacturer may refuse to consent to an acquisition of one of its franchises if it determines our dealerships do not comply with its CSI requirements or performance standards, which could impair the execution of our acquisition strategy. In addition, we receive incentive payments from the manufacturers based, in part, on CSI scores, which could be materially adversely affected if our CSI scores decline.

In addition, a manufacturer may condition its allotment of vehicles, participation in bonus programs, or acquisition of additional franchises upon our compliance with its facility standards. This may put us in a competitive disadvantage with other competing dealerships and may ultimately result in our decision to sell a franchise when we believe it may be difficult to recover the cost of the required investment to reach the manufacturer’s facility standards.

If state dealer laws are repealed or weakened, our dealerships will be more susceptible to termination, non-renewal or renegotiation of their franchise agreements.

State dealer laws generally provide that a manufacturer may not terminate or refuse to renew a franchise agreement unless it has first provided the dealer with written notice setting forth good cause and stating the grounds for termination or nonrenewal. Some state dealer laws allow dealers to file protests or petitions or attempt to comply with the manufacturer’s criteria within the notice period to avoid the termination or nonrenewal. Though unsuccessful to date, manufacturers’ lobbying efforts may lead to the repeal or revision of state dealer laws. If dealer laws are repealed in the states in which we operate, manufacturers may be able to terminate our franchises without providing advance notice, an opportunity to cure or a showing of good cause. Without the protection of state dealer laws, it may also be more difficult for our dealers to renew their franchise agreements upon expiration.

In addition, these laws restrict the ability of automobile manufacturers to directly enter the retail market in the future. However, the ability of a manufacturer to grant additional franchises is based on several factors which are not within our control. If manufacturers grant new franchises in areas near or within our existing markets, this could significantly impact our revenues and/or profitability. Further, if manufacturers obtain the ability to directly retail vehicles and do so in our markets, such competition could have a material adverse effect on us.

Risks Related to Our Ability to Implement any Acquisition Strategy

Pursuant to the terms of the most recent amendment to the 2006 Credit Facility, our ability to make acquisitions is restricted.

Pursuant to the most recent amendment to the 2006 Credit Facility, we are prohibited from making acquisitions. This restriction will continue until we either further amend or refinance the 2006 Credit Facility. We may be forced to sell dealerships in connection with such an amendment or restructuring. Without the ability to make acquisitions, our growth strategy will be limited. In addition, due to these restrictions, we may forfeit the opportunity to acquire profitable dealerships at attractive valuations and may forfeit the opportunity for additional franchise awards from manufacturers.

We may not be able to capitalize on acquisition opportunities because our ability to obtain capital to fund these acquisitions is limited.

We intend to finance any acquisitions we may be able to enter into in the future with cash generated from operations, through issuances of our stock or debt securities and through borrowings under credit arrangements. We may not be able to obtain additional financing by issuing stock or debt securities due to the market price of our Class A common stock, overall market conditions or the need for manufacturer consent to the issuance of equity securities. Using cash to complete acquisitions could substantially limit our operating or financial flexibility.

In addition, we are dependent to a significant extent on our ability to finance our new vehicle inventory with “floor plan financing.” Floor plan financing arrangements allow us to borrow money to buy a particular vehicle from the manufacturer and pay off the loan when we sell that particular vehicle. We must obtain new floor plan financing or obtain consents to assume existing floor plan financing in connection with our acquisition of dealerships.

Substantially all the assets of our dealerships are pledged to secure the indebtedness under the 2006 Credit Facility and our separate floor plan indebtedness with lenders, including the captive finance subsidiaries of BMW, Chrysler, Ford, General Motors and Mercedes. In addition, in connection with the issuance of the 6.00% Convertible Notes, a second lien was granted on those assets pledged under the 2006 Credit Facility in favor of the 6.00% Convertible Notes holders. These pledges may impede our ability to borrow from other sources. Moreover, because the identified manufacturer captive finance subsidiaries are either owned or affiliated with BMW, Mercedes, Chrysler, Ford, General Motors, Nissan and Toyota, respectively, any deterioration of our relationship with the particular captive finance subsidiary could adversely affect our relationship with the affiliated manufacturer, and vice-versa.

Manufacturers’ restrictions on acquisitions could limit our future growth.

Although we have currently suspended our plans to grow our business through acquisitions, we intend to grow through acquisitions in the future. We are required to obtain the approval of the applicable manufacturer before we can acquire an additional dealership franchise of that manufacturer. In determining whether to approve an acquisition, manufacturers may consider many factors such as our financial condition and CSI scores. Obtaining manufacturer approval of acquisitions also takes a significant amount of time, typically three to five months. We cannot assure you that manufacturers will approve future acquisitions or do so on a timely basis, which could impair the execution of our acquisition strategy.

Certain manufacturers also limit the number of its dealerships that we may own, our national market share of that manufacturer’s products or the number of dealerships we may own in a particular geographic area. In addition, under an applicable franchise agreement or under state law, a manufacturer may have a right of first refusal to acquire a dealership that we seek to acquire.

A manufacturer may condition approval of an acquisition on the implementation of material changes in our operations or extraordinary corporate transactions, facilities improvements or other capital expenditures. If we are unable or unwilling to comply with these conditions, we may be required to sell the assets of that manufacturer’s dealerships or terminate our franchise agreement.

Failure to effectively integrate acquired dealerships with our existing operations could adversely affect our future operating results.

Our future operating results depend on our ability to integrate the operations of recently acquired dealerships, as well as dealerships we acquire in the future, with our existing operations. In particular, we need to integrate our management information systems, procedures and organizational structures, which can be difficult. Our growth strategy has focused on the pursuit of strategic acquisitions that either expand or complement our business.

We cannot assure you that we will effectively and profitably integrate the operations of these dealerships without substantial costs, delays or operational or financial problems, due to:

•	the difficulties of managing operations located in geographic areas where we have not previously operated;

•	the management time and attention required to integrate and manage newly acquired dealerships;

•	the difficulties of assimilating and retaining employees;

•	the challenges of keeping customers; and

•	the challenge of retaining or attracting appropriate dealership management personnel.

These factors could have a material adverse effect on our financial condition and results of operations.

We may not adequately anticipate all of the demands that growth through acquisitions will impose.

In pursuing any future strategy of acquiring other dealerships, we will face risks commonly encountered with growth through acquisitions. These risks include, but are not limited to:

•	incurring significantly higher capital expenditures and operating expenses;

•	failing to assimilate the operations and personnel of acquired dealerships;

•	entering new markets with which we are unfamiliar;

•	potential undiscovered liabilities and operational difficulties at acquired dealerships;

•	disrupting our ongoing business;

•	diverting our management resources;

•	failing to maintain uniform standards, controls and policies;

•	impairing relationships with employees, manufacturers and customers as a result of changes in management;

•	increased expenses for accounting and computer systems, as well as integration difficulties;

•	failure to obtain a manufacturer’s consent to the acquisition of one or more of its dealership franchises or renew the franchise agreement on terms acceptable to us; and

•	incorrectly valuing entities to be acquired.

We may not adequately anticipate all of the demands that growth will impose on our systems, procedures and structures.

We may not be able to reinstitute our acquisition strategy without the costs of future acquisitions escalating.

We have grown our business primarily through acquisitions. We may not be able to consummate any future acquisitions at acceptable prices and terms or identify suitable candidates. In addition, increased competition in the future for acquisition candidates could result in fewer acquisition opportunities for us and higher acquisition prices. The magnitude, timing, pricing and nature of future acquisitions will depend upon various factors, including:

•	the availability of suitable acquisition candidates;

•	competition with other dealer groups for suitable acquisitions;

•	the negotiation of acceptable terms with the seller and with the manufacturer;

•	our financial capabilities and ability to obtain financing on acceptable terms;

•	our stock price; and

•	the availability of skilled employees to manage the acquired companies.

We may not be able to determine the actual financial condition of dealerships we acquire until after we complete the acquisition and take control of the dealerships.

The operating and financial condition of acquired businesses cannot be determined accurately until we assume control. Although we conduct what we believe to be a prudent level of investigation regarding the operating and financial condition of the businesses we purchase, in light of the circumstances of each transaction, an unavoidable level of risk remains regarding the actual operating condition of these businesses. Similarly, many of the dealerships we acquire, including some of our largest acquisitions, do not have financial statements audited or prepared in accordance with generally accepted accounting principles. We may not have an accurate understanding of the historical financial condition and performance of our acquired entities. Until we actually assume control of business assets and their operations, we may not be able to ascertain the actual value or understand the potential liabilities of the acquired entities and their operations.

Although O. Bruton Smith, our chairman and chief executive officer, and his affiliates have previously assisted us with obtaining financing, we cannot assure you that he or they will be willing or able to do so in the future.

Our obligations under the 2006 Credit Facility are secured with a pledge of five million shares of Speedway Motorsports, Inc. common stock, a publicly traded owner and operator of automobile racing facilities. These shares of Speedway Motorsports, Inc. common stock are owned by SFC. As of June 30, 2009, the $216.6 million borrowing limit of our 2006 Revolving Credit Sub-Facility is subject to a borrowing base calculation that is based, in part, on the value of the Speedway Motorsports shares pledged by SFC. Consequently, a withdrawal of this pledge by SFC or a significant decrease in the value of Speedway Motorsports common stock could reduce the amount we can borrow under the 2006 Revolving Credit Sub-Facility or our ability to refinance our 2006 Revolving Credit Facility.

In the past, Mr. Smith has also guaranteed additional indebtedness incurred to complete certain dealership acquisitions. Mr. Smith may not be willing or able to provide similar guarantees or credit support in the future. This could impair our ability to obtain acquisition financing on favorable terms.

Risks Related to the Automotive Retail Industry

Increasing competition among automotive retailers reduces our profit margins on vehicle sales and related businesses. Further, the use of the Internet in the car purchasing process could materially adversely affect us.

Automobile retailing is a highly competitive business. Our competitors include publicly and privately owned dealerships, some of which are larger and have greater financial and marketing resources than we do. Many of our competitors sell the same or similar makes of new and used vehicles that we offer in our markets at competitive prices. We do not have any cost advantage in purchasing new vehicles from manufacturers due to economies of scale or otherwise. In addition, the popularity of short-term vehicle leasing in the past few years has resulted, as these leases expire, in a large increase in the number of late model used vehicles available in the market, which puts added pressure on new and used vehicle margins. We typically rely on advertising, merchandising, sales expertise, service reputation and dealership location to sell new vehicles. Our revenues and profitability could be materially adversely affected if manufacturers decide to enter the retail market directly.

Our finance, insurance and other aftermarket products (“F&I”) business and other related businesses, which have higher margins than sales of new and used vehicles, are subject to strong competition from various financial institutions and other third parties.

The Internet has become a significant part of the sales process in our industry. Customers are using the Internet to compare pricing for cars and related F&I services, which may further reduce margins for new and used cars and profits for related F&I services. If Internet new vehicle sales are allowed to be conducted without the involvement of franchised dealers, our business could be materially adversely affected. In addition, other franchise groups have aligned themselves with services offered on the Internet or are investing heavily in the development of their own Internet capabilities, which could materially adversely affect our business.

Our franchise agreements do not grant us the exclusive right to sell a manufacturer’s product within a given geographic area. Our revenues or profitability could be materially adversely affected if any of our manufacturers award franchises to others in the same markets where we operate or if existing franchised dealers increase their market share in our markets.

We may face increasingly significant competition as we strive to gain market share through acquisitions or otherwise. Our operating margins may decline over time as we expand into markets where we do not have a leading position.

Our business will be harmed if overall consumer demand continues to suffer from a severe or sustained downturn.

Our business is heavily dependent on consumer demand and preferences. Our revenues have been materially and adversely affected by the recent downturn in overall levels of consumer spending. We expect this downturn to continue through at least 2010. Retail vehicle sales are cyclical and historically have experienced periodic downturns characterized by oversupply and weak demand. These cycles are often dependent on general economic conditions and consumer confidence, as well as the level of discretionary personal income and credit availability. Economic conditions may have a material adverse effect on our retail business, particularly sales of new and used automobiles.

In addition, severe or sustained increases in gasoline prices have in the past and may in the future lead to a reduction in automobile purchases or a shift in buying patterns from luxury and sport utility vehicle models (which typically provide high margins to retailers) to smaller, more economical vehicles (which typically have lower margins).

A decline of available financing in the lending market has, and may continue to, adversely affect our vehicle sales volume.

A significant portion of vehicle buyers, particularly in the used car market, finance their purchases of automobiles. Sub-prime lenders have historically provided financing for consumers who, for a variety of reasons including poor credit histories and lack of down payment, do not have access to more traditional finance sources. In the event lenders further tighten their credit standards or there is a further decline in the availability of credit in the lending market, the ability of these consumers to purchase vehicles could be limited which could have a material adverse effect on our business, revenues and cash flow from operations.

Our business may be adversely affected by import product restrictions and foreign trade risks that may impair our ability to sell foreign vehicles profitably.

A significant portion of our new vehicle business involves the sale of vehicles, parts or vehicles composed of parts that are manufactured outside the United States. As a result, our operations are subject to customary risks of importing merchandise, including fluctuations in the relative values of currencies, import duties, exchange controls, trade restrictions, work stoppages and general political and socio-economic conditions in other countries. The United States or the countries from which our products are imported may, from time to time, impose new quotas, duties, tariffs or other restrictions, or adjust presently prevailing quotas, duties or tariffs, which may affect our operations and our ability to purchase imported vehicles and/or parts at reasonable prices.

The seasonality of our business magnifies the importance of second and third quarter operating results.

Our business is subject to seasonal variations in revenues. In our experience, demand for automobiles is generally lower during the first and fourth quarters of each year. We therefore receive a disproportionate amount of revenues generally in the second and third quarters and expect our revenues and operating results to be generally lower in the first and fourth quarters. Consequently, if conditions surface during the second and third quarters that impair vehicle sales, such as higher fuel costs, depressed economic conditions or similar adverse conditions, our revenues for the full year could be materially adversely affected.

General Risks Related to Investing in Our Securities

Concentration of voting power and anti-takeover provisions of our charter, bylaws, Delaware law and our dealer agreements may reduce the likelihood of any potential change of control.

Our common stock is divided into two classes with different voting rights. This dual class stock ownership allows the present holders of the Class B common stock to control us. Holders of Class A common stock have one vote per share on all matters. Holders of Class B common stock have 10 votes per share on all matters, except that they have only one vote per share on any transaction proposed or approved by the Board of Directors or a Class B common stockholder or otherwise benefiting the Class B common stockholders constituting a:

•	“going private” transaction;

•	disposition of substantially all of our assets;

•	transfer resulting in a change in the nature of our business; or

•	merger or consolidation in which current holders of common stock would own less than 50% of the common stock following such transaction.

The holders of Class B common stock currently hold less than a majority of our outstanding common stock, but a majority of our voting power (which include O. Bruton Smith Sonic Chairman, Chief Executive Officer and Director, his family members and entities they control). This may prevent or discourage a change of control of us even if the action was favored by holders of Class A common stock.

Our charter and bylaws make it more difficult for our stockholders to take corporate actions at stockholders’ meetings. In addition, stock options, restricted stock and restricted stock units granted under our 1997 Stock Option Plan and 2004 Stock Incentive Plan become immediately exercisable or automatically vest upon a change in control. Delaware law also makes it difficult for stockholders who have recently acquired a large interest in a company to consummate a business combination transaction with the company against its directors’ wishes. Finally, restrictions imposed by our dealer agreements may impede or prevent any potential takeover bid. Generally, our franchise agreements allow the manufacturers the right to terminate the agreements upon a change of control of our company and impose restrictions upon the transferability of any significant percentage of our stock to any one person or entity who may be unqualified, as defined by the manufacturer, to own one of its dealerships. The inability of a person or entity to qualify with one or more of our manufacturers may prevent or seriously impede a potential takeover bid. In addition, provisions of our lending arrangements create an event of default on a change in control. These agreements, corporate governance documents and laws may have the effect of delaying or preventing a change in control or preventing stockholders from realizing a premium on the sale of their shares if we were acquired.

The outcome of legal and administrative proceedings we are or may become involved in could have an adverse effect on our business, results of operations and profitability.

We are involved, and expect to continue to be involved, in numerous legal and administrative proceedings arising out of the conduct of our business, including regulatory investigations and private civil actions brought by plaintiffs purporting to represent a potential class or for which a class has been certified.

Several private civil actions have been filed against Sonic Automotive, Inc. and several of our dealership subsidiaries that purport to represent classes of customers as potential plaintiffs and make allegations that certain products sold in the finance and insurance departments were done so in a deceptive or otherwise illegal manner. One of these private civil actions has been filed in South Carolina state court against Sonic Automotive, Inc. and 10 of our South Carolina subsidiaries. This group of plaintiffs’ attorneys has filed another one of these private civil class action lawsuits in state court in North Carolina seeking certification of a multi-state class of plaintiffs. The South Carolina state court action and the North Carolina state court action have since been consolidated into a single proceeding in private arbitration.

The outcomes of the civil actions brought by plaintiffs purporting to represent a class of customers, as well as other pending and future legal proceedings arising out of the conduct of our business, including litigation with customers, employment related lawsuits, contractual disputes, class actions, purported class actions and actions brought by governmental authorities, cannot be predicted with certainty. An unfavorable resolution of one or more of these matters could have a material adverse effect on our business, financial condition, results of operations, cash flows or prospects.

Our company is a defendant in the matter of Galura, et al. v. Sonic Automotive, Inc., a private civil action filed in the Circuit Court of Hillsborough County, Florida. In this action, originally filed on December 30, 2002, the plaintiffs allege that we and our Florida dealerships sold an antitheft protection product in a deceptive or otherwise illegal manner, and further sought representation on behalf of any customer of any of our Florida dealerships who purchased the antitheft protection product since December 30, 1998. The plaintiffs are seeking monetary damages and injunctive relief on behalf of this class of customers. In June 2005, the court granted the plaintiffs’ motion for certification of the requested class of customers, but the court has made no finding to date regarding actual liability in this lawsuit. We have subsequently filed a notice of appeal of the court’s class certification ruling with the Florida Court of Appeals. In April 2007, the Florida Court of Appeals affirmed a portion of the trial court’s class certification, and overruled a portion of the trial court’s class certification. We intend to continue our vigorous defense of this lawsuit, including the aforementioned appeal of the trial court’s class certification order, and to assert available defenses. However, an adverse resolution of this lawsuit could result in the payment of significant costs and damages, which could have a material adverse effect on our future results of operations, financial condition and cash flows.

Our business may be adversely affected by claims alleging violations of laws and regulations in our advertising, sales and finance and insurance activities.

Our business is highly regulated. In the past several years, private plaintiffs and state attorney generals have increased their scrutiny of advertising, sales, and finance and insurance activities in the sale and leasing of motor vehicles. The conduct of our business is subject to numerous federal, state and local laws and regulations regarding unfair, deceptive and/or fraudulent trade practices (including advertising, marketing, sales, insurance, repair and promotion practices), truth-in-lending, consumer leasing, fair credit practices, equal credit opportunity, privacy, insurance, motor vehicle finance, installment finance, closed-end credit, usury and other installment sales. Claims arising out of actual or alleged violations of law may be asserted against us or any of our dealers by individuals, either individually or through class actions, or by governmental entities in civil or criminal investigations and proceedings. Such actions may expose us to substantial monetary damages and legal defense costs, injunctive relief and criminal and civil fines and penalties, including suspension or revocation of our licenses and franchises to conduct dealership operations.

Our business may be adversely affected by unfavorable conditions in our local markets, even if those conditions are not prominent nationally.

Our performance is subject to local economic, competitive, weather and other conditions prevailing in geographic areas where we operate. We may not be able to expand geographically and any geographic expansion may not adequately insulate us from the adverse effects of local or regional economic conditions. In addition, due to the provisions and terms contained in our operating lease agreements, we may not be able to relocate a dealership operation to a more favorable location without incurring significant costs or penalties.

The loss of key personnel and limited management and personnel resources could adversely affect our operations and growth.

Our success depends to a significant degree upon the continued contributions of our management team, particularly our senior management, and service and sales personnel. Additionally, manufacturer franchise agreements may require the prior approval of the applicable manufacturer before any change is made in franchise general managers. We do not have employment agreements with certain members of our senior management team, our dealership managers and other key dealership personnel. Consequently, the loss of the services of one or more of these key employees could have a material adverse effect on our business and results of operations.

In addition, as we expand we may need to hire additional managers. The market for qualified employees in the industry and in the regions in which we operate, particularly for general managers and sales and service personnel, is highly competitive and may subject us to increased labor costs during periods of low unemployment. The loss of the services of key employees or the inability to attract additional qualified managers could have a material adverse effect on our business and results of operations. In addition, the lack of qualified management or employees employed by potential acquisition candidates may limit our ability to consummate future acquisitions.

Governmental regulation and environmental regulation compliance costs may adversely affect our profitability.

We are subject to a wide range of federal, state and local laws and regulations, such as local licensing requirements, retail financing and consumer protection laws and regulations, and wage-hour, anti-discrimination and other employment practices laws and regulations. Our facilities and operations are also subject to federal, state and local laws and regulations relating to environmental protection and human health and safety, including those governing wastewater discharges, air emissions, the operation and removal of underground and aboveground storage tanks, the use, storage, treatment, transportation, release, recycling and disposal of solid and hazardous materials and wastes and the cleanup of contaminated property or water. The violation of these laws and regulations can result in administrative, civil or criminal penalties against us or in a cease and desist order against our operations that are not in compliance. Our future acquisitions may also be subject to regulation, including antitrust reviews. We believe that we comply in all material respects with all laws and regulations applicable to our business, but future regulations may be more stringent and require us to incur significant additional compliance costs.

Our past and present business operations are subject to environmental laws and regulations. We may be required by these laws to pay the full amount of the costs of investigation and/or remediation of contaminated properties, even if we are not at fault for disposal of the materials or if such disposal was legal at the time. Like many of our competitors, we have incurred, and will continue to incur, capital and operating expenditures and other costs in complying with these laws and regulations. In addition, soil and groundwater contamination exists at certain of our properties. We cannot assure you that our other properties have not been or will not become similarly contaminated. In addition, we could become subject to potentially material new or unforeseen environmental costs or liabilities because of our acquisitions.

Potential conflicts of interest between us and our officers or directors could adversely affect our future performance.

O. Bruton Smith also serves as the chairman and chief executive officer of Speedway Motorsports. Accordingly, we compete with Speedway Motorsports for the management time of Mr. Smith.

We have in the past and will likely in the future enter into transactions with Mr. Smith, entities controlled by Mr. Smith or our other affiliates. We believe that all of our existing arrangements with affiliates are as favorable to us as if the arrangements were negotiated between unaffiliated parties, although the majority of these transactions have neither been verified by third parties in that regard nor are likely to be so verified in the future. Potential conflicts of interest could arise in the future between us and our officers, directors and other affiliates in the enforcement, amendment or termination of arrangements existing between them.

Our executive officers have pledged shares of Class B common stock to secure personal loans.

Mr. O. Bruton Smith, Mr. B. Scott Smith and certain of their affiliates have pledged approximately 6,253,483 shares of our Class B common stock as collateral to secure two personal loans. Under certain circumstances, the lenders under these loans could elect to foreclose on these shares. Under the terms of our charter, shares of Class B common stock (which are entitled to 10 votes per share on most matters presented to our stockholders) automatically convert into shares of Class A common stock (which are entitled to one vote per share on all matters presented to our stockholders) if any person or entity other than a member of the Smith family or certain of their affiliates acquire such shares. A foreclosure on the Class B shares by the lenders could therefore materially affect the voting control of the Smith family over Sonic. In addition, the market price of our Class A common stock could materially decline if the lenders were to sell the pledged shares into the open market.

We may be subject to substantial withdrawal liability assessments in the future related to a multi-employer pension plan to which certain of our dealerships make contributions pursuant to collective bargaining agreements.

Seven of our dealership subsidiaries in Northern California currently make fixed-dollar contributions to the Automotive Industries Pension Plan (the “AI Pension Plan”) pursuant to collective bargaining agreements between our subsidiaries and the International Association of Machinists (the “IAM”). The AI Pension Plan is a “multi-employer pension plan” as defined under the Employee Retirement Income Security Act of 1974, as amended, and our seven dealership subsidiaries are among approximately 120 automobile dealerships that make contributions to the AI Pension Plan pursuant to collective bargaining agreements with the IAM. In June 2006, we received information that the AI Pension Plan was substantially underfunded as of December 31, 2005. In July 2007, we received updated information that the AI Pension Plan continued to be substantially underfunded as of December 31, 2006, with the amount of such underfunding increasing versus year end 2005. In March 2008, the Board of Trustees of the AI Pension Plan notified participants, participating employers and local unions that the Plan’s actuary, in accordance with the requirements of the federal Pension Protection Act of 2006, had issued a certification that the AI Pension Plan is in Critical Status effective with the plan year commencing January 1, 2008. In conjunction with this finding, the Board of Trustees of the AI Pension Plan adopted a Rehabilitation Plan that implements reductions or eliminations of certain adjustable benefits that were previously available under the Plan (including some forms of early retirement benefits, and disability and death benefits), and also implements a requirement on all participating employers to increase employer contributions to the Plan for a seven year period commencing in 2013. Under applicable federal law, any employer contributing to a multiemployer pension plan that completely ceases participating in the plan while the plan is underfunded is subject to payment of such employer’s assessed share of the aggregate unfunded vested benefits of the plan. In certain circumstances, an employer can be assessed withdrawal liability for a partial withdrawal from a multi-employer pension plan. In addition, if the financial condition of the AI Pension Plan were to continue to deteriorate to the point that the Plan is forced to terminate and be assumed by the Pension Benefit Guaranty Corporation, the participating employers could be subject to assessments by the PBGC to cover the participating employers’ assessed share of the unfunded vested benefits. If any of these adverse events were to occur in the future, it could result in a substantial withdrawal liability assessment that could have a material adverse effect on our business, financial condition, results of operations or cash flows.

A change in historical experience and/or assumptions used to estimate reserves could have a material impact on our earnings.

As described in Item 7 under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Use of Estimates and Critical Accounting Policies” in our Current Report on Form 8-K furnished to the SEC on August 21, 2009, our estimates for finance, insurance and service contracts and insurance reserves are based on historical experience. Differences between actual results and our historical experiences and/or our assumptions could have a material impact on our earnings in the period of the change and in periods subsequent to the change.

A further impairment of our goodwill could have a material adverse impact on our earnings.

Pursuant to applicable accounting pronouncements, we test goodwill for impairment annually or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. We describe the process for testing goodwill more thoroughly in our Current Report on Form 8-K furnished to the SEC on August 21, 2009 in Item 7 under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Use of Estimates and Critical Accounting Policies.” If we determine that the amount of our goodwill is impaired at any point in time, we are required to reduce goodwill on our balance sheet. Based on the results of our step one test as of December 31, 2008, we were required to complete step two of the impairment evaluation. We recorded an estimated goodwill impairment charge in continuing operations of $787.9 million at December 31, 2008 and a $9.5 million charge related to franchises held for sale in discontinued operations. An estimate was recorded because we had not finalized the valuation of certain assets and liabilities that are necessary for us to complete our evaluation. During the first quarter of 2009, we completed the valuation of these certain assets and liabilities. Based on the completion of our evaluation of the goodwill impairment in the first quarter of 2009, no adjustment to the estimate that was recorded at December 31, 2008 was required. As of June 30, 2009, our balance sheet reflected a carrying amount of approximately $474.7 million in goodwill (including goodwill classified as assets held for sale). If goodwill is further impaired based on a future impairment test, we will record another non-cash impairment charge that may also have a material adverse effect on our earnings for the period in which the impairment of goodwill occurs.

CONCURRENT OFFERING OF COMMON STOCK

Concurrent with this offering, we are offering 9,000,000 shares of our Class A common stock (or a total of 10,350,000 shares of our Class A common stock if the underwriters for the concurrent Class A common stock offering exercise their option to purchase additional shares with respect to that offering in full) in an underwritten public offering pursuant to a separate prospectus supplement.

We expect to raise approximately $95.5 million in net proceeds from the concurrent Class A common stock offering (based upon the last reported sale price of our Class A common stock on the New York Stock Exchange on September 11,2009), resulting in total net proceeds of approximately $216.5 million from both this offering and the concurrent Class A common stock offering, in each case after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming no exercise of the underwriters’ options to purchase additional securities with respect to either offering. However, amounts sold in each offering may increase or decrease based on market conditions relating to the particular securities. See “Use of Proceeds.”

This prospectus supplement shall not be deemed an offer to sell or a solicitation of an offer to buy any of the Class A common stock offered in the concurrent Class A common stock offering. This offering is not contingent upon the concurrent Class A common stock offering being completed, and the concurrent Class A common stock offering is not contingent upon this offering being completed. We cannot assure you that we will complete the concurrent Class A common stock offering.

USE OF PROCEEDS

We estimate the net proceeds from this offering and the concurrent Class A common stock offering, after deducting estimated offering expenses and the underwriters’ discounts and commissions, will be approximately $121.0 million and $95.5 million (based upon the last reported sale price of our Class A common stock on the New York Stock Exchange on September 11, 2009), respectively. We intend to use the net proceeds to repay outstanding indebtedness, including all or a portion of the $160 million aggregate principal amount outstanding of our 4.25% Convertible Notes that mature on November 30, 2015, and the $85.6 million principal amount outstanding of our 6.00% Convertible Notes that mature on May 15, 2012 and were issued on May 7, 2009 in private placements to replace our 5.25% Convertible Senior Subordinated Notes due 2009. Pursuant to the terms of our 2006 Credit Facility, we are required to use any proceeds from the offerings that we are not able to use to repay the 4.25% Convertible Notes and 6.00% Convertible Notes to repay borrowings under our 2006 Credit Facility that matures on February 17, 2010 (including amounts outstanding under our Revolving Credit Sub-Facility, the used vehicle floor plan sub-facility and the new vehicle floor plan sub-facility thereunder, which were approximately $35.0 million, $93.5 million and $250.7 million, respectively, on September 10, 2009). These facilities bear interest at 30-day LIBOR plus 3.50% for the Revolving Credit Sub-Facility, 30-day LIBOR plus 2.00% for the used vehicle floor plan sub-facility and 30-day LIBOR plus 1.75% for the new vehicle floor plan sub-facility. Any proceeds that remain after the repayment, repurchase or redemption of debt would be used for general corporate purposes, including working capital.

Although we intend to repay all of our outstanding 4.25% Convertible Notes, we do not have the right to redeem them at this time. In addition, in order to redeem our 6.00% Convertible Notes, we will be required to follow the 30-day notice and redemption procedures set forth in the related indenture. Because of these limitations, we will be required to undertake certain actions in order to repay this outstanding indebtedness and will not, as a result, be able to immediately apply the net proceeds to repay our outstanding indebtedness. However, we intend to do so as soon as practicable before the end of the fiscal year. During the period of time from the issuance of the notes in this offering and the Class A common stock in the concurrent Class A common stock offering until we are able to apply the net proceeds to repay outstanding indebtedness, the notes and our other indebtedness will remain outstanding and the net proceeds of this offering and the concurrent Class A common stock offering will be held by U.S. Bank National Association, the trustee under our indentures, pursuant to an escrow securities account agreement.

CAPITALIZATION

The following table sets forth our cash and capitalization as of June 30, 2009:

•	on an actual basis;

•

as adjusted to give effect to the issuance and sale of $125 million aggregate principal amount of notes and the application of the net proceeds therefrom, after deducting the estimated underwriting discount and offering expenses, to redeem or repay a portion of our 4.25% Convertible Notes and a portion of our 6.00% Convertible Notes; and

•

as further adjusted to give effect to the sale of 9 million shares of our Class A common stock at a public price of $11.16 per share (based upon the last reported sale price of our Class A common stock on September 11, 2009) in the concurrent Class A common stock offering and application of the net proceeds therefrom, after deducting the estimated underwriting discount and offering expenses, to redeem or repay all of our 4.25% Convertible Notes and a portion of our 6.00% Convertible Notes.

This allocation of the use of net proceeds is illustrative of our intent with respect to the net proceeds from this and our concurrent Class A common stock offering. Neither of the offerings is contingent upon the closing of the other and we may not be able to use the net proceeds as we intend. See “Use of Proceeds.” This table should be read in conjunction with the unaudited consolidated financial statements (including the notes thereto) incorporated by reference into this prospectus supplement.

	June 30, 2009
	Actual		Adjusted for sale of the notes		Further adjusted for concurrent Class A common stock offering
	(in thousands)
Cash	$5,163		$5,163		$5,163

Long-term debt, including current maturities (1):
2006 Revolving Credit Sub-Facility (2)	80,010		80,010		80,010
4.25% Convertible Senior Subordinated Notes due 2015 (3)	150,616		36,671		—
6.00% Senior Secured Convertible Notes due 2012 (4)	87,054		87,054		29,568
8.625% Senior Subordinated Notes due 2013 (5)	273,280		273,280		273,280
Notes offered hereby (6)	—		125,000		125,000
Debt discount of notes offered hereby (6)	—		(37,851)		(37,851)
Mortgage Notes Payable	112,553		112,553		112,553
Other notes payable (7)	28,167		28,167		28,167

Total long-term debt	731,680		704,884		610,727
Total stockholders’ equity	220,539	(8)	236,616	(9)	331,310	(9)

Total capitalization	$952,219		$941,500		$942,037

(1)	Excludes $834.3 million of short-term floor plan notes payable.
(2)	As of June 30, 2009, we had approximately $48.9 million of availability under the 2006 Revolving Credit Sub-Facility based on a borrowing base calculated of the basis of receivables, inventory and equipment and a pledge of certain additional collateral by an affiliate of ours and subject to satisfaction of conditions for future advances. As of September 11, 2009, we had $35.0 million outstanding and $95.7 million of availability under the 2006 Revolving Credit Sub-Facility.
(3)	Actual amount includes principal of $160.0 million and unamortized discount of ($9.4) million. Adjusted for the sale of notes only, the amount includes principal of $39.0 million and unamortized discount of ($2.3) million.
(4)	Actual amount includes principal of $85.6 million and unamortized discount and a derivative liability adjustment totaling $1.4 million at June 30, 2009. As adjusted for the sale of notes offering only, the amount includes principal of $39.0 million and unamortized discount of ($2.3) million. Class A common stock offering and concurrent sale of notes amount includes principal of $29.1 million and unamortized discount of ($0.5) million.

(5)	Actual amount includes principal of $275.0 million and unamortized discount of ($1.7) million.
(6)	Convertible debt that may be wholly or partially settled in cash is required to be separated into a liability and equity component such that interest expense reflects the issuer’s nonconvertible debt interest rate. Upon issuance, a debt discount will be recognized as a decrease in debt and an increase in equity. The debt component will accrete up to the principal value over the expected term of the debt. The allocation of proceeds between the debt and equity components have been estimated and are subject to change based upon the completion of our analysis of non-convertible debt interest rates. As a result of this allocation and debt discount to the underwriters, the total debt discount is $37.9 million
(7)	Actual amount includes principal of $25.3 million and unamortized premium of $2.9 million.
(8)	Includes as of June 30, 2009 Class A common stock, $.01 par value, 100,000,000 shares authorized, 44,375,835 shares issued and 29,754,439 shares outstanding; Class B common stock, $.01 par value, 30,000,000 shares authorized, 12,029,375 shares issued and outstanding; and preferred stock, $.10 par value, 3,000,000 shares authorized, no shares issued and outstanding.
(9)	Reflects adjustments for the write-off, net of taxes, of net original issuance discount and derivative liability adjustment, if any, related to the 4.25% Convertible Notes and the 6.00% Convertible Notes assumed redeemed or repaid in this capitalization table. As noted in footnote (6) above, proceeds of the convertible debt offering are allocated between debt and equity. The equity component of $20.3 million is net of taxes and included above in stockholders’ equity.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our Class A common stock is listed on the New York Stock Exchange under the symbol “SAH.” The following table sets forth the high and low closing sales prices for our Class A common stock for each calendar quarter during the periods indicated.

	Price Range of Class A Common Stock		Dividend Paid
	High	Low	Per Share
Fiscal year ended December 31, 2009
First Quarter	$4.16	$0.95	$0.00
Second Quarter	11.03	1.06	0.00
Third Quarter (through September 11, 2009)	14.77	8.35	0.00

Fiscal year ended December 31, 2008
First Quarter	$21.29	$16.45	$0.12
Second Quarter	21.58	12.89	0.12
Third Quarter	12.84	8.39	0.12
Fourth Quarter	7.99	1.52	0.12

Fiscal year ended December 31, 2007
First Quarter	$32.86	$28.04	$0.12
Second Quarter	31.82	28.36	0.12
Third Quarter	30.26	23.94	0.12
Fourth Quarter	25.57	19.36	0.12

DIVIDEND POLICY

The payment of any future dividend on our common stock is subject to the business judgment of our Board of Directors, taking into consideration our historic and projected results of operations, financial condition, cash flows, capital requirements, covenant compliance, share repurchases, current economic environment and other factors considered relevant. As of the date of this prospectus, the payment of dividends is expressly prohibited by our 2006 Credit Facility and restricted by the terms of the indenture governing our 6.00% Convertible Notes.

DESCRIPTION OF NOTES

The Company will issue the notes under an indenture to be dated as of                     , 2009 (the “indenture”) between itself and U.S. Bank National Association, as trustee (the “trustee”), as supplemented by the First Supplemental Indenture to be dated                     , 2009. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

You may request a copy of the indenture from us as described under “Where You Can Find More Information About Sonic.”

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “Sonic,” “the Company,” “we,” “our” and “us” refer only to Sonic Automotive, Inc. and not to its subsidiaries.

General

The notes

•	will be general unsecured, senior obligations of the Company and will not be guaranteed by our subsidiaries;

•	will initially be limited to an aggregate principal amount of $125.0 million (or $143.75 million if the underwriters’ over-allotment option is exercised in full);

•	will bear cash interest from , 2009 at an annual rate of % payable on April 1 and October 1 of each year, beginning on April 1, 2010;

•

will be subject to redemption at our option, in whole or in part, on or after October 1, 2014 at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, including any additional interest, to but excluding the redemption date;

•

holders may convert their notes prior to the close of business on the business day immediately preceding July 1, 2029, in multiples of $1,000 principal amount, at the option of the holder only under the following circumstances:

•

the notes will be convertible during any fiscal quarter commencing after December 31, 2009 if the last reported sale price of the Class A common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day;

•

during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the “trading price” (as defined under “Description of Notes—Conversion Rights—Conversion upon Satisfaction of Trading Price Condition”) per $1,000 principal amount of notes for each day of such measurement period was less than 98% of the product of the last reported sale price of our Class A common stock and the applicable conversion rate on each such day;

•	at any time prior to the close of business on the third scheduled trading day prior to the redemption date if we call any or all of the notes for redemption; or

•	upon the occurrence of specified corporate transactions described under “—Conversion Rights—Conversion upon Specified Corporate Transactions;”

•

at the option of the holder regardless of the foregoing circumstances, on and after July 1, 2029, to (and including) the close of business on the third scheduled trading day immediately preceding the maturity date, holders may convert their notes, in multiples of $1,000 principal amount, at an initial conversion rate of shares per $1,000 principal amount of notes (equal to a conversion price of approximately $             per share of Class A common stock), subject to adjustment as described below;

•

will be subject to repurchase by us at the option of the holders on each of October 1, 2014, October 1, 2019 and October 1, 2024 and following a fundamental change (as defined below under “—Fundamental Change

Permits Holders to Require Us to Purchase Notes”), in each case at a price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, including any additional interest, to but excluding the purchase date or fundamental change purchase date, as the case may be;

•	will mature on October 1, 2029 unless earlier converted, redeemed or repurchased;

•	will be issued in denominations of $1,000 and multiples of $1,000; and

•	will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “—Book-Entry, Settlement and Clearance.”

Subject to fulfillment of certain conditions and during the periods described below, the notes may be converted into shares of our Class A common stock, cash or cash and shares of our Class A common stock initially at a conversion rate of              shares of Class A common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $             per share of Class A common stock). The conversion rate is subject to adjustment if certain events occur. Upon conversion of a note, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our Class A common stock or a combination thereof at our election, all as set forth below under “—Payment upon Conversion.” If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our Class A common stock, the amount of cash and shares of Class A common stock, if any, due upon conversion will be based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day of the 30 trading-day observation period (as defined below), all as set forth below under “—Payment upon Conversion.” You will not receive any separate cash payment for interest or additional interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture does not limit the amount of debt which may be issued by the Company or its subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Fundamental Change Permits Holders to Require Us to Purchase Notes” and “—Consolidation, Merger and Sale of Assets” below and except for the provisions set forth under “—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving the Company or in the event of a decline in the credit rating of the Company as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving the Company that could adversely affect such holders.

We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount; provided that such additional notes must be part of the same issue as the notes offered hereby for federal income tax purposes. We may also from time to time repurchase notes in open market purchases or negotiated transactions without giving prior notice to holders.

The Company does not intend to list the notes on a national securities exchange or interdealer quotation system.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay principal of and interest (including any additional interest) on the notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay principal of any certificated notes at the office or agency designated by the Company for that purpose. We have initially designated the trustee as our paying agent and registrar and its agency in New York, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and the Company may act as paying agent or registrar. Interest (including additional interest, if any) on certificated notes will be payable (i) to holders having an aggregate principal amount of $5.0 million or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5.0 million, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the trustee or the registrar for any registration of transfer or exchange of notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. The Company is not required to transfer or exchange any note selected for redemption or surrendered for conversion.

The registered holder of a note will be treated as the owner of it for all purposes.

Interest

The notes will bear cash interest at a rate of             % per year until maturity. Interest on the notes will accrue from                     , 2009 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semi-annually in arrears on April 1 and October 1 of each year, beginning April 1, 2010. We will pay additional interest, if any, under the circumstances described under “—Events of Default.”

Interest will be paid to the person in whose name a note is registered at the close of business on March 15 or September 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date, the stated maturity date or any earlier required repurchase date upon a fundamental change or a purchase date of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Ranking

The notes will be general unsecured obligations of the Company that rank senior in right of payment to all existing and future indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equally in right of payment with all existing and future liabilities of the Company that are not so subordinated. The notes will not be guaranteed by our subsidiaries. The notes will effectively rank junior to any secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company, the assets of the Company that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding. This and certain other risks related to the notes are described under the heading “Risk Factors.” The notes will also be structurally junior to all existing and future indebtedness and other obligations incurred by our subsidiaries.

As of June 30, 2009, we and our subsidiaries had approximately $ 738.2 million aggregate principal amount of consolidated debt, excluding notes payable—floorplan. Assuming we had completed this offering and the concurrent Class A common stock offering and applied the net proceeds to repurchase all of our 4.25% Convertible Notes and a portion of our 6.00% Convertible Notes as contemplated in this prospectus supplement under “Use of Proceeds,” as of June 30, 2009, the notes would have been effectively or structurally subordinated to approximately $521.7 million aggregate principal amount of debt (excluding notes payable—floorplan).

If we are unable to repurchase any of our 4.25% Convertible Notes with net proceeds from this offering or the concurrent Class A common stock offering, as of June 30, 2009, the notes would have been effectively or structurally subordinated to approximately $ 572.6 million aggregate principal amount of debt (excluding notes payable—floorplan) and senior in right of payment to approximately $160.0 million of debt.

See “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to settle conversions of the notes or to purchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.”

Optional Redemption

No sinking fund is provided for the notes. Prior to October 1, 2014, the notes will not be redeemable. On or after October 1, 2014, we may redeem for cash all or part of the notes, upon not less than 45 nor more than 60 calendar days’ notice before the redemption date to the trustee, the paying agent and each holder of notes, at 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, including any additional interest, to but excluding, the redemption date, unless the redemption date falls after a record date but on or prior to the immediately succeeding interest payment date, in which case we will instead pay the full amount of accrued and unpaid interest, including any additional interest, to the holder of record as of the close of business on such record date and the redemption price will be equal to 100% of the principal amount of the notes to be redeemed. The redemption date must be a business day.

If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or multiples thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate.

If the trustee selects a portion of your note for partial redemption and you convert a portion of the same note, the converted portion will be deemed to be from the portion selected for redemption.

In the event of any redemption in part, we will not be required to register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

No notes may be redeemed if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the redemption date.

Conversion Rights

General

Prior to the close of business on the business day immediately preceding July 1, 2029, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion upon Satisfaction of Sale Price Condition,” “—Conversion upon Redemption,” “—Conversion upon Satisfaction of Trading Price Condition,” and “—Conversion upon Specified Corporate Transactions.” On or after July 1, 2029, holders may convert each of their notes at the applicable conversion rate at any time prior to the close of business on the third scheduled trading day immediately preceding the maturity date. The conversion rate will initially be              shares of Class A common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $             per share of Class A common stock). Upon conversion of a note, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our Class A common stock or a combination thereof at our election, all as set forth below under “—Payment upon Conversion.” If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our Class A common stock, the amount of cash and shares of Class A common stock, if any, due upon conversion will be based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day of the 30 trading-day observation period (as defined below), all as set forth below under “—Payment upon Conversion.” The trustee will initially act as the conversion agent. “Close of business” means 5:00 p.m., New York City time.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of such holder’s notes so long as the notes converted are a multiple of $1,000 principal amount.

If we call notes for redemption, a holder of notes may convert notes only until the close of business on the third scheduled trading day prior to the redemption date unless we fail to pay the redemption price. If a holder of notes has submitted notes for repurchase upon a fundamental change or for repurchase on the dates specified below, the holder may convert those notes only if that holder first withdraws its repurchase election.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest and additional interest, if any, except as described below. We will not issue fractional shares of our Class A common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the last reported sale price (as defined under “—Conversion Rights—Conversion upon Satisfaction of Sale Price Condition”) of the Class A common stock (x) if net share settlement applies, on the last day of the relevant observation period (as defined under “—Payment upon Conversion—Net Share Settlement”) or (y) if physical settlement applies, on the relevant conversion date. Our delivery to you of cash or a combination of cash and the full number of shares of our Class A common stock, if applicable, together with any cash payment for any fractional share, into which a note is convertible, will be deemed to satisfy in full our obligation to pay

•	the principal amount of the note; and

•	accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date.

As a result, accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest and additional interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any record date to 9:00 a.m., New York City time, on the immediately following interest payment date must be accompanied by funds equal to the amount of interest and additional interest, if any, payable on the notes so converted; provided that no such payment need be made

•	for conversions following the record date immediately preceding the maturity date;

•	if we have specified a redemption date that is after a record date and on or prior to the third scheduled trading day after the corresponding interest payment date;

•	if we have specified a fundamental change purchase date that is after a record date and on or prior to third trading day after the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issuance of any shares of our Class A common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Holders may surrender their notes for conversion into shares of Class A common stock, cash or a combination of cash and shares of our Class A common stock, at our election, under the following circumstances:

Conversion upon Satisfaction of Sale Price Condition

Prior to the close of business on the business day immediately preceding July 1, 2029, a holder may surrender all or a portion of its notes for conversion during any fiscal quarter (and only during such fiscal quarter) commencing after December 31, 2009 if the last reported sale price of the Class A common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day.

The “last reported sale price” of our Class A common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our Class A common stock is traded.

If our Class A common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our Class A common stock in the over-the-counter market on the relevant date as reported by Pink Sheets LLC or a similar organization. If our Class A common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our Class A common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Trading day” means a day on which (i) trading in our Class A common stock generally occurs on The New York Stock Exchange or, if our Class A common stock is not then listed on The New York Stock Exchange, on the principal other

United States national or regional securities exchange on which our Class A common stock is then listed or, if our Class A common stock is not then listed on a United States national or regional securities exchange, on the principal other market on which our Class A common stock is then traded, and (ii) a last reported sale price for our Class A common stock is available on such securities exchange or market. If our Class A common stock (or other security for which a closing sale price must be determined) is not so listed or traded, “trading day” means a “business day.”

Conversion upon Satisfaction of Trading Price Condition

Prior to the close of business on the business day immediately preceding July 1, 2029, a holder of notes may surrender its notes for conversion during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the last reported sale price of our Class A common stock and the applicable conversion rate.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $5.0 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that, if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If we or the bid solicitation agent, as applicable, cannot reasonably obtain at least one bid for $5.0 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our Class A common stock and the applicable conversion rate. If we do not so instruct the bid solicitation agent to obtain bids when required, the trading price per $1,000 principal amount of the notes will be deemed to be less than 98% of the product of the last reported sale price of our Class A common stock and the applicable conversion rate on each day we fail to do so.

The bid solicitation agent shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our Class A common stock and the applicable conversion rate. At such time, we shall instruct the bid solicitation agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our Class A common stock and applicable conversion rate. If the trading price condition has been met, we will so notify the holders. If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than 98% of the product of the last reported sale price of our Class A common stock and the conversion rate for such date, we will so notify the holders.

Conversion upon Notice of Redemption

If we call any or all of the notes for redemption, holders may convert notes that have been so called for redemption at any time prior to the close of business on the third scheduled trading day prior to the redemption date, even if the notes are not otherwise convertible at such time, after which time the holder’s right to convert will expire unless we default in the payment of the redemption price.

Conversion upon Specified Corporate Transactions

Certain Distributions

If we elect to

•

issue to all or substantially all holders of our Class A common stock certain rights or warrants entitling them for a period of not more than 60 calendar days after the announcement date of such issuance to subscribe for or purchase shares of our Class A common stock, at a price per share less than the average of the last reported sale prices of our Class A common stock for the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of such issuance; or

•

distribute to all or substantially all holders of our Class A common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors, exceeding 10% of the average of the last reported sale prices of our Class A common stock on the five consecutive trading days immediately preceding the date of announcement for such distribution, we must notify the holders of the notes at least 35 scheduled trading days prior to the ex-dividend date for such issuance or distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date or our announcement that such issuance or distribution will not take place, even if the notes are not otherwise convertible at such time. The ex-dividend date is the first date on which the shares of our Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

Certain Corporate Events

If a transaction or event that constitutes a “fundamental change” (as defined under “—Fundamental Change Permits Holders to Require Us to Purchase Notes”) or a “make-whole fundamental change” as defined under “—Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change”) occurs, regardless of whether a holder has the right to require us to repurchase the notes as described under “—Fundamental Change Permits Holders to Require Us to Purchase Notes,” or if we are a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of our assets, pursuant to which our Class A common stock would be converted into cash, securities or other assets, the notes may be surrendered for conversion at any time from and after the date which is 35 scheduled trading days prior to the anticipated effective date of the transaction until 40 trading days after the actual effective date of such transaction or, if such transaction also constitutes a fundamental change, until the related fundamental change purchase date (as defined below). We will notify holders and the trustee as promptly as practicable following the date we publicly announce such transaction but in no event less than 35 scheduled trading days prior to the anticipated effective date of such transaction.

Conversions On or After July 1, 2029

On or after July 1, 2029, a holder may convert any of its notes at any time prior to the close of business on the third scheduled trading day immediately preceding the maturity date regardless of the foregoing conditions.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

The date you comply with the relevant procedures described above is the conversion date under the indenture.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issuance of any shares of our Class A common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

If a holder has already delivered a purchase notice as described under either “—Purchase of Notes by Us at the Option of the Holder” or “—Fundamental Change Permits Holders to Require Us to Purchase Notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Payment upon Conversion

General

Upon conversion, we will deliver to holders, at our election and in full satisfaction of our conversion obligation:

•	shares of our Class A common stock, together with cash in lieu of fractional shares as described below, which we refer to as a “physical settlement”;

•	a cash payment without any delivery of shares of our Class A common stock, which we refer to as a “cash settlement”; or

•	a combination of cash and shares of our Class A common stock, together with cash in lieu of fractional shares as described below, which we refer to as a “net share settlement.”

We refer to each of a physical settlement, cash settlement or net share settlement as the “settlement method.”

All conversions on or after July 1, 2029 will be settled in the same relative proportions of cash and/or shares of our Class A common stock. If we have not delivered a notice of our election of settlement method prior to July 1, 2029, we will be deemed to have elected to pay cash and deliver shares of our Class A common stock in respect of our conversion obligation, as described below under “—Net Share Settlement,” and the specified dollar amount will be equal to $1,000.

Prior to July 1, 2029, we will use the same settlement method for all conversions occurring on any given conversion date. Except for any conversions that occur on or after July 1, 2029, however, we will not have any obligation to use the same settlement method with respect to conversions that occur on different trading days. That is, we may choose on one trading day to settle conversions in shares of our Class A common stock only, and choose on another trading day to settle in cash or a combination of cash and shares of our Class A common stock. If we elect to do so, we will inform holders so converting through the trustee of the settlement method we have selected no later than the second trading day immediately following the related conversion date. If we do not make such an election, we will be deemed to have elected to pay cash and deliver shares of our Class A common stock in respect of our conversion obligation, as described below under “—Net Share Settlement,” and the specified dollar amount will be equal to $1,000.

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the date the requirements set forth in the indenture have been satisfied as to such notes; provided, however, that a converting holder of notes will become the record holder of any shares of our Class A common stock due upon such conversion:

•

if we elect cash settlement or net share settlement upon conversion, for any trading day during the relevant observation period with respect to which shares are issuable, as of the close of business on such trading day; and

•	if we elect physical settlement upon conversion, as of the relevant conversion date.

Physical Settlement

If we elect physical settlement upon conversion of the notes, we will deliver to a converting holder a number of shares equal to (i) the aggregate principal amount of notes to be converted divided by $1,000, multiplied by (ii) the applicable conversion rate. We will deliver such shares of Class A common stock on the third business day immediately following the relevant conversion date. We will deliver cash in lieu of any fractional share of Class A common stock issuable upon conversion based upon the last reported sale price on the relevant conversion date.

Cash Settlement

If we elect cash settlement upon conversion of the notes, we will deliver, for each $1,000 principal amount of notes, a cash payment equal to the sum of the daily conversion values for each trading day during the relevant observation period. We will make such payment on the third business day following the last day of the applicable observation period.

Net Share Settlement

If we elect (or are deemed to have elected) net share settlement upon conversion of the notes, we will pay or deliver, as the case may be, to a converting holder in respect of each $1,000 principal amount of notes being converted, cash and shares of our Class A common stock, if any, equal to the sum of the daily settlement amounts for each of the 30 trading days during the relevant observation period. We will deliver such cash and shares of Class A common stock, if any, on the third business day immediately following the last trading day of the relevant observation period. We will deliver cash in lieu of any fractional share of Class A common stock issuable upon conversion based upon the last reported sale price on the last trading day of the relevant observation period.

Definitions

“Daily settlement amount,” for each of the 30 trading days during the observation period, shall consist of:

•

cash in an amount equal to the lesser of (i) 3 1/3% of the cash amount specified by us in the notice regarding our chosen settlement method (the “daily cash amount”) and (ii) the daily conversion value on such day; and

•

if the daily conversion value on such day exceeds the daily cash amount, a number of shares of our Class A common stock (together with cash in lieu of any fractional shares) equal to, (i) the difference between such daily conversion value and the daily cash amount, divided by (ii) the daily VWAP on such trading day.

“Daily conversion value” means, for each of the 30 consecutive trading days during the observation period, 3 1/3% of the product of (1) the applicable conversion rate and (2) the daily VWAP of our Class A common stock on such day.

“Daily VWAP” means, for each of the 30 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “SAH.N <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our Class A common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). Daily VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

“Observation period” with respect to any note means

•	if the relevant conversion date occurs prior to July 1, 2029, the 30 consecutive trading-day period beginning on and including the third trading day after the related conversion date; and

•	if the relevant conversion date occurs on or after July 1, 2029, the 30 consecutive trading days beginning on and including the 32nd scheduled trading day immediately preceding the maturity date.

For the purposes of determining payment upon conversion only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our Class A common stock generally occurs on The New York Stock Exchange or, if our Class A common stock is not then listed on The New York Stock Exchange, on the principal other United States national or regional securities exchange on which our Class A common stock is then listed or, if our Class A common stock is not then listed on a United States national or regional securities exchange, on the principal other market on which our Class A common stock is then traded. If our Class A common stock (or other security for which a daily VWAP must be determined) is not so listed or traded, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the primary United States national securities exchange or market on which our Class A common stock is listed or admitted for trading. If our Class A common stock is not so listed or admitted for trading, “scheduled trading day” means a business day.

For the purposes of determining payment upon conversion, “market disruption event” means (i) a failure by the primary United States national or regional securities exchange or market on which our Class A common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our Class A common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our Class A common stock or in any options, contracts or future contracts relating to our Class A common stock.

Right to Irrevocably Elect Net Share Settlement

At any time on or prior to the 30th trading day preceding the maturity date, we may irrevocably elect to satisfy our conversion obligation with respect to the notes converted after the date of such election by delivering cash and shares of our Class A common stock, if any, calculated as described above under “—Net Share Settlement.” This irrevocable election will be in our sole discretion without the consent of the holders of notes.

Upon making such election, we will promptly (i) issue a press release and post such information on our website (or otherwise publicly disclose this information) and (ii) provide written notice to the holders of the notes in a manner contemplated by the indenture, including through the facilities of the DTC.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below. However, we will not make any adjustment to the conversion rate if holders may participate in any of the transactions described below as a result of holding the notes on a basis equivalent to a holder of a number of shares of our Class A common stock equal to the principal amount of the notes held divided by the applicable conversion price without having to convert their notes. This exception will not apply to any adjustment described under “—Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change.” In addition, in no event will we adjust the conversion rate to the extent that the adjustment would reduce the conversion price below the par value per share of our Class A common stock.

(1)	If we exclusively issue shares of our Class A common stock as a dividend or distribution on shares of our Class A common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or combination, as applicable

CR1 = the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date

OS0 = the number of shares of our Class A common stock outstanding immediately prior to such ex-dividend date or effective date; and

OS1 = the number of shares of our Class A common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made pursuant to this clause (1) shall become effective immediately after (x) 5:00 p.m., New York City time, on the record date for such dividend or distribution or (y) the effective date of such share split or share combination. If any dividend or distribution described in this clause (1) is declared but not so paid or made, the conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)	If we issue to all or substantially all holders of our Class A common stock any rights or warrants entitling them for a period of not more than 60 calendar days after the announcement date of such issuance to subscribe for or purchase shares of our Class A common stock, at a price per share less than the average of the last reported sale prices of our Class A common stock for the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;

CR1 = the conversion rate in effect immediately after the open of business on such ex-dividend date;

OS0 = the number of shares of our Class A common stock outstanding immediately prior to the open of business on such ex-dividend date;

X = the total number of shares of our Class A common stock issuable pursuant to such rights or warrants; and

Y = the number of shares of our Class A common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our Class A common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of the issuance of such rights or warrants.

Any adjustment made pursuant to this clause (2) shall become effective immediately after 5:00 p.m., New York City time, on the record date for such distribution. In the event that such rights or warrants described in this clause (2) are not so distributed, the conversion rate shall be readjusted to the conversion rate that would then be in effect if the record date for such distribution had not occurred. To the extent that such rights or warrants are not exercised prior to their expiration or shares of Class A common stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the conversion rate shall be readjusted to the conversion rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of common stock actually delivered. In determining the aggregate price payable for such shares of common stock, there shall be taken into account any consideration received by the Company for such rights or warrants and the value of such consideration if other than cash to be determined by our board of directors or a committee thereof.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights or warrants to acquire our capital stock or other securities, to all or substantially all holders of our Class A common stock, excluding

•	dividends or distributions and rights or warrants described in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be adjusted based on the following formula:

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1 = the conversion rate in effect immediately after the open of business on such ex-dividend date;

SP0 = the average of the last reported sale prices of our Class A common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets, property, rights or warrants distributed with respect to each outstanding share of our Class A common stock on the ex-dividend date for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our Class A common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

where,

CR0 = the conversion rate in effect immediately prior to the end of the valuation period (as defined below);

CR1 = the conversion rate in effect immediately after the end of the valuation period;

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our Class A common stock applicable to one share of our Class A common stock over the first 10 consecutive trading-day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and

MP0 = the average of the last reported sale prices of our Class A common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph will occur at the close of business on the last day of the valuation period; provided that in respect of any conversion during the valuation period, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date of such spin-off and the conversion date in determining the applicable conversion rate.

In the event that such dividend or distribution described in this clause (3) is not so made, the conversion rate shall be readjusted to be the conversion rate which would then be in effect if such dividend or distribution had not been declared.

(4)	If any cash dividend or distribution is made to all or substantially all holders of our Class A common stock, the conversion rate will be adjusted based on the following formula:

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR1 = the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0 = the last reported sale price of our Class A common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C = the amount in cash per share we distribute to holders of our Class A common stock.

Any adjustment made pursuant to this clause (4) shall become effective immediately after the record date for such dividend or distribution. In the event that any distribution described in this clause (4) is declared but not paid or made, the conversion rate shall be readjusted to be the conversion rate which would then be in effect if such dividend or distribution had not been declared.

(5)	If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our Class A common stock, subject to the tender offer rules, to the extent that the cash and value of any other consideration included in the payment per share of Class A common stock exceeds the last reported sale price of our Class A common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

where,

CR0 = the conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

CR1 = the conversion rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our Class A common stock outstanding immediately prior to the date such tender or exchange offer expires;

OS1 = the number of shares of our Class A common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 = the average of the last reported sale prices of our Class A common stock over the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the conversion rate under the preceding paragraph will occur at the close of business on the tenth trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion within 10 trading days immediately following, and including, the expiration date of any tender or exchange offer, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the conversion date in determining the applicable conversion rate.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our Class A common stock or any securities convertible into or exchangeable for shares of our Class A common stock or the right to purchase shares of our Class A common stock or such convertible or exchangeable securities. In addition, if the application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made (other than as a result of a reverse share split or share combination).

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our Class A common stock or rights to purchase shares of our Class A common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of Class A common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Certain United States Federal Tax Considerations.”

To the extent that we have a rights plan in effect upon conversion of the notes into Class A common stock, you will receive, in addition to any shares of Class A common stock received in connection with such conversion, the rights under the rights plan, unless prior to any conversion, the rights have separated from the Class A common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our Class A common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted:

•

upon the issuance of any shares of our Class A common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our Class A common stock under any plan;

•

upon the issuance of any shares of our Class A common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our Class A common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of the Class A common stock; or

•	for accrued and unpaid interest and additional interest, if any.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried-forward adjustments, regardless of whether the aggregate adjustment is less than 1%, within one year of the first such adjustment carried forward, upon a fundamental change or upon a make-whole fundamental change, and on each day beginning with the 32nd scheduled trading day and ending on and including the second scheduled trading day prior to maturity.

Except as described above in this section, we will not adjust the conversion rate.

Recapitalizations, Reclassifications and Changes of Our Class A Common Stock

In the case of:

•	any recapitalization, reclassification or change of our Class A common stock (other than changes resulting from a subdivision or combination),

•	any consolidation, merger or combination involving us,

•	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or

•	any statutory share exchange,

in each case as a result of which our Class A common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert a note will be changed into a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Class A common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. However, if net share settlement applies, at and after the effective time of the transaction (x) the amount otherwise payable in cash upon conversion of the notes as set forth under “—Payment upon Conversion—Net Share Settlement” above will continue to be payable in cash, (y) the number of shares of our Class A common stock otherwise deliverable upon conversion of the notes as set forth under “—Payment upon Conversion—Net Share Settlement” above will be instead be deliverable in the amount and type of reference property that a holder of that number of shares of our Class A common stock would have received in such transaction and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our Class A common stock would have received in such transaction.

If the transaction causes our Class A common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our Class A common stock that affirmatively make such an election. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate last reported prices or daily VWAP over a span of multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, at any time during the period from which such prices are to be calculated.

Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change

If a “fundamental change” (as defined below and determined after giving effect to any exceptions or exclusions to such definition, but without regard to the exclusions in clause (4) of the definition thereof, a “make-whole fundamental change”) occurs prior to October 1, 2014 and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of Class A common stock (the “additional shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change purchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the exclusions in clause (4) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change).

Upon surrender of notes or conversion in connection with a make-whole fundamental change, we will deliver, in lieu of shares of Class A common stock, including the additional shares, cash or a combination of cash and shares of Class A common stock as described under “—Payment upon Conversion.” However, if the consideration for our Class A common stock in any make-whole fundamental change described in clause (4) of the definition of fundamental change is comprised entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount equal to the applicable conversion rate (including any adjustment as described in this section) multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date. We will notify holders of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.

The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid (or deemed paid) per share of our Class A common stock in the make-whole fundamental change. If the holders of our Class A common stock receive only cash in a make-whole fundamental change described in clause (4) of the definition of fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our Class A common stock over the five trading-day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the number of additional shares to be received per $1,000 principal amount of notes for each stock price and effective date set forth below:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$	$

, 2009

, 2010

, 2011

, 2012

, 2013

, 2014

The exact stock prices and effective dates may not be set forth in the table above, in which case

•

If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

•

If the stock price is greater than $             per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

•

If the stock price is less than $             per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the total number of shares of Class A common stock issuable upon conversion exceed              per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Purchase of Notes by Us at the Option of the Holder

Holders have the right to require us to purchase the notes on each of October 1, 2014, October 1, 2019 and October 1, 2024 (each, a “purchase date”). We will be required to purchase any outstanding notes for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the open of business on the date that is 20 business days prior to the relevant purchase date until the close of business on the business day prior to the purchase date. If the purchase notice is given and withdrawn during such period, we will not be obligated to purchase the related notes. Also, our ability to satisfy our purchase obligations may be affected by the factors described in “Risk Factors.”

The purchase price payable will be equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including any additional interest to, but excluding, such purchase date; provided that any such accrued and unpaid interest will be paid not to the holder submitting the notes for repurchase on the relevant purchase date but instead to the holder of record at the close of business on the corresponding record date. Any notes purchased by us will be paid for in cash.

On or before the 20th business day prior to each purchase date, we will provide to the trustee, the paying agent and to all holders of the notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

•	the last date on which a holder may exercise the repurchase right;

•	the purchase price;

•	the name and address of the paying agent; and

•	the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

A notice electing to require us to purchase your notes must state:

•	if certificated notes have been issued, the certificate numbers of the notes, or if not certificated, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be purchased, in multiples of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

No notes may be purchased at the option of holders if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the relevant purchase date.

You may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, that remains subject to the purchase notice.

You must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. You will receive payment on the later of (i) the purchase date and (ii) the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the purchase price of the notes on the purchase date, then:

•

the notes will cease to be outstanding and interest, including any additional interest, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•

all other rights of the holder will terminate (other than the right to receive the purchase price and previously accrued and unpaid interest and additional interest upon delivery or transfer of the notes).

Our ability to repurchase the notes for cash on any purchase date may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors.” If we fail to purchase the notes when required, we will be in default under the indenture.

We will comply with the provisions of Rule 13e-4 and any other rules under the Exchange Act that may be applicable.

Fundamental Change Permits Holders to Require Us to Purchase Notes

If a “fundamental change” (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase for cash any or all of your notes, or any portion of the principal amount thereof, that is equal to $1,000 or multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, including additional interest, to but excluding the fundamental change purchase date (unless the fundamental change purchase date is after a record date and on or prior to the interest payment date to which such record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such record date and the fundamental change purchase price will be equal to 100% of the principal amount of the notes to be purchased). The fundamental change purchase date will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our fundamental change notice as described below. Any notes purchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred upon a change of control of Sonic or a termination of trading of our Class A common stock.

A “change of control” will be deemed to have occurred at such time after the original issuance of the notes when any of the following has occurred:

(1)	a “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act, other than us, our subsidiaries, a Smith holder(s) or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of our Class A common stock representing more than 50% of the voting power of our capital stock entitled to vote generally in the election of directors;

(2)	the first day on which a majority of the members of our board of directors does not consist of continuing directors;

(3)	our shareholders approve any plan or proposal for Sonic’s liquidation or dissolution;

(4)	consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets or (B) any consolidation, merger or binding share exchange, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

•	any transaction:

(i)	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

(ii)	pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving or successor person immediately after giving effect to such issuance; or

•

any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock, if at all, solely into shares of common stock, ordinary shares or American Depositary Shares of the surviving entity or a direct or indirect parent of the surviving corporation; or

•

any consolidation or merger with or into any of our subsidiaries, so long as such merger or consolidation is not part of a plan or a series of transactions designed to or having the effect of merging or consolidating with any other person;

(5)	the occurrence of any “going private transaction” with respect to the Class A common stock under Rule 13e-3 of the Securities Act; or

(6)	any Smith holder(s), individually or in the aggregate, directly or beneficially own(s) greater than 50% of our outstanding capital stock entitled to vote generally in elections of directors, without regard to voting power.

A fundamental change as a result of clauses (1) or (4) above will not be deemed to have occurred, however, if 100% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares, in connection with the transaction or transactions constituting the fundamental change consists of shares of common stock, depositary receipts or other certificates representing common equity interests traded on a national securities exchange or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible into publicly traded securities, excluding cash payments for fractional shares (subject to the provisions set forth above under “—Payment upon Conversion”).

A “continuing director” means any member of our board of directors who:

(i)	was a member of our board of directors on the date of original issuance of the notes; or

(ii)	was nominated for election to our board of directors with the approval of, or whose election to our board of directors was ratified by, at least a majority of the continuing directors who were members of our board of directors at the time of such nomination or election.

The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

The term “Smith holders” means:

(i)	Mr. O. Bruton Smith and his guardians, conservators, committees or attorneys-in-fact;

(ii)	lineal descendants of Mr. Smith (a “descendant”) and their respective guardians, conservators, committees or attorneys-in-fact; and

(iii)	each “family controlled entity.” The term “family controlled entity” means:

(a)	any not-for-profit corporation if at least 80% of its board of directors is composed of Smith holders and/or descendants;

(b)	any other corporation if at least 80% of the value of its outstanding equity is owned directly or indirectly by one or more Smith holders;

(c)	any partnership if at least 80% of the value of the partnership interests are owned directly or indirectly by one or more Smith holders;

(d)	any limited liability or similar company if at least 80% of the value of the company is owned directly or indirectly by one or more Smith holders; and

(e)	any trusts created for the benefit of any of the persons listed in clauses (a) to (e) of this definition.

A “termination of trading” will be deemed to have occurred if our Class A common stock (or other common stock into which the notes are then convertible) is neither listed for trading nor quoted on a U.S. national securities exchange.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

•

if applicable, that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the fundamental change purchase right, you must deliver, on or before the business day immediately preceding the fundamental change purchase date, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your purchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for purchase or if not certificated, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or a multiple thereof; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change purchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.

We will be required to purchase the notes on the fundamental change purchase date. You will receive payment of the fundamental change purchase price on the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the notes on the fundamental change purchase date, then:

•

the notes will cease to be outstanding and interest, including additional interest, if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price).

In connection with any purchase offer pursuant to a fundamental change purchase notice, we will, if required:

•	comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

No notes may be purchased at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

The purchase rights of the holders could discourage a potential acquirer of us. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

In addition, you should note that recent case law suggests that, in the event that incumbent directors are replaced as a result of a contested election, issuers may nevertheless avoid triggering a fundamental change under a clause similar to clause (2) under the definition of “fundamental change” above, if the outgoing directors were to approve the new directors for the purpose of such fundamental change clause.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors.” If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

The indenture provides that the Company shall not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of its properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not the Company) is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such corporation (if not the Company) expressly assumes by supplemental indenture all the obligations of the Company under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture. Upon any such consolidation, merger or sale, conveyance, transfer or lease, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, the Company under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to purchase the notes of such holder as described above.

Events of Default

Each of the following is an event of default:

(1)	default in any payment of interest, including any additional interest, on any note when due and payable and the default continues for a period of 30 days;

(2)	default in the payment of principal of any note when due and payable at its stated maturity, upon optional redemption, upon any required repurchase, upon declaration or otherwise;

(3)	failure by the Company to comply with its obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right;

(4)	failure by the Company to give a fundamental change notice or notice of a specified corporate transaction as described under “—Conversion upon Specified Corporate Transactions,” in each case when due;

(5)	failure by the Company to comply with its obligations under “—Consolidation, Merger and Sale of Assets;”

(6)	failure by the Company for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of its other agreements contained in the notes or indenture;

(7)	default by the Company or any subsidiary with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $35.0 million in the aggregate of the Company and/or any subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise;

(8)	certain events of bankruptcy, insolvency, or reorganization of the Company or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X; or

(9)	a final judgment for the payment of $35.0 million or more (excluding any amounts covered by insurance) rendered against the Company or any significant subsidiary, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

If an event of default occurs and is continuing, the trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding notes by notice to the Company and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, including additional interest, if any, on all the notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization, involving us or a significant subsidiary, 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration, such principal and accrued and unpaid interest, including any additional interest, will be due and payable immediately.

Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our obligations as set forth under “—Reports” below, will after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at a rate equal to 0.50% per annum of the principal amount of the notes outstanding for each day during the 60-day period beginning on, and including, the occurrence of such an event of default during which such event of default is continuing.

If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 61st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 61st day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 60 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of notes and the trustee and paying agent of such election prior to the beginning of such 60-day period. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above. Additional interest will be payable in arrears on each interest payment date following accrual in the same manner as regular interest on the notes.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (though the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest, including any additional interest, or with respect to the failure to deliver the consideration due upon conversion) and rescind any such acceleration with respect to the notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest, including additional interest, on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest, including any additional interest, when due, or the right to receive payment or delivery of the consideration due upon consideration, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee notice that an event of default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. The Company also is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Modification and Amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1)	reduce the amount of notes whose holders must consent to an amendment;

(2)	reduce the rate of or extend the stated time for payment of interest, including additional interest, on any note;

(3)	reduce the principal of or extend the stated maturity of any note;

(4)	make any change that adversely affects the conversion rights of any notes;

(5)	reduce the redemption price, the purchase price or fundamental change purchase price of any note or amend or modify in any manner adverse to the holders of notes the Company’s obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6)	make any note payable in money other than that stated in the note;

(7)	change the ranking of the notes;

(8)	impair the right of any holder to receive payment of principal and interest, including additional interest, on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes; or

(9)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.

Without the consent of any holder, the Company and the trustee may amend the indenture to:

(1)	cure any ambiguity, omission, defect or inconsistency that does not adversely affect holders of the notes;

(2)	provide for the assumption by a successor corporation of the obligations of the Company under the indenture;

(3)	add guarantees with respect to the notes;

(4)	secure the notes;

(5)	add to the covenants of the Company for the benefit of the holders or surrender any right or power conferred upon the Company;

(6)	make any change that does not adversely affect the rights of any holder;

(7)	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act; or

(8)	conform the provisions of the indenture to this “Description of Notes” section in this prospectus supplement.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity or any purchase date, or upon conversion or otherwise, cash and/or (in the case of conversion) shares of Class A common stock sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our Class A common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system (or any successor system) will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR (or any successor system).

Trustee

U.S. Bank National Association is the trustee, security registrar, paying agent and conversion agent. U.S. Bank National Association, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We may establish banking or other relationships in the ordinary course of business with the trustee and its affiliates.

Governing Law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry, Settlement and Clearance

The Global Notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•

ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest (including additional interest) with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default with respect to the notes has occurred and is continuing and such beneficial owner requests that its notes be issued in physical, certificated form.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of (a) 100,000,000 shares of Class A common stock, $.01 par value, (b) 30,000,000 shares of Class B common stock, $.01 par value and (c) 3,000,000 shares of preferred stock, $.10 par value. As of September 11, 2009, we had 29,749,558 outstanding shares of Class A common stock, 12,029,375 outstanding shares of Class B common stock and no outstanding shares of preferred stock.

We have summarized certain of the material provisions of our Class A and Class B common stock below. We urge you to read our Amended and Restated Certificate of Incorporation (which was filed as an exhibit to our Registration Statement on Form S-l (File No. 333-33295)), our Certificate of Amendment to our Amended and Restated Certificate of Incorporation (which is filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 1999) and Amended and Restated Bylaws of Sonic (as amended February 9, 2006) (which was filed as an exhibit to our Current Report on Form 8-K filed February 13, 2006) for a detailed description of the provisions thereof summarized below.

Common Stock

Sonic’s Class A common stock and Class B common stock are equal in all respects except for voting rights, conversion rights of the Class B common stock and as required by law, as discussed more fully below.

Voting Rights; Conversion of Class B Common Stock to Class A Common Stock

The voting powers, preferences and relative rights of the Class A common stock and the Class B common stock are subject to the following provisions. Holders of Class A common stock have one vote per share on all matters submitted to a vote of the stockholders of Sonic. Holders of Class B common stock are entitled to 10 votes per share except as described below. Holders of all classes of common stock entitled to vote will vote together as a single class on all matters presented to the stockholders for their vote or approval except as otherwise required by Delaware law. There is no cumulative voting with respect to the election of directors.

In the event any shares of Class B common stock held by a member of the Smith Group (as defined below) are transferred outside of the Smith Group, such shares will automatically be converted into shares of Class A common stock. In addition, if the total number of shares of common stock held by members of the Smith Group is less than 15% of the total number of shares of common stock outstanding, all of the outstanding shares of Class B common stock automatically will be reclassified as Class A common stock. In any merger, consolidation or business combination, the consideration to be received per share by holders of Class A common stock must be identical to that received by holders of Class B common stock, except that in any such transaction in which shares of common stock are distributed, such shares may differ as to voting rights to the extent that voting rights now differ between our classes of common stock.

Notwithstanding the foregoing, the holders of Class A common stock and Class B common stock vote as a single class, with each share of each class entitled to one vote per share, with respect to any transaction proposed or approved by the board of directors of Sonic or proposed by or on behalf of holders of the Class B common stock or as to which any member of the Smith Group or any affiliate thereof has a material financial interest other than as a then existing stockholder of Sonic constituting a

•	“going private” transaction;

•	sale or other disposition of all or substantially all of Sonic’s assets; or

•

sale or transfer that would cause the nature of Sonic’s business to be no longer primarily oriented toward automobile dealership operations and related activities, or merger or consolidation of Sonic in which the holders of the common stock will own less than 50% of the common stock following such transaction.

A “going private” transaction is defined as any “Rule l3e-3 Transaction,” as such term is defined in Rule l3e-3 promulgated under the Securities Exchange Act of 1934. An “affiliate” is defined as (a) any individual or entity who or that, directly or indirectly, controls, is controlled by, or is under common control with any member of the Smith Group, (b) any corporation or organization (other than Sonic or a majority-owned subsidiary of Sonic) of which any member of the Smith Group is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of voting securities, or in which any member of the Smith Group has a substantial beneficial interest, (c) a voting trust or similar arrangement pursuant to which any member of the Smith Group generally controls the vote of the shares of common stock held by or subject to such trust or arrangement, (d) any other trust or estate in which any member of the Smith Group has a substantial beneficial interest or as to which any member of the Smith Group serves as trustee or in a similar fiduciary capacity or (e) any relative or spouse of any member of the Smith Group or any relative of such spouse, who has the same residence as any member of the Smith Group.

As used in this prospectus, the term the “Smith Group” consists of the following persons:

•	Mr. O. Bruton Smith and his guardian, conservator, committee, or attorney-in-fact;

•	William S. Egan and his guardian, conservator, committee, or attorney-in-fact;

•	each lineal descendant of Messrs. Smith and Egan (a “Descendant”) and their respective guardians, conservators, committees or attorneys-in-fact; and

•	each “Family Controlled Entity.”

The term “Family Controlled Entity” means (a) any not-for-profit corporation if at least 80% of its board of directors is composed of Mr. Smith, Mr. Egan and/or Descendants; (b) any other corporation if at least 80% of the value of its outstanding equity is owned by members of the Smith Group; (c) any partnership if at least 80% of the value of the partnership interests are owned by members of the Smith Group; and (d) any limited liability or similar company if at least 80% of the value of the company is owned by members of the Smith Group.

Under Sonic’s charter and Delaware law, the holders of Class A common stock and/or Class B common stock are each entitled to vote as a separate class, as applicable, with respect to any amendment to Sonic’s Certificate that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or modify or change the powers, preferences or special rights of the shares of such class so as to affect such class adversely.

Dividends

Holders of the Class A common stock and the Class B common stock are entitled to receive ratably such dividends, if any, as are declared by our Board of Directors out of funds legally available for that purpose. An additional requirement is that dividends paid in shares of Class A common stock shall be paid only to holders of Class A common stock, and dividends paid in shares of Class B common stock shall be paid only to holders of Class B common stock. Sonic’s charter provides that if there is any dividend, subdivision, combination or reclassification of either class of common stock, a proportionate dividend, subdivision, combination or reclassification of the other class of common stock must be made at the same time.

Other Rights

Stockholders of Sonic have no preemptive or other rights to subscribe for additional shares. In the event of the liquidation, dissolution or winding up of Sonic, holders of Class A common stock and Class B common stock are entitled to share ratably in all assets available for distribution to holders of common stock after payment in full of creditors. No shares of any class of common stock are subject to a redemption or a sinking fund.

Delaware Law, Certain Charter and Bylaw Provisions

Certain provisions of Delaware law and of Sonic’s charter and bylaws, summarized in the following paragraphs, may be considered to have an antitakeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in such stockholder’s best interest, including such an attempt as might result in payment of a premium over the market price for shares held by stockholders.

Delaware Antitakeover Law.    Sonic is subject to the applicable provisions of the Delaware General Corporation Law, including Section 203. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” and certain other transaction with an “interested stockholder” for a period of three years after the date of the transaction in which such person became an interested stockholder unless: (a) prior to such date, the Board of Directors approved either the business combination or the transaction, which resulted in the stockholder becoming an interested stockholder; or (b) upon becoming an interested stockholder, the stockholder then owned at least 85% of the voting stock, as defined in Section 203; or (c) subsequent to such date, the business combination is approved by both the Board of Directors and by holders of at least 66 2/3% of the corporation’s outstanding voting stock, excluding shares owned by the interested stockholder. For these purposes, the term “business combination” includes mergers, asset sales and other similar transactions with an “interested stockholder.” An “interested stockholder” is a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation’s voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, Sonic to date has not made this election.

Special Meetings of Stockholders.    Sonic’s bylaws provide that special meetings of stockholders may be called only by the Chairman or by the Secretary or any Assistant Secretary at the request in writing of a majority of Sonic’s Board of Directors. Sonic’s bylaws also provide that no action required to be taken or that may be taken at any annual or special meeting of stockholders may be taken without a meeting; the powers of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied. These provisions may make it more difficult for stockholders to take action opposed by the Board of Directors.

Advance Notice Requirements for Stockholders Proposals and Director Nominations.    Sonic’s bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or a special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive office of Sonic, (a) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not less than 60 days nor more than 90 days prior to such anniversary date, and, (b) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, or in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. Our bylaws also specify certain requirements for a stockholder’s notice to be in proper written form. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

Conflict of Interest Procedures.    Sonic’s charter contains provisions providing that transactions between Sonic and its affiliates must be no less favorable to Sonic than would be available in transactions involving arms’ length dealing with unrelated third parties. Moreover, any such transaction involving aggregate payments in excess of $500,000 must be approved by a majority of Sonic’s directors and a majority of Sonic’s independent directors. Otherwise, Sonic must obtain an opinion as to the financial fairness of the transactions to be issued by an investment banking or appraisal firm of national standing.

Limitation of Liability of Officers and Directors

Delaware law authorizes corporations to limit or eliminate the personal liability of officers and directors to corporations and their stockholders for monetary damages for breach of officers’ and directors’ fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, officers and directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, officers and directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission.

Our certificate of incorporation limits the liability of our officers and directors to us and our stockholders to the fullest extent permitted by Delaware law. Specifically, our officers and directors will not be personally liable for monetary damages for breach of an officer’s or director’s fiduciary duty in such capacity, except for liability

•	for any breach of the officer’s or director’s duty of loyalty to us or our stockholders,

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or

•	for any transaction from which the officer or director derived an improper personal benefit.

The inclusion of this provision in our certificate of incorporation may reduce the likelihood of derivative litigation against our officers and directors, and may discourage or deter stockholders or management from bringing a lawsuit against our officers and directors for breach of their duty of care, even though such an action, if successful, might have otherwise benefited us and our stockholders.

Both our certificate of incorporation and bylaws provide indemnification to our officers and directors and certain other persons with respect to certain matters to the maximum extent allowed by Delaware law as it exists now or may hereafter be amended. These provisions do not alter the liability of officers and directors under federal securities laws and do not affect the right to sue (nor to recover monetary damages) under federal securities laws for violations thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Sonic pursuant to the foregoing provisions, Sonic has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

Our transfer agent and registrar of our common stock is American Stock Transfer & Trust Company.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax consequences, and in the case of a holder that is a Non-U.S. holder (as defined below) certain material U.S. federal estate tax consequences, of the purchase, ownership and disposition of notes and Class A common stock into which the notes are convertible. Except where noted, this summary deals only with notes and Class A common stock held as capital assets by beneficial owners of the notes who purchase notes in this offering at their issue price. The issue price of the notes is the first price at which a substantial amount of the notes is sold other than to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters.

This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, (the “Code”), regulations promulgated thereunder and judicial and administrative rulings and decisions now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary does not purport to address all aspects of U.S. federal income and estate taxation that may affect particular investors in light of their individual circumstances, or certain types of investors subject to special treatment under the U.S. federal income tax laws, such as persons that mark to market their securities, financial institutions (including banks), individual retirement and other tax-deferred accounts, tax-exempt organizations, regulated investment companies, real estate investment trusts, “controlled foreign corporations,” “passive foreign investment companies,” broker-dealers, former U.S. citizens or long-term residents, insurance companies, persons that hold notes and/or Class A common stock as part of a hedge, straddle or synthetic security or that hold notes and/or Class A common stock as part of a constructive sale, conversion transaction or other integrated transaction, U.S. holders that have a functional currency other than the U.S. dollar, persons that acquire Class A common stock other than pursuant to conversion of the notes, and pass-through entities (including partnerships and entities and arrangements classified as partnerships for U.S. federal income tax purposes) and their beneficial owners. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction or any gift or alternative minimum tax consequences.

For purposes of this summary, a “U.S. holder” is a beneficial owner of a note or Class A common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any State or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (a) a court within the United States is able to exercise primary jurisdiction over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (b) it has a valid election in effect to be treated as a United States person.

For purposes of this summary, a “Non-U.S. holder” is a beneficial owner of a note or Class A common stock that is not a U.S. holder or a partnership (including an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of notes or Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partners of partnerships that are beneficial owners of notes or Class A common stock should consult their tax advisors.

We have not requested, and do not intend to request, a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income or estate tax consequences described below. There can be no assurance that the IRS will not disagree with or challenge any of the conclusions set forth herein.

If you are considering investing in the notes, you should consult your own tax advisor with respect to your particular tax consequences of owning and disposing of the notes and the Class A common stock, including the consequences under the laws of any state, local or non-U.S. jurisdiction.

Tax Consequences to U.S. Holders

Interest Payments

It is expected, and therefore this summary assumes, that the notes will not be issued with original issue discount for U.S. federal income tax purposes. Payments of interest on a note generally will be taxable to you as ordinary interest income in accordance with your regular method of accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition of a Note

Upon a sale, redemption, exchange or other taxable disposition of a note, you generally will recognize capital gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition (excluding amounts attributable to accrued but unpaid interest, which will be taxable to you as ordinary interest income to the extent not already included in income) and your adjusted tax basis in the note. Your adjusted tax basis generally will be the cost of the note, adjusted as described below under “Constructive Distributions”. The amount realized will include the amount of any cash and the fair market value of any other property received for the note. Such gain or loss generally will be long-term capital gain or loss if your holding period for the note is more than one year at the time of disposition. Long-term capital gain of non-corporate taxpayers is currently subject to a reduced federal income tax rate. Your ability to offset ordinary income with capital losses is subject to limitations.

Conversion of Notes

Upon a conversion of your note solely into cash, you generally will be subject to the rules described above under “Sale or Other Taxable Disposition of a Note.”

Upon a conversion of your note solely into shares of Class A common stock, you will not recognize any income, gain or loss except to the extent of shares of Class A common stock attributable to accrued but unpaid interest and except to the extent of cash received in lieu of a fractional share of Class A common stock, and subject to the discussion below in “—Constructive Distributions” regarding the possibility that the adjustment to the conversion rate of a note converted in connection with a make-whole fundamental change may be treated as a taxable constructive distribution. The tax basis of the shares of Class A common stock received upon such a conversion in respect of the principal of the converted note will equal the adjusted tax basis of the note (as described above under “Sale or Other Taxable Disposition of a Note”), and the holding period for such shares of Class A common stock will include the period during which you held the note.

The U.S. federal income tax treatment of a conversion of your note into cash and Class A common stock is not entirely clear. The U.S. federal income tax treatment of such a conversion will depend upon whether the notes are treated as “securities” for U.S. federal income tax purposes. It is unclear whether the notes qualify as “securities,” and you are encouraged to consult your own tax advisor regarding this determination.

If the notes are treated as “securities,” upon a conversion of your note into cash and Class A common stock, you will recognize gain, but not loss, equal to the excess of (i) the sum of the fair market value of our Class A common stock received (treating a fractional share of Class A common stock as issued and received for this purpose and excluding any shares of Class A common stock that are attributable to accrued and unpaid interest) and the cash received (other than any cash received attributable to accrued but unpaid interest and any cash received in lieu of a fractional share of Class A common stock) over (ii) your adjusted basis in the converted note (as described above under “Sale and Other Taxable Disposition of a Note”), but in no event will your gain recognized exceed the amount of cash received (other than any cash received in lieu of a fractional share and any cash attributable to accrued and unpaid interest). Your tax basis for shares of Class A common stock received upon such a conversion (other than shares of Class A common stock attributable to accrued but unpaid interest) will equal the adjusted tax basis of the note that was converted, reduced by the amount of any cash received (other than any cash received in lieu of a fractional share or cash received attributable to accrued but unpaid interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share, as discussed below). Your holding period for the shares of Class A common stock received will include the period during which you held the converted note.

If the notes are not treated as “securities,” the U.S. federal income tax treatment of a conversion of your note into cash and Class A common stock is unclear. Such a conversion might be viewed as consisting of a nontaxable exchange of a portion of your note solely for Class A common stock, as described above, and a taxable exchange of the remaining portion of your note solely for cash, as described above. Under this treatment, although the law on this point is not entirely clear, you may allocate the total tax basis of your note between the portion of the note treated as exchanged solely for Class A common stock and the portion treated as exchanged solely for cash based on the relative fair market value of the Class A common stock and cash you receive in the conversion. Alternatively, such a conversion might be viewed as a fully taxable exchange of your note for a combination of cash and Class A common stock. You should consult your own tax advisors regarding the tax treatment of a conversion of your note for a combination of cash and Class A common stock.

In each case, with respect to cash received in lieu of a fractional share of Class A common stock, you will be treated as if the fractional share were issued and received and then immediately redeemed for cash and, accordingly, you generally will recognize gain or loss equal to the difference between the cash received and that portion of your tax basis in the shares of Class A common stock (determined as discussed above) received attributable to the fractional share.

In each case, subject to the discussion below in “—Constructive Distributions” regarding the possibility that the adjustment to the conversion rate of a note converted in connection with a make-whole fundamental change may be treated as a taxable deemed dividend, any gain or loss that you recognize upon conversion of a note will be capital gain or loss. This capital gain or loss will be long term capital gain or loss if, at the time of the conversion, your holding period for the converted note exceeds one year. Long-term capital gain of non-corporate taxpayers is currently subject to a reduced federal income tax rate. Your ability to offset ordinary income with capital losses is subject to limitations.

In each case, any cash and the fair market value of any shares of Class A common stock (on the date of conversion of the note) attributable to accrued and unpaid interest on a converted note not previously included in your income will be taxed as ordinary interest income. The tax basis of shares of Class A common stock attributable to accrued but unpaid interest will equal their fair market value on the date of conversion of the note, and the holding period for such shares of Class A common stock generally will commence on the day after the date of conversion of the note.

If you convert a note between a record date for an interest payment and the next interest payment date and consequently you receive a payment of cash interest with respect to which you made a cash payment to us, as described in “Description of Notes—Conversion Rights,” you should consult your own tax advisor concerning the appropriate treatment of such payments.

In the event that we are a party to a consolidation, merger, combination or statutory share exchange, or a sale, lease or transfer of substantially all of the consolidated assets of us and our subsidiaries as described in “Description of Notes—Conversion Rights,” your right to convert a note will be changed into a right to convert the note into the kind and amount of consideration that you would have been entitled to receive in such transaction had your note been converted into shares of Class A common stock immediately prior to such transaction. Depending on the facts and circumstances at the time of any such transaction, such adjustment may result in a deemed exchange of the notes, which may be a taxable event for U.S. federal income tax purposes. You are encouraged to consult your own tax advisor regarding the U.S. federal income tax consequences of such an adjustment as a result of any such transaction.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances, including the payment of cash dividends. Certain adjustments to (or failures to make adjustments to) the conversion rate of the notes that increase your proportionate interest in our assets or earnings and profits may result in a taxable constructive distribution to you, whether or not you ever convert the notes. This would occur, for example, upon an adjustment to the conversion rate to compensate for distributions of cash or property to our stockholders. However, adjustments to the conversion rate of the notes made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of your proportionate interest in our assets or earnings and profits generally will not result in a taxable constructive distribution to you. In addition, if a make-whole fundamental change occurs on or prior to the maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change. Such increase may also be treated as a taxable constructive distribution. A taxable constructive distribution to you will be a taxable dividend (increasing your tax basis in a note), a tax-free return of capital (reducing your tax basis in the note, but not below zero) or capital gain

(to the extent not a dividend and in excess of your tax basis in the note), depending on the amount of our current and accumulated earnings and profits (as determined for U.S. federal income tax purposes). As a result, you could have taxable income as a result of an event pursuant to which you receive no cash or property. Such a taxable constructive distribution may not be eligible for the reduced tax rate currently applicable to certain dividends paid to non-corporate holders or for the dividends-received deduction applicable to certain dividends paid to corporate holders. Moreover, if there is an adjustment (or a failure to make an adjustment) to the conversion rate of the notes or other event that increases the proportionate interest of the holders of our Class A common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of our Class A common stock could be treated as a taxable constructive distribution to holders of our Class A common stock. You should consult your own tax advisors concerning the U.S. federal income tax treatment of taxable constructive distributions.

Dividends on Class A Common Stock

If, after you convert a note into Class A common stock, we make a distribution of cash or other property (other than certain pro rata distributions of our Class A common stock) in respect of that stock, the distribution will be treated as a dividend and included in your gross income when paid to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of your investment, up to the amount of your adjusted tax basis in such Class A common stock. Any excess will be treated as capital gain. If you are a non-corporate U.S. holder, subject to certain exceptions and provided you meet certain holding period requirements, the amount of any such distribution treated as a dividend generally will be taxable at a maximum rate of 15% through December 31, 2010, after which time dividends will be taxable at the regular rates for ordinary income. If you are a corporation, you generally will qualify for the dividends received deduction for a portion of any distribution received that is treated as a dividend, provided that you meet certain holding period requirements.

Sale or Other Disposition of Class A Common Stock

You will generally recognize capital gain or loss on a sale or other disposition of Class A common stock. Your gain or loss will equal the difference between the proceeds you received and your adjusted tax basis in the Class A common stock (determined as discussed above). The proceeds received will include the amount of any cash and the fair market value of any other property received for the Class A common stock. Such gain or loss generally will be long-term capital gain or loss if your holding period for the Class A common stock (determined as described above) is more than one year at the time of disposition. Long-term capital gain of non-corporate taxpayers is currently subject to a reduced federal income tax rate. Your ability to offset ordinary income with capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders

Interest Payments

Payments of interest on the notes generally will qualify for the “portfolio interest” exemption and generally will not be subject to U.S. federal income tax or withholding tax, so long as you:

•	do not conduct a trade or business in the United States with respect to which the interest is effectively connected;

•	do not actually, indirectly or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, within the meaning of Code Section 871(h)(3);

•	are not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of Code Section 881(c)(3)(C);

•	are not a bank receiving interest described in Code Section 881(c)(3)(A); and

•	satisfy the certification requirements described below.

The certification requirements generally will be satisfied if the Non-U.S. holder provides the applicable withholding agent with a statement on IRS Form W-8BEN (or suitable substitute form), together with all appropriate attachments, signed under penalties of perjury, stating, among other things, that such Non-U.S. holder is not a United States person. Applicable Treasury regulations provide alternative methods for satisfying this requirement.

If you are not exempt from tax under these rules, generally you will be subject to U.S. federal income tax, generally collected by means of withholding, at a rate of 30% unless:

•

the interest is effectively connected with your conduct of a U.S. trade or business, and you timely provide the applicable withholding agent with a properly completed IRS Form W-8ECI (or appropriate substitute form) to avoid withholding; or

•

an applicable income tax treaty provides for a lower rate of, or exemption from, this tax and you timely provide the applicable withholding agent with a properly completed IRS Form W-8BEN (or appropriate substitute form) claiming the applicable reduction or exemption (which form may be required to be updated periodically).

Except to the extent provided by an applicable income tax treaty, interest that is effectively connected with the conduct of a U.S. trade or business will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (and, if you are a corporation, may also be subject to a 30% branch profits tax unless reduced by an applicable income tax treaty).

Sale or Other Disposition of the Notes, including a Conversion, or Class A Common Stock

You generally will not be subject to U.S. federal income tax on gain realized upon a sale or other disposition of a note (including upon conversion) or Class A common stock into which a note has been converted, unless (a) such gain is effectively connected with your conduct of a U.S. trade or business, (b) if you are an individual, you are present in the United States for 183 days or more during the taxable year in which such gain is realized and certain other conditions exist, (c) in the case of any cash or Class A common stock that you receive on the disposition of a note (including upon conversion) attributable to accrued and unpaid interest on the note, you cannot satisfy the requirements of the “portfolio interest” exemption described above (and your U.S. federal income tax liability with respect to the interest has not otherwise been fully satisfied through the withholding of U.S. federal income described above), or (d) we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such sale or other disposition and the period during which you held the notes. We believe that we currently are not, and we do not anticipate becoming, a U.S. real property holding corporation.

Except to the extent provided by an applicable income tax treaty, gain that is effectively connected with the conduct of a U.S. trade or business will be subject to U.S. federal income tax on a net basis at the rates applicable to United States persons generally (and, if you are a corporation, may also be subject to a 30% branch profits tax unless reduced or exempted by an applicable income tax treaty). If you are an individual present in the United States for 183 days or more in the taxable year and meet certain other conditions, then you will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which your capital gains (including gains from the sale or other disposition of the notes or Class A common stock), to the extent treated as having a U.S. source, exceed your capital losses allocable to U.S. sources, even though you are not considered a resident alien under the Code. To claim the benefit of an applicable income tax treaty, you must timely provide the appropriate and properly executed IRS form.

Distributions and Constructive Distributions

If you receive a distribution with respect to Class A common stock that is treated as a taxable dividend because it is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), or if you are deemed to receive a constructive distribution on a note that is treated as a taxable dividend, as described above in “—Tax Consequences to U.S. Holders—Constructive Distributions” above, you generally will be subject to U.S. federal withholding tax at a 30% rate on the gross amount of such taxable dividend unless:

•

the dividend is effectively connected with your conduct of a U.S. trade or business, and you timely provide to the person who otherwise would be required to withhold U.S. federal income tax a properly completed IRS Form W-8ECI (or appropriate substitute form) to avoid withholding; or

•

an applicable income tax treaty provides for a lower rate of withholding tax, and you certify your entitlement to the applicable reduction under the treaty by timely delivering a properly completed IRS Form W-8BEN (or appropriate substitute form) to the person required to withhold U.S. federal income tax (which form may be required to be updated periodically).

Except to the extent provided by an applicable income tax treaty, a dividend that is effectively connected with the conduct of a U.S. trade or business will be subject to U.S. federal income tax on a net basis at the rates applicable to United States persons generally (and, if you are a corporation, may also be subject to a 30% branch profits tax unless reduced by an applicable income tax treaty).

Because a constructive dividend does not result in cash paid to you from which the person who otherwise would be required to withhold U.S. federal income tax can withhold, it is expected that U.S. federal withholding tax attributable to constructive dividends will be withheld from cash otherwise payable to you after the occurrence of such constructive dividend, including interest payments made on the notes or, if appropriate, the proceeds of sale, retirement or conversion of the notes.

United States Federal Estate Tax

If you are an individual and are not a resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of your death:

•

your notes generally will not be included in your gross estate for U.S. federal estate tax purposes (and, thus, generally will not be subject to U.S. federal estate tax) unless, at the time of your death, interest on the notes does not qualify for the “portfolio interest” exemption (as described above but without regard to the certification requirements); and

•

any Class A common stock owned or treated as owned by you at the time of your death will be included in your gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding

Information returns may be filed with the IRS in connection with payments of interest and constructive distributions on the notes, dividends on Class A common stock into which notes have been converted and the proceeds of a sale or other disposition (including conversion or retirement) of the notes or Class A common stock. A non-exempt U.S. holder may be subject to U.S. backup withholding on these payments if it fails to provide its taxpayer identification number to the withholding agent and comply with certification procedures or otherwise establish an exemption from backup withholding.

A Non-U.S. holder may be subject to the U.S. information reporting and backup withholding on these payments unless the Non-U.S. holder complies with certification procedures to establish that it is not a United States person. The certification procedures required of Non-U.S. holders to claim the exemption from withholding tax on interest payments on the notes, described above, will satisfy the certification requirements necessary to avoid backup withholding as well. In addition, the amount of interest on a note and dividends (including constructive dividends) on Class A common stock paid to a Non-U.S. holder, and the amount of any U.S. federal tax withheld thereform, must be annually reported to the IRS and the holder. This information may be made available by the IRS under the provisions of an applicable income tax treaty or agreement with the tax authorities of the country in which the Non-U.S. holder resides.

Payment of the proceeds of the sale or other disposition of a note to or through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting requirements, but not backup withholding, unless the Non-U.S. holder certifies under penalties of perjury that it is not a United States person or an exemption otherwise applies. Payments of the proceeds of a sale or other disposition of a note or Class A common stock to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the Non-U.S. holder certifies under penalties of perjury that it is not a United States person or otherwise establishes an exemption.

The amount of any backup withholding from a payment will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

UNDERWRITING

We are offering the notes described in this prospectus through a number of underwriters. J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the principal amount of notes listed next to its name in the following table:

Name	Principal Amount of Notes

J.P. Morgan Securities Inc.	$

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$

Wells Fargo Securities, LLC	$

Moelis & Company LLC	$

Stephens Inc.	$

Total		$125,000,000

The underwriters are committed to purchase all the notes offered by us if they purchase any notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the notes directly to the public at a price of 100% of the principal amount of the notes, plus accrued interest from the original issue date of the notes, if any, and to certain dealers at that price less a concession not in excess of     % of the principal amount of the notes. Any such dealers may resell notes to certain other brokers or dealers at a discount of up to     % of the principal amount of the notes, plus accrued interest from the original issue date of the notes, if any, from the initial public offering price. After the initial public offering of the notes, the offering price and other selling terms may be changed by the underwriters. Sales of notes made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to $18,750,000 principal amount of the notes from us to cover sales of notes by the underwriters which exceed the principal amount of the notes specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this over-allotment option. If any notes are purchased with this over-allotment option, the underwriters will purchase notes in approximately the same proportion as shown in the table above. If any additional notes are purchased, the underwriters will offer the additional notes on the same terms as those on which the notes are being offered.

The underwriting fee is equal to the public offering price per note less the amount paid by the underwriters to us per note. The underwriting fee is   % of the principal amount of notes. In addition, we have agreed to pay Moelis & Company, our financial advisor in connection with this offering and the concurrent Class A common stock offering, a financial advisory fee of $200,000, which we have not included in the underwriting discounts and commissions. The following table shows the per note and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional notes.

	Without over-allotment exercise		With full over-allotment exercise
Per Note		%		%
Total	$		$

We estimate that the total expenses of this offering and the concurrent Class A common stock offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $300,000.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a principal amount of the notes to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our Class A common stock or our Class B common stock (collectively, the “Common Stock”) or any securities convertible into or exchangeable or exercisable for any shares of our Common Stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other agreement that transfers all or a portion of the economic consequences of ownership of any shares of Common Stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of Common Stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the underwriters for a period of 90 days after the date of this prospectus, other than (i) the notes to be sold hereunder or the underlying shares of Class A common stock issuable upon conversion of such notes, (ii) our Class A common stock being offered concurrently with this offering, (iii) shares of Common Stock issued upon the exercise of warrants held by Bank of America, N.A. or JPMorgan Chase Bank, National Association outstanding on the date hereof, (iv) the underlying shares of Common Stock issuable upon conversion of 4.25% Convertible Senior Subordinated Notes due 2015, and (v) restricted shares of Common Stock or shares of Common Stock of the Company issued upon the exercise of options granted under our existing stock-based incentive plans. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Our directors and executive officers, and certain of our significant stockholders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 90 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the underwriters, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our Common Stock or any securities convertible into or exercisable or exchangeable for our Common Stock (including, without limitation, Common Stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers and significant stockholders in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of our Common Stock or any security convertible into or exercisable or exchangeable for our Common Stock, in each case other than (i) transfers of shares of Common Stock as a bona fide gift or gifts, (ii) action taken by lenders with respect to the pledge of up to 6,253,483 shares of Class B common stock owned by O. Bruton Smith, B. Scott Smith or SFC to secure indebtedness existing on the date of this prospectus, (iii) entry into any written trading plan or agreement with a broker designed to comply with Rule 10b5-1(c)(1) promulgated pursuant to the Exchange Act to sell shares after the 90-day restricted period, provided that no report regarding such plan is required or voluntarily made by us or any party thereto in any public report or filing with the SEC or otherwise and (iv) the cashless exercise or net share settlement of options to acquire 50,000 and 30,000 shares of Class A common stock outstanding on the date hereof by Messrs. O. Bruton Smith and B. Scott Smith, respectively, which options expire November 1, 2009; provided that in the case of any transfer or distribution pursuant to clause (i), (A) each representative receives a signed lockup agreement for the balance of the lockup period from each donee, (B) such transfers are not required to be reported or announced in any public report or filing with the SEC or otherwise and (C) neither donor nor donee otherwise voluntarily effects any public filing, report or announcement regarding such transfers (other than a filing on a Form 5 made after the expiration of the 90-day period referred to above). Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “SAH”.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling notes in the open market for the purpose of preventing or retarding a decline in the market price of the notes while this offering is in progress. These stabilizing transactions may include making short sales of the notes, which involves the sale by the underwriters of a greater principal amount of notes than they are required to purchase in this offering, and purchasing notes on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing notes in the open market. In making this determination, the underwriters will consider, among other things, the price of notes available for purchase in the open market compared to the price at which the underwriters may purchase notes through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase notes in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the notes, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase notes in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those notes as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes, and, as a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial public offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•

to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running managers for any such offer; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

NOTICE TO PROSPECTIVE INVESTORS IN SWITZERLAND

This document as well as any other material relating to the notes which are the subject of the offering contemplated by this prospectus supplement do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The notes will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the notes, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange.

The notes are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the notes with the intention to distribute them to the public. The investors will be individually approached by the Issuer from time to time.

This document as well as any other material relating to the notes is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the Issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

NOTICE TO PROSPECTIVE INVESTORS IN THE DUBAI INTERNATIONAL FINANCIAL CENTRE

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The notes which are the subject of the offering contemplated by this prospectus supplement may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this document you should consult an authorised financial adviser.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Moelis & Company is currently serving as our financial advisor and will receive a financial advisory fee as described above. Affiliates of several of the underwriters are lenders under our 2006 Credit Facility. J.P. Morgan Securities Inc. or an affiliate was the syndication agent for our 2006 Credit Facility and the counterparty to an interest rate swap agreement entered into in connection with the floating floor plan debt component of the 2006 Credit Facility. An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is an administrative agent, arranger and joint-book manager under our 2006 Credit Facility. To the extent the net proceeds of this offering are not used to repay our 4.25% Convertible Notes or our 6.00% Convertible Notes but are used to repay part of our 2006 Credit Facility as described under “Use of Proceeds” in this prospectus supplement, some of the affiliates of the underwriters may receive a part of the net proceeds of this offering by reason of the repayment of the 2006 Credit Facility. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. JPMorgan Chase Bank, N.A. and Bank of America, N.A. are counterparties to convertible note hedges and warrant options on our securities. Affiliates of several of the underwriters own our existing notes, some of which may be repurchased with a portion of the net proceeds from this offering. As a result, some of the affiliates of the underwriters may receive part of the net proceeds of this offering by reason of the repurchase of the notes held by them.

LEGAL MATTERS

The validity of the securities issuable under this prospectus will be passed upon for Sonic by Moore & Van Allen PLLC, Charlotte, North Carolina. Certain legal matters will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Moore & Van Allen PLLC will rely on the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP as to matters involving New York law.

EXPERTS

The consolidated financial statements of Sonic Automotive, Inc. for the year ended December 31, 2008 incorporated by reference into this Prospectus and Registration Statement from Sonic Automotive, Inc.’s Form 8-K dated August 21, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Notes 1 and 6 to the consolidated financial statements), included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements for the years ended December 31, 2006 and 2007 incorporated into this prospectus by reference from Sonic Automotive, Inc.’s Current Report on Form 8-K dated August 21, 2009 have been audited by Deloitte 1& Touche LLP, an independent registered public accounting firm, as stated in their report thereon included therein, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION ABOUT SONIC

We file annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 001-13395). You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at l-800-SEC-0330. Copies may be obtained from the SEC by paying the required fees. The SEC maintains an internet website that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC. The SEC’s website is http://www.sec.gov. Information that we file with the SEC may also be read and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. In addition, you may access all of such filings on our website at http://www.sonicautomotive.com.

The SEC allows us to “incorporate by reference” into this prospectus supplement information we file with them, which means that we can disclose important information to you by referring to documents we have previously filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we terminate this offering:

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

(2)	Our definitive proxy statement dated April 8, 2009;

(3)	Our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2009;

(4)	Our Quarterly Report on Form 10-Q for our fiscal quarter ended June 30, 2009;

(5)	Our Current Report on Form 8-K filed February 13, 2009;

(6)	Our Current Report on Form 8-K filed April 3, 2009;

(7)	Our Current Report on Form 8-K filed May 5, 2009;

(8)	Our Current Report on Form 8-K filed May 13, 2009;

(9)	Our Current Report on Form 8-K filed May 15, 2009;

(10)	Our Current Report on Form 8-K furnished on May 28, 2009 (including the exhibits thereto);

(11)	Our Current Report on Form 8-K furnished on August 21, 2009 (including the exhibits thereto);

(12)	Our Current Report on Form 8-K filed August 21, 1009; and

(13)	The description of our Class A common stock contained in our Registration Statement on Form 8-A, as amended, filed with the SEC pursuant to Section 12 of the Exchange Act, including all amendments and reports updating such description.

We will provide upon request a free copy of any or all of the documents incorporated by reference into this prospectus (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference) to anyone who receives this prospectus. Written or telephone requests should be directed to Mr. Stephen K. Coss, Senior Vice President and General Counsel, 6415 Idlewild Road, Suite 109, Charlotte, North Carolina 28212, telephone (704) 566-2400.

This prospectus is a part of our Registration Statement on Form S-3 filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. Statements about the contents of contracts or other documents contained in this prospectus or in any other filing to which we refer you are not necessarily complete. You should review the actual copy of these documents filed as an exhibit to the registration statement or such other filing. You may obtain a copy of the registration statement and the exhibits filed with it from the SEC at any of the locations listed above.

As of June 30, 2009, we reclassified certain of our franchises between discontinued and continuing operations in accordance with generally accepted accounting principles. This reclassification has been reflected in our financial statements as of June 30, 2009, for the six months ended June 30, 2009 and 2008 and as of and for the three years ended December 31, 2008 that are incorporated by reference into this prospectus supplement and the accompanying prospectus. The Current Report on Form 8-K furnished to the SEC on August 21, 2009 incorporated by reference into this prospectus supplement and the accompanying prospectus recasts certain information previously presented in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in our Current Report on Form 8-K furnished to the SEC on May 28, 2009 to conform with the presentation of franchises classified between continuing operations and discontinued operations in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009. Accordingly, investors should rely upon the financial statements included in this August 21, 2009 Form 8-K for our audited financial information for the three year period ended December 31, 2008.

Our financial statements as of March 31, 2009 and December 31, 2008 and for the three months ended March 31, 2009 and March 31, 2008 that are incorporated by reference into this prospectus supplement and the accompanying prospectus from our Form 10-Q for the quarter ended March 31, 2009 were not restated to reflect this reclassification. Accordingly, since these incorporated financial statements cannot be reviewed on a comparative basis with the other financial statements incorporated by reference into this prospectus supplement and the accompany prospectus, for our interim financial condition and operating results investors should rely upon the financial information relating to the six months ended June 30, 2009 and June 30, 2008 that are incorporated by reference into this prospectus supplement and the accompanying prospectus from our Form 10-Q for the quarter ended June 30, 2009.

PROSPECTUS

Debt Securities

Class A Common Stock

Preferred Stock

Warrants to Purchase Class A Common Stock

Guarantees of Debt Securities

We may periodically offer to sell debt securities, Class A common stock, preferred stock, warrants to purchase our Class A common stock and guarantees by our subsidiaries of our debt securities. The aggregate initial offering price of the securities that we offer pursuant to this prospectus will not exceed $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities for sale, we will provide specific terms of those securities, and the manner in which they are being offered, in a supplement to this prospectus. Any supplement to this prospectus may also add, update or change information contained in this prospectus. You should read this prospectus and any related prospectus supplement carefully before you invest.

The securities may be offered on a continuous or delayed basis directly to purchasers or to or through one or more underwriters, agents or dealers as designated from time to time. If any underwriters, agents or dealers are involved in the sale of any securities, the applicable supplement to this prospectus will set forth the names of any underwriters, agents or dealers and any applicable commissions or discounts.

Our Class A common stock trades on the New York Stock Exchange under the symbol “SAH”. The last reported sale price of our Class A common stock on the New York Stock Exchange on August 31, 2009 was $12.82 per share. You are urged to obtain current market data and should not use the market price as of August 31, 2009 as a prediction of the future market price of our Class A common stock.

Investing in these securities involves risks. See the risks described in this prospectus, including the Risk Factors beginning on page 1, and those described as risk factors in our other filings with the Securities and Exchange Commission that are incorporated by reference herein. Additional risks may also be included in a supplement to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may change. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

This prospectus is dated September 10, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may sell any type or combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the securities. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information About Sonic.”

You should rely only on the information contained or incorporated by reference into this prospectus and any applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities (1) in any jurisdiction where the offer or sale is not permitted, (2) where the person making the offer is not qualified to do so or (3) to any person who cannot legally be offered the securities. You should assume that the information appearing in this prospectus, any applicable prospectus supplement and the information incorporated by reference herein or therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should not consider any information in or incorporated by reference into this prospectus or any applicable prospectus supplement to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in our securities.

You should base your decision to invest in our securities after considering all of the information contained in this prospectus, any applicable prospectus supplement and any information incorporated by reference herein and therein.

No representation or warranty, express or implied, is made as to the accuracy or completeness of the information obtained from third party sources set forth herein or incorporated by reference into this prospectus or

i

any applicable prospectus supplement, and nothing contained in this prospectus, any applicable prospectus supplement or incorporated by reference herein is, or shall be relied upon as, a promise or representation, whether as to past or future performance.

No automobile manufacturer or distributor has been involved, directly or indirectly, in the preparation of this prospectus or in the offering being made hereby. No automobile manufacturer or distributor has been authorized to make any statements or representations in connection with the offering, and no automobile manufacturer or distributor has any responsibility for the accuracy or completeness of this prospectus or any applicable prospectus supplement or for any offering thereunder.

Except as otherwise indicated, all references in this prospectus to the “Company,” “we,” “us,”, “our,” or “Sonic” mean Sonic Automotive, Inc. and its subsidiaries.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains numerous “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward looking statements address our future objectives, plans and goals, as well as our intent, beliefs and current expectations regarding future operating performance, and can generally be identified by words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases. Specific events addressed by these forward-looking statements include, but are not limited to:

•	future acquisitions or dispositions;

•	industry trends;

•	future liquidity trends or needs;

•	general economic trends, including employment rates and consumer confidence levels;

•	vehicle sales rates and same store sales growth;

•	future covenant compliance;

•	our financing plans and our ability to repay or refinance existing debt when due; and

•	our business and growth strategies.

These forward-looking statements are based on our current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors which may cause actual results to differ materially from our projections include those risks described in “Risk Factors” and elsewhere in this prospectus and our filings with the SEC that are incorporated by reference into this prospectus, as well as:

•	the number of new and used cars sold in the United States generally, and as compared to our expectations and the expectations of the market;

•

our ability to generate sufficient cash flows or obtain additional financing to refinance existing debt and to fund acquisitions, capital expenditures, our share repurchase program, dividends on our common stock and general operating activities;

ii

•

the reputation and financial condition of vehicle manufacturers whose brands we represent, the terms of any bailout of any such manufacturer by the U.S. government or other government and the success or failure of such a bailout, the financial incentives vehicle manufacturers offer and their ability to design, manufacture, deliver and market their vehicles successfully;

•	our relationships with manufacturers, which may affect our ability to complete additional acquisitions;

•	changes in laws and regulations governing the operation of automobile franchises, accounting standards, taxation requirements and environmental laws;

•	general economic conditions in the markets in which we operate, including fluctuations in interest rates, employment levels, the level of consumer spending and consumer credit availability;

•	the terms of any refinancing of our existing indebtedness;

•	high competition in the automotive retailing industry, which not only creates pricing pressures on the products and services we offer, but on businesses we seek to acquire;

•	the timing of and our ability to generate liquidity through asset dispositions, as well as the timing of our ability to successfully integrate recent and potential future acquisitions; and

•	the rate and timing of overall economic recovery or additional decline.

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THE COMPANY

We are one of the largest automotive retailers in the United States. As of June 30, 2009, we operated 154 dealership franchises, representing 31 different brands of cars and light trucks, at 131 locations and 30 collision repair centers in 15 states. Our dealerships provide comprehensive services including (1) sales of both new and used cars and light trucks; (2) sales of replacement parts and performance of vehicle maintenance, manufacturer warranty repairs, paint and collision repair services; and (3) arrangement of extended service contracts, financing and insurance and other aftermarket products for our customers.

Our Class A common stock is traded on the New York Stock Exchange under the trading symbol “SAH.” Our principal executive offices are located at 6415 Idlewild Road, Suite 109, Charlotte, North Carolina 28212, telephone (704) 566-2400. We were incorporated in Delaware in 1997.

RISK FACTORS

This section describes some, but not all, of the risks of acquiring our securities. Before making an investment decision, you should carefully consider the risk factors included in our Current Report on Form 8-K furnished on August 21, 2009, which are incorporated by reference herein, and the risks described in our other filings with the SEC that are incorporated by reference herein.

USE OF PROCEEDS

Unless otherwise provided in a prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus and any prospectus supplement for our general corporate purposes, which may include repayment of indebtedness, the acquisition of additional automobile dealerships, additions to our working capital and the financing of capital expenditures.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratios of earnings to fixed charges for the periods indicated:

(dollars in thousands)

	Fiscal years ended December 31,						Six months ended June 30,
	2004	2005	2006	2007	2008		2009
Ratio of Earnings to Fixed Charges	2.9x	3.0x	2.5x	3.0x	$(785,244	) (1)	1.2x

(1)    Reflects deficiency of earnings available to cover fixed charges. Because of the deficiency, ratio information is not provided.

For purposes of the ratio of earnings to fixed charges: 1) earnings consist of income before provision for income taxes plus fixed charges (excluding capitalized interest) and 2) fixed charges consist of interest expensed and capitalized, amortization of debt discount and expense relating to indebtedness and the portion of rental expense representative of the interest factor attributable to leases for rental property.

We did not have any preferred stock outstanding and there were no preferred stock dividends paid or accrued during the periods presented above.

DIVIDEND POLICY

The payment of any future dividend on our common stock is subject to the business judgment of our Board of Directors, taking into consideration our historic and projected results of operations, financial condition, cash flows, capital requirements, covenant compliance, share repurchases, current economic environment and other factors considered relevant. As of the date of this prospectus, the payment of dividends is expressly prohibited by our credit agreement and restricted by the terms of the indenture governing our 6.00% Senior Secured Convertible Notes due 2012.

DESCRIPTION OF DEBT SECURITIES

The Debt Securities may be issued from time to time in one or more series. The particular terms of each series that are offered by a prospectus supplement will be described in the prospectus supplement.

The Debt Securities will be either our senior debt securities issued under this registration statement (“Senior Debt Securities”) or our subordinated debt securities issued under this registration statement (“Subordinated Debt Securities”). The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate indentures among us, our subsidiaries, if our subsidiaries are guarantors of the Debt Securities, and a U.S. banking institution (a “Trustee”). Senior Debt Securities will be issued under a “Senior Indenture” and Subordinated Debt Securities will be issued under a “Subordinated Indenture.” Together, the Senior Indenture and the Subordinated Indenture are called “Indentures.”

We will describe the particular terms of any Debt Securities that we offer and the extent to which the general provisions below will apply to those Debt Securities in a prospectus supplement relating to those Debt Securities. The terms of the Debt Securities will include those stated in the applicable Indenture and those made part of the applicable Indenture by reference to the Trust Indenture Act of 1939, as amended. The Debt Securities will be subject to all those terms, and we refer the holders of the Debt Securities to the Indenture and the Trust Indenture Act for a statement of those terms. Unless we indicate otherwise, capitalized terms have the meanings given in the applicable Indenture.

We have summarized certain material provisions of the notes and Indentures below. The forms of the notes and Indentures have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. You should read the notes and Indentures for provisions that may be important to you. In the summary below we have included references to Section numbers of the applicable Indentures so that you can easily locate these provisions. Whenever we refer in this prospectus or in the prospectus supplement to particular Sections or defined terms of the Indentures, such Sections or defined terms are incorporated by reference herein or therein, as applicable.

General

The Indentures provide that Debt Securities in separate series may be issued from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series. (Section 301) We will determine the terms and conditions of the Debt Securities, including the maturity, principal and interest, but those terms must be consistent with the Indenture.

The Senior Debt Securities will rank senior in right of payment in full to all unsecured and subordinated indebtedness and equally with all of our unsubordinated indebtedness outstanding at the time Senior Debt Securities are sold as will be described in the prospectus supplement applicable to any Senior Debt Securities. Unless otherwise indicated in the applicable prospectus supplement, the Senior Debt Securities will not be secured and, therefore, will be effectively subordinate in right of payment to all of our secured and unsubordinated indebtedness outstanding at the time Senior Debt Securities are sold as will be described in the prospectus supplement applicable to any Senior Debt Securities.

The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Indebtedness (as defined) as described under “—Subordination of Subordinated Debt Securities” and in the prospectus supplement applicable to any Subordinated Debt Securities.

Our subsidiaries (the “Guarantors”) may unconditionally guarantee (the “Subsidiary Guarantees”) on a joint and several basis the Debt Securities as described under “—Subsidiary Guarantees” and in the applicable prospectus supplement.

The applicable prospectus supplement will set forth the price or prices at which the Debt Securities to be offered will be issued and will describe the following additional terms:

•	the title of the Debt Securities;

•	whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, subordinated terms relating thereto;

•	whether the Guarantors will provide Subsidiary Guarantees of the Debt Securities;

•	the aggregate principal amount of the Debt Securities or any limit thereon;

•	the dates on which the principal of the Debt Securities will be payable;

•	the interest rate of the Debt Securities and the interest payment dates for the Debt Securities;

•	the places where payments on the Debt Securities will be payable;

•	any terms upon which the Debt Securities may be redeemed at our option;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the Debt Securities;

•	the portion of the principal amount, if less than all, of the Debt Securities that will be payable upon declaration of acceleration of the Maturity of the Debt Securities;

•	if convertible into our Class A common stock or any of our other securities, the terms on which such Debt Securities are convertible;

•	whether the Debt Securities are secured and the terms of such security;

•	whether the Debt Securities are defeasible;

•	any addition to or change in the Events of Default;

•	any addition to or change in the covenants in the applicable Indenture; and

•	any other terms of the Debt Securities not inconsistent with the provisions of the applicable Indenture.

(Section 301)

Debt Securities, including Original Issue Discount Securities, may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to Debt Securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any Debt Securities that are denominated in a currency other than United States dollars may be described in the applicable prospectus supplement.

Subordination of Subordinated Debt Securities

The indebtedness evidenced by the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture and the supplemental indenture applicable to each series of Subordinated Debt Securities, be subordinate in right of payment to the prior payment in full of all of our Senior Debt, including the Senior Debt Securities. The prospectus supplement relating to any Subordinated Debt Securities will summarize the subordination provisions of the Subordinated Indenture and supplemental indenture applicable to that series including:

•	the applicability and effect of such provisions upon any payment or distribution of our assets to creditors upon any liquidation, bankruptcy, insolvency or similar proceedings;

•

the applicability and effect of such provisions in the event of specified defaults with respect to any or certain Senior Debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the Subordinated Debt Securities; and

•	the definition of Senior Indebtedness applicable to the Subordinated Debt Securities of that series.

The prospectus supplement will also describe as of a recent date the approximate amount of Senior Indebtedness to which the Subordinated Debt Securities of that series will be subordinated.

The failure to make any payment on any of the Subordinated Debt Securities due to the subordination provisions of the Subordinated Indenture described in the prospectus supplement will not prevent the occurrence of an Event of Default on the Subordinated Debt Securities arising from any such failure to make payment.

The subordination provisions described above will not be applicable to payments in respect of the Subordinated Debt Securities from a defeasance trust established in connection with any defeasance or covenant defeasance of the Subordinated Debt Securities as described under “—Defeasance and Covenant Defeasance.”

Conversion Rights

The Debt Securities may be converted into other securities of our company, if at all, according to the terms and conditions of an applicable prospectus supplement. Such terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holders of such series of Debt Securities or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Debt Securities.

Subsidiary Guarantees

The Guarantors may guarantee the Debt Securities of a series. Unless otherwise indicated in the applicable prospectus supplement, the following provisions will apply to the Subsidiary Guarantees of the Guarantors.

Subject to the limitations described below and in the applicable prospectus supplement, the Guarantors will, jointly and severally, unconditionally guarantee the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all our obligations under the Indentures and the Debt Securities of a series (the “Guaranteed Obligations”). The Guarantors will also pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the applicable Trustee in enforcing any rights under a Subsidiary Guarantee with respect to a Guarantor.

In the case of Subordinated Debt Securities, a Guarantor’s Subsidiary Guarantee will be subordinated in right of payment to the Senior Indebtedness of such Guarantor on the same basis as the Subordinated Debt Securities are subordinated to our Senior Indebtedness. No payment will be made by any Guarantor under its Subsidiary Guarantee during any period in which payments by us on the Subordinated Debt Securities are suspended by the subordination provisions of the Subordinated Indenture.

Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the relevant Guarantor without rendering such Subsidiary Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Subsidiary Guarantee will be a continuing guarantee and will:

•

remain in full force and effect until either (a) payment in full of all the Guaranteed Obligations (or the applicable Debt Securities are defeased and discharged in accordance with the defeasance provisions of the Indentures) or (b) released as described in the following paragraph,

•	be binding upon each Guarantor, and

•	inure to the benefit of and be enforceable by the applicable Trustee, the holders and their successors, transferees and assigns.

In addition, the prospectus supplement may specify circumstances under which a Guarantor can or will be released from its Subsidiary Guarantee.

Redemption Rights; Sinking Fund

The Debt Securities issued under this registration statement may be redeemable at our option or may be subject to mandatory redemption by us as required by a sinking fund or otherwise. In addition, Debt Securities issued under this registration statement may be subject to repurchase by us at the option of the holders. We will describe any applicable redemption rights and sinking fund requirements in a prospectus supplement related to a series of Debt Securities being offered under this registration statement.

Form, Exchange and Transfer

The Debt Securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiple thereof. (Section 302)

At the option of the Holder, subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount. (Section 305)

Subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by us for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Security Registrar and any other transfer agent initially designated by us for any Debt Securities will be named in the applicable prospectus supplement. (Section 305) We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series. (Section 1002)

If the Debt Securities of any series (or of any series and specified terms) are to be redeemed in part, we will not be required to (i) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security selected for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part. (Section 305)

Global Securities

Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities which will have an aggregate principal amount equal to that of the Debt Securities represented thereby. Each Global Security will be registered in the name of a Depositary or a nominee thereof identified in the applicable prospectus supplement, will be deposited with such Depository or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the Indenture.

Notwithstanding any provision of the applicable Indenture or any Debt Security described herein, no Global Security may be exchanged or transferred in whole or in part for Debt Securities registered in the name of any person other than the Depositary for such Global Security or any nominee of such Depositary unless:

•	the Depositary is unwilling or unable to continue as depositary;

•	an Event of Default has occurred and is continuing under the Debt Securities represented by the Global Security; or

•	as otherwise provided in a prospectus supplement.

All Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct. (Section 305)

As long as the Depositary, or its nominee, is the registered Holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Debt Securities represented thereby for all purposes under the Debt Securities and the applicable Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange therefor and will not be considered to be the owners or Holders of such Global Security or any Debt Securities represented thereby for any purpose under the Debt Securities or the applicable Indenture. All payments of principal of and any premium and interest on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder thereof. The laws of some jurisdictions require that certain purchasers of Debt Securities take physical delivery of such Debt Securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee (“participants”) and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global

Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants’ interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of us, the Guarantors, the Trustees or our agents or the Trustees will have any responsibility or liability for any aspect of the Depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Payment and Paying Agent

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the person in whose name such Debt Security is registered at the close of business on the regular record date for such interest. (Section 307)

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying

Agents as we may designate for such purpose from time to time, except that at our option payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the trustee under the Senior Indenture (the “Senior Trustee”) in The City of New York will be designated as sole Paying Agent for payments with respect to Senior Debt Securities of each series, and the corporate trust office of the trustee under the Subordinated Indenture (the “Subordinated Trustee”) in The City of New York will be designated as the sole Paying Agent for payment with respect to Subordinated Debt Securities of each series. Any other Paying Agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series. (Section 1002)

All moneys paid by us to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the Holder of such Debt Security thereafter may look only to us for payment thereof. (Section 1003)

Consolidation, Merger and Sale of Assets

Unless otherwise specified in the prospectus supplement, we may consolidate with or merge into, or sell or lease substantially all of our properties to any person only if:

•

the successor person (if other than the Company) is a corporation organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the Debt Securities and under the Indentures;

•

immediately before and after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

•	any other conditions specified in the applicable prospectus supplement are met. (Section 801)

Events of Default

Unless otherwise specified in the prospectus supplement, each of the following will constitute an Event of Default under the applicable Indenture with respect to Debt Securities of any series:

•	failure to pay principal or premium on any Debt Security of that series when due;

•	failure to pay any interest on any Debt Security of that series when due, continued for 30 days;

•	failure to deposit any sinking fund payment, when due, on any Debt Security of that series;

•

failure to perform any of our other covenants in the Indenture (other than a covenant included in such Indenture solely for the benefit of a series other than that series) for 60 days after being given written notice by the Trustee or holders of at least 25% in principal amount of the Outstanding Debt Securities of that series;

•

default under the terms of any instrument evidencing or securing any of our Debt or any Guarantor having an outstanding principal amount of $20 million individually or in the aggregate which default results in the acceleration of the payment of all or any portion of such Debt or constitutes the failure to pay all or any portion of the principal amount of such Debt when due;

•

the rendering of one or more final judgments, orders or decrees (not subject to appeal) against us or any Guarantor or Significant Subsidiary in an amount for the payment of money in excess of $20 million that remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired;

•

certain events of bankruptcy, insolvency or reorganization affecting us, any Significant Subsidiary Guarantor or any group of Significant Subsidiaries that together would constitute a Significant Subsidiary Guarantor; and

•

in the case of Debt Securities guaranteed by any Guarantor, the Subsidiary Guarantee of any Guarantor is held by a final non-appealable order or judgment of a court of competent jurisdiction to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of the applicable Indenture) or any Guarantor or any person acting on behalf of any Guarantor denies or disaffirms in writing such Guarantor’s obligations under its Subsidiary Guarantee (other than by reason of a release of such Guarantor from its Subsidiary Guarantee in accordance with the terms of the applicable Indenture).

(Section 501)

If an Event of Default (other than as a result of bankruptcy, insolvency or reorganization) for any series of Debt Securities occurs and continues, the applicable Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series may declare the principal amount of the Debt Securities of that series (or, such portion of the principal amount of such Debt Securities as may be specified in a prospectus supplement) to be due and payable immediately. If an Event of Default results from bankruptcy, insolvency or reorganization, the principal amount of all the Debt Securities of a series (or, such portion of the principal amount of such Debt Securities as may be specified in a prospectus supplement) will automatically become immediately due and payable. If an acceleration occurs, subject to specified conditions, the holders of a majority of the aggregate principal amount of the outstanding Debt Securities of that series may rescind and annul such acceleration. (Section 502)

Other than its duties in case of an Event of Default, a Trustee is not obligated to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders, unless the Holders offer the Trustee reasonable indemnity. (Section 603) Subject to the indemnification of the Trustees, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Section 512)

The Holders of Debt Securities of any series will not have any right to institute any proceeding with respect to the applicable Indenture unless:

•	the Holder previously gave written notice to the Trustee of an Event of Default with respect to that series;

•

the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series have made a written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; and

•

the Trustee fails to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 15 days after such notice, request and offer. (Section 507)

However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal, interest or premium on such Debt Security on or after the applicable due date specified in such Debt Security. (Section 508)

We will be required to furnish to each Trustee annually a statement by certain of our officers as to whether or not we are in default in the performance of any of the terms of the applicable Indenture. (Section 1004)

Amendment and Waiver

Except as otherwise indicated in the applicable prospectus supplement, we, the Guarantors (if applicable) and the applicable Trustee may make modifications and amendments of the Indentures without the consent of the Holders of the Debt Securities in certain circumstances, including:

(1)    to evidence the succession under the Indenture of another Person to us or any Guarantor and the assumption by any such successor of our or any Guarantor’s obligations to Holders of the Debt Securities;

(2)    to add to our covenants for the benefit of the Holders of all or any series of Debt Securities (and if such covenants are to be for the benefit of less than all series of Debt Securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power herein conferred upon us;

(3)    to add any additional Events of Default;

(4)    to add to or change any of the provisions of the Indenture to permit or facilitate the issuance of Debt Securities (i) in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or (ii) in uncertificated form;

(5)    to add to, change or eliminate any of the provisions of the Indenture, provided that any such addition, change or elimination (A) shall neither (i) apply to any Debt Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the Holder of any such Debt Security with respect to such provision or (B) shall become effective only when there is no such Debt Security Outstanding;

(6)    to secure the Debt Securities;

(7)    to establish the form or terms of Debt Securities of any series;

(8)    to evidence and provide for the acceptance of appointment under the Indenture of a successor Trustee and to provide for or facilitate the administration of the trusts hereunder by more than one Trustee;

(9)    to cure any ambiguity, to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Indenture, provided that such action pursuant to this Clause (9) shall not adversely affect the interests of the Holders of Debt Securities of any series in any material respect; or

(10)    to add new Guarantors.

(Section 901)

Except as otherwise indicated in the applicable prospectus supplement, other modifications and amendments of the Indentures may be made by us, the Guarantors (if applicable) and the applicable Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby:

(1)    change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security,

(2)    reduce the principal amount of, or any premium or interest on, any Debt Security,

(3)    reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof,

(4)    change the place or currency of payment of principal of, or any premium or interest on, any Debt Security,

(5)    impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security,

(6)    in the case of Subordinated Debt Securities, modify the subordination provisions in a manner adverse to the Holders of the Subordinated Debt Securities,

(7)    except as provided in the applicable Indenture, release the Subsidiary Guarantee of a Guarantor,

(8)    reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture,

(9)    reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or

(10)    modify such provisions with respect to modification and waiver.

(Section 902)

The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive compliance by us with certain restrictive provisions of the applicable Indenture. The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series affected. (Section 513)

The Indentures provide that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under such Indenture as of any date, (A) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the Maturity thereof to such date, (B) if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security and (C) the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (A) or (B) above, of the amount described in such clause). Certain Debt Securities, including those for whose payment or redemption money has been deposited or set aside in trust for the Holders and those that have been fully defeased pursuant to Section 1502, will not be deemed to be Outstanding. (Section 101)

Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, such action may be taken only by persons who are Holders of Outstanding Debt Securities of that series on the record date. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other period as may be specified by us (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time. (Section 104)

Satisfaction and Discharge

Unless otherwise indicated in the applicable prospectus supplement, the Indentures will be discharged and cease to be of further effect with respect to any series of Debt Securities issued thereunder, when either:

(1)(A) all outstanding Debt Securities of that series that have been authenticated and delivered (other than Debt Securities that have been replaced or for which funds payment money has been deposited in trust and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(B) all such Debt Securities not delivered to the Trustee for cancellation

(i) have become due and payable, or

(ii) will become due and payable at their Stated Maturity within one year, or

(iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee of the Company,

and, in each case, we have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust in an amount sufficient to pay and discharge the entire indebtedness on such

Debt Securities not delivered to the Trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of Securities which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be;

(2) we have paid or caused to be paid all other sums payable by us under such Indenture with respect to that series of Debt Securities; and

(3) we have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that (i) all conditions precedent herein relating to the satisfaction and discharge of this Indenture with respect to such Debt Securities have been complied with and (ii) such satisfaction and discharge will not result in a breach or violation of, or constitute default under, such Indenture or any other material agreement or instrument to which we are a party or are bound.

(Section 401)

Legal Defeasance and Covenant Defeasance

If and to the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have the provisions of the Indentures relating to defeasance and discharge of indebtedness (Section 1502), which we call “legal defeasance,” and to defeasance of certain restrictive covenants (Section 1503), which we call “covenant defeasance,” applied to the Debt Securities of any series, or to any specified part of a series.

Legal Defeasance.  The Indentures provide that, upon our exercise of our option (if any) we will be discharged from all our obligations, and have the subordination provisions of any Subordinated Indenture (if any) cease to be effective, with respect to the applicable Debt Securities upon the deposit in trust for the benefit of the holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities.

Such defeasance or discharge may occur only if, among other things,

(1)    we have delivered to the applicable Trustee an Opinion of Counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders and beneficial owners of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur;

(2)    no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing;

(3)    such deposit, defeasance and discharge will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we or any Significant Subsidiary is a party or by which we or any Significant Subsidiary is bound;

(4)    in the case of Subordinated Debt Securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on or other obligations in respect of any of our Senior Indebtedness shall have occurred and be continuing and no other event of default with respect to any of our Senior Indebtedness shall have occurred and be continuing permitting after notice or the lapse of time, or both, the acceleration thereof; and

(5)    we have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940.

(Sections 1502 and 1504)

Any additional conditions to the discharge of our obligations with respect to a series of Debt Securities will be described in an applicable prospectus supplement.

Covenant Defeasance.  The Indentures provide that, upon our exercise of our option (if any), we may omit to comply with specified restrictive covenants as described in an applicable prospectus supplement, and the occurrence of specified Events of Default in “—Events of Default” and any Events of Default described in an applicable prospectus supplement will not be deemed to either be or result in an Event of Default and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, in each case with respect to such Debt Securities. In order to exercise such option, we must deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such covenant defeasance may occur only if we have delivered to the applicable Trustee an Opinion of Counsel that in effect says that Holders and beneficial owners of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur and the requirements set forth in clauses (2), (3), (4) and (5) above are satisfied. If we exercise this option with respect to any Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments. (Sections 1503 and 1504) Any additional conditions to exercising this option with respect to a series of Debt Securities will be described in an applicable prospectus supplement to the extent material.

Notices

Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register. (Sections 101 and 106)

Title

We, the Guarantors, the Trustees and any agent of ours may treat the Person in whose name a Debt Security is registered as the absolute owner of the Debt Security, whether or not such Debt Security may be overdue, for the purpose of making payment and for all other purposes. (Section 309)

Governing Law

The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 112)

Trustee

We will enter into the Indentures with a Trustee that is qualified to act under the Trust Indenture Act of 1939, as amended, and with any other Trustees chosen by us and appointed in a supplemental indenture for a particular series of Debt Securities. We may maintain a banking relationship in the ordinary course of business with our Trustee and one or more of its affiliates.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of (a) 100,000,000 shares of Class A common stock, $.01 par value, (b) 30,000,000 shares of Class B common stock, $.01 par value and (c) 3,000,000 shares of preferred stock, $.10 par value. As of August 20, 2009, we had 29,749,558 outstanding shares of Class A common stock, 12,029,375 outstanding shares of Class B common stock and no outstanding shares of preferred stock.

We have summarized certain of the material provisions of our Class A and Class B common stock below. We urge you to read our Amended and Restated Certificate of Incorporation (which was filed as an exhibit to our Registration Statement on Form S-1 (File No. 333-33295)), our Certificate of Amendment to our Amended and Restated Certificate of Incorporation (which is filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 1999) and Amended and Restated Bylaws of Sonic (as amended February 9, 2006) (which was filed as an exhibit to our Current Report on Form 8-K filed February 13, 2006) for a detailed description of the provisions thereof summarized below.

Preferred Stock

As of the date of this prospectus, no shares of preferred stock are outstanding. Our board of directors may authorize the issuance of preferred stock in one or more series and may determine, with respect to any series, the designations, powers, preferences and rights of that series, and the qualifications, limitations and restrictions of that series, including:

•	the number of shares of the series, which number may thereafter be increased or decreased by our board of directors (but not below the number of shares of that series then outstanding);

•	whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series;

•	the conditions under which and the dates upon which dividends will be payable, and the relation which those dividends will bear to the dividends payable on any other class or classes of stock;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on and the preferences of shares of the series, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company;

•

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of that other class or series or that other security, the conversion price or prices or rate or rates, that adjustments to that price or those prices or that rate or those rates, the date or dates as of which those shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of shares of that series.

The prospectus supplement will describe the material terms of any series of preferred stock offered by it. The registration statement of which this prospectus forms a part will incorporate by reference the certificate of designation for any series of preferred stock as an exhibit.

We believe that the ability of our board of directors to issue one or more series of preferred stock from our undesignated preferred stock will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise. Our authorized shares of preferred stock will be available for issuance without further action by our stockholders, unless that action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. The New York Stock Exchange currently requires stockholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in an increase in the number of shares of common stock outstanding, or in the amount of voting securities outstanding, of at least 20%.

Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of that series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors may decide to issue those shares based on its judgment as to the best interests of our company and our stockholders. Our board of directors, in so acting, could issue preferred stock having terms that could discourage a potential acquiror from making an unsolicited and unwanted acquisition attempt through which that acquirer may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of that stock.

Common Stock

Sonic’s Class A common stock and Class B common stock are equal in all respects except for voting rights, conversion rights of the Class B common stock and as required by law, as discussed more fully below.

Voting Rights; Conversion of Class B Common Stock to Class A Common Stock

The voting powers, preferences and relative rights of the Class A common stock and the Class B common stock are subject to the following provisions. Holders of Class A common stock have one vote per share on all matters submitted to a vote of the stockholders of Sonic. Holders of Class B common stock are entitled to 10 votes per share except as described below. Holders of all classes of common stock entitled to vote will vote together as a single class on all matters presented to the stockholders for their vote or approval except as otherwise required by Delaware law. There is no cumulative voting with respect to the election of directors.

In the event any shares of Class B common stock held by a member of the Smith Group (as defined below) are transferred outside of the Smith Group, such shares will automatically be converted into shares of Class A common stock. In addition, if the total number of shares of common stock held by members of the Smith Group is less than 15% of the total number of shares of common stock outstanding, all of the outstanding shares of Class B common stock automatically will be reclassified as Class A common stock. In any merger, consolidation or business combination, the consideration to be received per share by holders of Class A common stock must be identical to that received by holders of Class B common stock, except that in any such transaction in which shares of common stock are distributed, such shares may differ as to voting rights to the extent that voting rights now differ between our classes of common stock.

Notwithstanding the foregoing, the holders of Class A common stock and Class B common stock vote as a single class, with each share of each Class entitled to one vote per share, with respect to any transaction proposed or approved by the board of directors of Sonic or proposed by or on behalf of holders of the Class B common stock or as to which any member of the Smith Group or any affiliate thereof has a material financial interest other than as a then existing stockholder of Sonic constituting a

•	“going private” transaction;

•	sale or other disposition of all or substantially all of Sonic’s assets; or

•

sale or transfer that would cause the nature of Sonic’s business to be no longer primarily oriented toward automobile dealership operations and related activities, or merger or consolidation of Sonic in which the holders of the common stock will own less than 50% of the common stock following such transaction.

A “going private” transaction is defined as any “Rule 13e-3 Transaction,” as such term is defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934. An “affiliate” is defined as (a) any individual or entity who or that, directly or indirectly, controls, is controlled by, or is under common control with any member of the Smith Group, (b) any corporation or organization (other than Sonic or a majority-owned subsidiary of Sonic) of which any member of the Smith Group is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any Class of voting securities, or in which any member of the Smith Group has a substantial beneficial interest, (c) a voting trust or similar arrangement pursuant to which any member of the Smith Group generally controls the vote of the shares of common stock held by or subject to such trust or arrangement, (d) any other trust or estate in which any member of the Smith Group has a substantial beneficial interest or as to which any member of the Smith Group serves as trustee or in a similar fiduciary capacity or (e) any relative or spouse of any member of the Smith Group or any relative of such spouse, who has the same residence as any member of the Smith Group.

As used in this prospectus, the term the “Smith Group” consists of the following persons:

•	Mr. O. Bruton Smith and his guardian, conservator, committee, or attorney-in-fact;

•	William S. Egan and his guardian, conservator, committee, or attorney-in-fact;

•	each lineal descendant of Messrs. Smith and Egan (a “Descendant”) and their respective guardians, conservators, committees or attorneys-in-fact; and

•	each “Family Controlled Entity.”

The term “Family Controlled Entity” means (a) any not-for-profit corporation if at least 80% of its board of directors is composed of Mr. Smith, Mr. Egan and/or Descendants; (b) any other corporation if at least 80% of the value of its outstanding equity is owned by members of the Smith Group; (c) any partnership if at least 80% of the value of the partnership interests are owned by members of the Smith Group; and (d) any limited liability or similar company if at least 80% of the value of the company is owned by members of the Smith Group.

Under Sonic’s charter and Delaware law, the holders of Class A common stock and/or Class B common stock are each entitled to vote as a separate class, as applicable, with respect to any amendment to Sonic’s Certificate that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or modify or change the powers, preferences or special rights of the shares of such Class so as to affect such Class adversely.

Dividends

Holders of the Class A common stock and the Class B common stock are entitled to receive ratably such dividends, if any, as are declared by our Board of Directors out of funds legally available for that purpose. An additional requirement is that dividends paid in shares of Class A common stock shall be paid only to holders of Class A common stock, and dividends paid in shares of Class B common stock shall be paid only to holders of Class B common stock. Sonic’s charter provides that if there is any dividend, subdivision, combination or reclassification of either Class of common stock, a proportionate dividend, subdivision, combination or reclassification of the other Class of common stock must be made at the same time.

Other Rights

Stockholders of Sonic have no preemptive or other rights to subscribe for additional shares. In the event of the liquidation, dissolution or winding up of Sonic, holders of Class A common stock and Class B common stock are entitled to share ratably in all assets available for distribution to holders of common stock after payment in full of creditors. No shares of any Class of common stock are subject to a redemption or a sinking fund.

Delaware Law, Certain Charter and Bylaw Provisions

Certain provisions of Delaware law and of Sonic’s charter and bylaws, summarized in the following paragraphs, may be considered to have an antitakeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in such stockholder’s best interest, including such an attempt as might result in payment of a premium over the market price for shares held by stockholders.

Delaware Antitakeover Law.  Sonic is subject to the applicable provisions of the Delaware General Corporation Law, including Section 203. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which such person became an interested stockholder unless: (a) prior to such date, the Board of Directors approved either the business combination or the transaction, which resulted in the stockholder becoming an interested stockholder; or (b) upon becoming an interested stockholder, the stockholder then owned at least 85% of the voting stock, as defined in Section 203; or (c) subsequent to such date, the business combination is approved by both the Board of Directors and by holders of at least 66 2/3% of the corporation’s outstanding voting stock, excluding shares owned by the interested stockholder. For these purposes, the term “business combination” includes mergers, asset sales and other similar transactions with an “interested stockholder.” An “interested stockholder” is a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation’s voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, Sonic to date has not made this election.

Special Meetings of Stockholders.  Sonic’s bylaws provide that special meetings of stockholders may be called only by the Chairman or by the Secretary or any Assistant Secretary at the request in writing of a majority of Sonic’s Board of Directors. Sonic’s bylaws also provide that no action required to be taken or that may be taken at any annual or special meeting of stockholders may be taken without a meeting; the powers of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied. These provisions may make it more difficult for stockholders to take action opposed by the Board of Directors.

Advance Notice Requirements for Stockholders Proposals and Director Nominations.  Sonic’s bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or a special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive office of Sonic, (a) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not less than 60 days nor more than 90 days prior to such anniversary date, and, (b) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, or in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. Our bylaws also specify certain requirements for a stockholder’s notice to be in proper written form. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

Conflict of Interest Procedures.  Sonic’s charter contains provisions providing that transactions between Sonic and its affiliates must be no less favorable to Sonic than would be available in transactions involving arms’

length dealing with unrelated third parties. Moreover, any such transaction involving aggregate payments in excess of $500,000 must be approved by a majority of Sonic’s directors and a majority of Sonic’s independent directors. Otherwise, Sonic must obtain an opinion as to the financial fairness of the transactions to be issued by an investment banking or appraisal firm of national standing.

Limitation of Liability of Officers and Directors

Delaware law authorizes corporations to limit or eliminate the personal liability of officers and directors to corporations and their stockholders for monetary damages for breach of officers’ and directors’ fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, officers and directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, officers and directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission.

Our certificate of incorporation limits the liability of our officers and directors to us and our stockholders to the fullest extent permitted by Delaware law. Specifically, our officers and directors will not be personally liable for monetary damages for breach of an officer’s or director’s fiduciary duty in such capacity, except for liability

•	for any breach of the officer’s or director’s duty of loyalty to us or our stockholders,

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or

•	for any transaction from which the officer or director derived an improper personal benefit.

The inclusion of this provision in our certificate of incorporation may reduce the likelihood of derivative litigation against our officers and directors, and may discourage or deter stockholders or management from bringing a lawsuit against our officers and directors for breach of their duty of care, even though such an action, if successful, might have otherwise benefited us and our stockholders.

Both our certificate of incorporation and bylaws provide indemnification to our officers and directors and certain other persons with respect to certain matters to the maximum extent allowed by Delaware law as it exists now or may hereafter be amended. These provisions do not alter the liability of officers and directors under federal securities laws and do not affect the right to sue (nor to recover monetary damages) under federal securities laws for violations thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Sonic pursuant to the foregoing provisions, Sonic has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

Our transfer agent and registrar of our common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF WARRANTS

We may issue Class A common stock warrants for the purchase of our Class A common stock. Class A common stock warrants are referred to in this prospectus as “Warrants.” Warrants may be issued independently or together with any Class A common stock, preferred stock or Debt Securities offered by any prospectus supplement and may be attached to or separate from the Class A common stock, preferred stock or Debt Securities.

Each series of Warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with warrant certificates evidencing the Warrants. The warrant agent will not assume any obligation or relationship of agency or trust for or with any holders of warrant certificates or beneficial owners of Warrants.

The following description summarizes the material terms of the Warrants. You should read the warrant agreement and warrant certificates for provisions summarized below and others that may be important to you. We will file a copy of the warrant agreement and warrant certificate in connection with an offering of warrants. The registration statement of which this prospectus forms a part will incorporate by reference the form of warrant agreement and warrant certificate as exhibits.

General

The prospectus supplement relating to a particular series of warrants will summarize the material provisions of the series of Warrants, including, where applicable, the following:

•	the title of the Warrants;

•	the offering price;

•	the currency or currency units in which the purchase price for offered Warrants may be payable;

•	the number of shares of Class A common stock purchasable upon the exercise of a Warrant;

•	the redemption or call provisions, if any, applicable to the Warrants;

•	the date on and after which the Warrants and the related shares of Class A common stock or preferred stock or the related Debt Securities will be separately transferable;

•	the price and currency or currency units at which the shares of Class A common stock, as the case may be, may be purchased upon exercise;

•	the date on which the right to exercise the Warrants begins and the date on which the right to exercise expires (the “expiration date”);

•	the minimum and maximum amount of Warrants that may be exercised at any one time;

•	the antidilution provisions of the Warrants, if any;

•	United States federal income tax consequences applicable to that Warrant;

•	whether the Warrants represented by the warrant certificates will be issued in registered or bearer form;

•	procedures for cashless exercise, if any, for the Warrants; and

•	any other terms of the Warrants, including terms, procedures and limitations relating to exchange and exercise of the Warrants.

Transfers and Exchange

Warrant certificates may be exchanged for new warrant certificates of different denominations, may, if in registered form, be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent. We may specify other offices where these activities may be conducted in an applicable prospectus supplement. Before the exercise of any Warrants, holders of the Warrants will not have any of the rights of holders of Class A common stock, as applicable, purchasable upon exercise. This means holders of Warrants will not have the right to receive payments of dividends, if any, on the Class A common stock purchasable upon such exercise or to exercise any applicable right to vote.

Exercise

Each Warrant will entitle its holder to purchase the number of shares of Class A common stock at the exercise price that is set forth in, or calculable from, the applicable prospectus supplement. Holders will be able to exercise Warrants at any time up to the time on the expiration date set forth in the applicable prospectus supplement. After that time, or a later date to which such expiration date may be extended by us, unexercised Warrants will become void.

Holders will be able to exercise Warrants by delivering to the warrant agent at its corporate trust office warrant certificates properly completed and paying the exercise price. As soon as practicable after such delivery, we will issue and deliver to the indicated holder the shares of Class A common stock issuable upon that exercise. If fewer than all of the Warrants represented by a warrant certificate are exercised, we will issue a new warrant certificate for the remaining number of Warrants.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus to or through underwriters, agents or dealers or directly to one or more purchasers without using underwriters, agents or dealers.

The accompanying supplement to this prospectus will identify or describe:

•	any underwriters, agents or dealers;

•	their compensation;

•	the net proceeds to us;

•	the purchase price of the securities;

•	the initial public offering price of the securities; and

•	any exchange on which the securities are listed or to which application will be made to list the securities.

We may designate agents to solicit purchases for the period of their appointment and to sell securities on a continuing basis, including pursuant to “at the market offerings”.

We may offer these securities to the public through underwriting syndicates represented by managing underwriters or through underwriters without a syndicate. If underwriters are used, the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise indicated in the applicable supplement, the obligations of the underwriters to purchase the securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all the securities offered if any of the securities are purchased. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Underwriters and agents may from time to time purchase and sell the securities described in this prospectus and the applicable supplement in the secondary market, but are not obligated to do so. No assurance can be given that there will be a secondary market for the securities or liquidity in the secondary market if one develops. From time to time, underwriters and agents may make a market in the securities.

In order to facilitate the offering of the securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of these securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the debt securities for their own accounts. In addition, to cover over-allotments or to stabilize the price of the securities or of any other securities, the underwriters may bid for, and purchase, the securities or any other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering, if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Underwriters named in an applicable supplement are, and dealers and agents named in an applicable supplement may be, deemed to be “underwriters” within the meaning of the Securities Act in connection with the securities offered thereby, and any discounts or commissions they receive from us and any profit on their resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. We may have agreements with the underwriters, agents and dealers to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect of these liabilities. Underwriters, agents and dealers may engage in transactions with or perform services for Sonic or our subsidiaries and affiliates in the ordinary course of business.

If indicated in an applicable supplement, we will authorize dealers acting as our agents to solicit offers from some institutions to purchase our securities at the public offering price given in that supplement under “Delayed Delivery Contracts” providing for payment and delivery on the date or dates stated in such supplement. Each contract will be for an amount not less than, and the aggregate principal amount of securities sold under the contracts will not be less nor more than, the respective amounts stated in the applicable supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to our approval. Contracts will not be subject to any conditions except that:

•

the purchase by an institution of the securities covered by its contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and

•	if the securities are being sold to underwriters, we will have sold to the underwriters the total principal amount of the securities less the principal amount covered by contracts.

One or more firms, referred to as “remarketing firms”, may also offer or sell the securities, if the applicable supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The applicable supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

The applicable supplement will indicate whether we intend to apply to list the securities on a securities exchange.

LEGAL MATTERS

The validity of the securities issuable under this prospectus will be passed upon for Sonic by Moore & Van Allen PLLC, Charlotte, North Carolina.

EXPERTS

The consolidated financial statements of Sonic Automotive, Inc. for the year ended December 31, 2008 incorporated by reference into this Prospectus and Registration Statement from Sonic Automotive, Inc.’s Form 8-K dated August 21, 2009 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Notes 1 and 6 to the consolidated financial statements), included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements for the years ended December 31, 2006 and 2007 incorporated into this prospectus by reference from Sonic Automotive, Inc.’s Current Report on Form 8-K dated August 21, 2009 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report thereon included therein, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION ABOUT SONIC

We file annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 001-13395). You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at l-800-SEC-0330. Copies may be obtained from the SEC by paying the required fees. The SEC maintains an internet website that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC. The SEC’s website is http://www.sec.gov. Information that we file with the SEC may also be read and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. In addition, you may access all of such filings on our website at http://www.sonicautomotive.com.

The SEC allows us to “incorporate by reference” into this prospectus information we file with them, which means that we can disclose important information to you by referring to documents we have previously filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we terminate this offering:

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

(2)	Our definitive proxy statement dated April 8, 2009;

(3)	Our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2009;

(4)	Our Quarterly Report on Form 10-Q for our fiscal quarter ended June 30, 2009;

(5)	Our Current Report on Form 8-K filed February 13, 2009;

(6)	Our Current Report on Form 8-K filed April 3, 2009;

(7)	Our Current Report on Form 8-K filed May 5, 2009;

(8)	Our Current Report on Form 8-K filed May 13, 2009;

(9)	Our Current Report on Form 8-K filed May 15, 2009;

(10)	Our Current Report on Form 8-K furnished May 28, 2009;

(11)	Our Current Report on Form 8-K furnished August 21, 2009;

(12)	Our Current Report on Form 8-K filed August 21, 2009; and

(13)	The description of our Class A common stock contained in our Registration Statement on Form 8-A, as amended, filed with the SEC pursuant to Section 12 of the Exchange Act, including all amendments and reports updating such description.

We will provide upon request a free copy of any or all of the documents incorporated by reference into this prospectus (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference) to anyone who receives this prospectus. Written or telephone requests should be directed to Mr. Stephen K. Coss, Senior Vice President and General Counsel, 6415 Idlewild Road, Suite 109, Charlotte, North Carolina 28212, telephone (704) 566-2400.

This prospectus is a part of our Registration Statement on Form S-3 filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. Statements about the contents of contracts or other documents contained in this prospectus or in any other filing to which we refer you are not necessarily complete. You should review the actual copy of these documents filed as an exhibit to the registration statement or such other filing. You may obtain a copy of the registration statement and the exhibits filed with it from the SEC at any of the locations listed above.

$125,000,000

Sonic Automotive, Inc.

    % Convertible Senior Notes due 2029

PROSPECTUS SUPPLEMENT

J.P. Morgan		BofA Merrill Lynch

Wells Fargo Securities	Moelis & Company	Stephens Inc.

                    , 2009